Exhibit 10.1

CANADIAN BENCHMARK REPLACEMENT CONFORMING CHANGES AMENDMENT

THIS CANADIAN BENCHMARK REPLACEMENT CONFORMING CHANGES AMENDMENT (this “Agreement”), dated as of June 28, 2024, is entered into by BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, VIAD CORP, a Delaware corporation (the “Top Borrower”), BREWSTER INC., an Alberta corporation (the “Co-Borrower” and, together with the Top Borrower, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, have entered into that certain Credit Agreement, dated as of July 30, 2021 (as amended by that certain First Amendment, dated as of March 23, 2022, that certain LIBOR Transition Amendment, dated as of February 6, 2023, that certain Second Amendment, dated as of March 28, 2023, that certain Third Amendment, dated as of October 6, 2023, that certain Fourth Amendment, dated as of April 26, 2024, and as further amended, modified, extended, restated, replaced, or supplemented prior to the Amendment Effective Date (as defined below), the “Credit Agreement”);

WHEREAS, certain loans and/or other extensions of credit (the “Alternative Currency Term Rate Loans”) under the Credit Agreement denominated in Canadian Dollars incur or are permitted to incur interest, fees, commissions or other amounts based on the Canadian Dollar Offered Rate (“CDOR”) in accordance with the terms of the Credit Agreement; and

WHEREAS, CDOR has been or will be replaced with the Canadian Benchmark Replacement (as defined in the Credit Agreement) in accordance with the Credit Agreement and, in connection therewith, the Administrative Agent is exercising its right to make certain conforming changes in connection with the implementation of the applicable Canadian Benchmark Replacement as set forth herein.

NOW, THEREFORE, in accordance with the terms of the Credit Agreement, this Agreement is entered into by the Administrative Agent:

1. Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement, as amended by this Agreement.

2. Canadian Benchmark Adjustment. The Top Borrower and the Administrative Agent have selected, in accordance with the Credit Agreement, the Canadian Benchmark Adjustment with respect to the Canadian Benchmark Replacement, which shall be equal to (i) 0.29547% (29.547 basis points) for an Interest Period of one-month’s duration and (ii) 0.32138% (32.138 basis points) for an Interest Period of three-months’ duration, and such selection is hereby acknowledged by the Top Borrower and the Administrative Agent.

3. Amendments.

(a) Subject to the satisfaction of the conditions set forth in Section 5 of this Agreement, the Credit Agreement shall be amended and modified as of the Amendment Effective Date (i) to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth on Appendix A hereto and (ii) to amend and restate Exhibit A to the Credit Agreement in its entirety in the form of Exhibit A attached hereto as Appendix B.

(b) On and after the Amendment Effective Date (i) Canadian Dollars shall not be considered a currency for which there is a published CDOR Rate (as defined in the Credit Agreement), and (ii) any request for a new Loan denominated in Canadian Dollars, or to continue an existing CDOR Rate Loan (as defined in the Credit Agreement) denominated in Canadian Dollars, shall be deemed to be a request for a new Loan denominated in Canadian Dollars bearing interest at the Alternative Currency Term Rate; provided, that, to the extent any Loan bearing interest at the CDOR Rate is outstanding on the Amendment Effective Date, such Loan shall continue to bear interest at the CDOR Rate until the end of the current Interest Period or payment period applicable to such Loan.

4. Conflict with Loan Documents. In the event of any conflict between the terms of this Agreement and the terms of the Credit Agreement or the other Loan Documents, the terms hereof shall control.

5. Conditions Precedent. This Agreement shall become effective on the date that all Available Tenors of CDOR have either permanently or indefinitely ceased to be provided by Refinitiv Benchmark Services (UK) Limited (such date, the “Amendment Effective Date”), upon proper execution by the Administrative Agent and, solely for purposes of Section 2 of this Agreement, by the Top Borrower of a counterpart of this Agreement.

6. Notice. As of the Amendment Effective Date, the Administrative Agent hereby notifies the Top Borrower and the Lenders of (i) the implementation of the Canadian Benchmark Replacement and (ii) the effectiveness of the Canadian Benchmark Replacement Conforming Changes, in each case, pursuant to this Agreement. To the extent the Credit Agreement requires the Administrative Agent to provide notice that any of the foregoing events has occurred, this Agreement constitutes such notice.

7. Miscellaneous.

(a) This Agreement is a Loan Document.

(b) This Agreement may be in the form of an electronic record (in “.pdf” form or otherwise) and may be executed using electronic signatures, which shall be considered as originals and shall have the same legal effect, validity and enforceability as a paper record. This Agreement may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts shall be one and the same Agreement. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent of a manually signed Agreement which has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed Agreement converted into another format, for transmission, delivery and/or retention.

(c) Any provision of this Agreement held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d) The terms of the Credit Agreement with respect to governing law, submission to jurisdiction, waiver of venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis.

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The Administrative Agent has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Erik Truette
	Name:	Erik Truette
	Title:	Vice President

[Signature Page to Canadian Benchmark Replacement Conforming Changes Amendment]

TOP BORROWER:	SOLELY FOR PURPOSES OF SECTION 2 OF THIS AGREEMENT, VIAD CORP, as the Top Borrower

	By:	/s/ Carrie J. Long
	Name:	Carrie J. Long
	Title:	EVP Treasury & IR

[Signature Page to Canadian Benchmark Replacement Conforming Changes Amendment]

Appendix A

Amended Credit Agreement

[See attached]

Appendix A

Published Deal CUSIP: 92553BAJ2

Published CUSIP for Revolving Credit Facility: 92553BAK9

Published CUSIP for Initial Term Facility: 92553BAL7

CREDIT AGREEMENT

Dated as of July 30, 2021

among

VIAD CORP,

as the Top Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, L/C Issuer, Swing Line Lender and Lender

and

The Other Lenders Party Hereto

BANK OF AMERICA, N.A., TRUIST SECURITIES, INC., KEYBANC CAPITAL

MARKETS INC. and BMO CAPITAL MARKETS CORP.,

as Joint Lead Arrangers and Joint Bookrunners

TRUIST BANK, KEYBANK NATIONAL ASSOCIATION and BANK OF MONTREAL,

as Co-Syndication Agents

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		110

3.01	Taxes	110
3.02	Illegality	114
3.03	Inability to Determine Rates	115
3.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves	119
3.05	Compensation for Losses	121
3.06	Matters Applicable to all Requests for Compensation	122
3.07	Survival	122

ARTICLE IV CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS		122

4.01	Conditions of Effectiveness	122
4.02	Conditions to all Credit Extensions	124

ARTICLE V REPRESENTATIONS AND WARRANTIES		125

5.01	Existence, Qualification and Power	125
5.02	Authorization; No Contravention	125
5.03	Governmental Authorization; Other Consents	126
5.04	Binding Effect	126
5.05	Financial Statements; No Material Adverse Effect	126
5.06	Litigation and Contingent Obligations	126
5.07	No Default	127
5.08	Ownership of Property; Liens	127
5.09	Environmental Compliance	127
5.10	Insurance	127
5.11	Taxes	127
5.12	ERISA Compliance	128
5.13	Subsidiaries	128
5.14	Margin Regulations; Investment Company Act	129
5.15	Disclosure	129
5.16	Intellectual Property; Licenses, Etc.	129
5.17	Collateral Documents	129
5.18	OFAC	130
5.19	Anti-Corruption Laws	130
5.20	Compliance with Laws	130
5.21	Affected Financial Institutions	130
5.22	[Reserved]	130
5.23	[Reserved]	130
5.24	Solvency	130
5.25	Senior Debt	130

ARTICLE VI AFFIRMATIVE COVENANTS		131

6.01	Financial Statements	131
6.02	Certificates; Other Information	131
6.03	Notices	133
6.04	Preservation of Existence, Etc.	134

6.05	Maintenance of Properties	134
6.06	Maintenance of Insurance	134
6.07	Compliance with Laws and Contractual Obligations	135
6.08	Books and Records	135
6.09	Inspection Rights	135
6.10	Use of Proceeds	136
6.11	Environmental Covenant	136
6.12	[Reserved]	136
6.13	Additional Guarantors and Collateral	137
6.14	Maintenance of Ratings	138
6.15	Anti-Corruption Laws	138
6.16	Taxes	138
6.17	Designation of Subsidiaries	138

ARTICLE VII NEGATIVE COVENANTS		139

7.01	Liens	139
7.02	Investments	142
7.03	Indebtedness	144
7.04	Fundamental Changes	148
7.05	Dispositions	149
7.06	Restricted Payments	151
7.07	Change in Nature of Business	152
7.08	Transactions with Affiliates	152
7.09	Negative Pledges and Other Contractual Restrictions	152
7.10	Financial Covenants	153
7.11	Use of Proceeds	156
7.12	Certain Prepayments of Indebtedness	156
7.13	Amendments of Organizational Documents and Crestview Documents	157

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		157

8.01	Events of Default	157
8.02	Remedies Upon Event of Default	159
8.03	Application of Funds	160

ARTICLE IX ADMINISTRATIVE AGENT		161

9.01	Appointment and Authority	161
9.02	Rights as a Lender	162
9.03	Exculpatory Provisions	162
9.04	Reliance by the Administrative Agent	163
9.05	Delegation of Duties	164
9.06	Resignation of the Administrative Agent	164
9.07	Non-Reliance on Administrative Agent and Other Lenders	165
9.08	No Other Duties, Etc.	166
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	166

9.10	Collateral and Guaranty Matters	167
9.11	Secured Hedge Agreements and Secured Cash Management Banks	169
9.12	Recovery of Erroneous Payments	169

ARTICLE X MISCELLANEOUS		169

10.01	Amendments, Etc.	169
10.02	Notices and Other Communications; Facsimile Copies	172
10.03	No Waiver; Cumulative Remedies	174
10.04	Attorney Costs, Expenses and Taxes	174
10.05	Indemnification by the Top Borrower; Reimbursement by Lenders; Waiver	175
10.06	Payments Set Aside	177
10.07	Successors and Assigns	177
10.08	Confidentiality	183
10.09	Set-off	183
10.10	Interest Rate Limitation	184
10.11	Counterparts	184
10.12	Integration	184
10.13	Survival of Representations and Warranties	184
10.14	Severability	185
10.15	[Reserved]	185
10.16	Replacement of Lenders	185
10.17	Governing Law; Jurisdiction; Etc.	186
10.18	Waiver of Right to Trial by Jury	187
10.19	USA PATRIOT Act Notice	187
10.20	[Reserved]	187
10.21	[Reserved]	187
10.22	[Reserved]	187
10.23	[Reserved]	187
10.24	Electronic Execution of Assignments and Certain Other Documents	188
10.25	Entire Agreement	188
10.26	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	188
10.27	No Advisory or Fiduciary Responsibility	189
10.28	[Reserved]	189
10.29	Acknowledgement Regarding Any Supported QFCs	189
10.30	Certain ERISA Matters	190
10.31	Appointment of the Top Borrower	191
10.32	Joint and Several Liability of the Borrowers	192

SCHEDULES

1.01(a)	Significant Subsidiaries
1.01(b)	Initial Term Loan Commitments and Revolving Commitments
2.18	Auction Procedures
5.06	Litigation
5.09	Environmental Matters
5.13	Subsidiaries and Other Equity Investments
5.16	Intellectual Property Matters
6.13	Post-Closing Covenants
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.04	Specified Fundamental Changes
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Form of Revolving Note
C-2	Form of Initial Term Note
C-3	Form of Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F-1-4	Form of U.S. Tax Compliance Certificates
G	Letter of Credit Report

v

CREDIT AGREEMENT

This CREDIT AGREEMENT entered into as of July 30, 2021 (as it may be further amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among VIAD CORP, a Delaware corporation (the “Top Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Period” means a period starting on the day of the consummation of a Material Acquisition and ending on the earlier of (x) the day when the Top Borrower delivers a written Acquisition Period termination notice to the Administrative Agent and (y) the last day of the third full fiscal quarter following the fiscal quarter in which such Material Acquisition was consummated; provided that (a) no more than one Acquisition Period may be elected with respect to any particular Material Acquisition, (b) once any Acquisition Period is in effect, the next Acquisition Period may not commence until the termination of such Acquisition Period then in effect and (c) there must exist at least one fiscal quarter between the end of one Acquisition Period and the commencement of the next Acquisition Period.

“Act” has the meaning specified in Section 10.19.

“Additional Lender” has the meaning specified in Section 2.15(b).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means (a) in the case of the definition of “Business Day”, with respect to Dollars, the Administrative Agent’s address and, as appropriate, account specified in this Agreement with respect to Dollars, or such other address or account with respect to Dollars as the Administrative Agent may from time to time notify the Top Borrower and the Lenders and (b) in all other cases, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Top Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent Parties” has the meaning specified in Section 10.02(b).

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Revolving Commitments” means, at any time, the Revolving Commitments of all Revolving Lenders. As of the Amendment No. 3 Effective Date, the Aggregate Revolving Commitments are in an amount equal to $170,000,000.

“Agreed Currencies” means Dollars and each Alternative Currency.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount (“OID”), upfront fees, a LIBOR, Term SOFR or Base Rate floor, or otherwise, in each case, incurred or payable by the Top Borrower generally to all the lenders of such indebtedness; provided that (a) OID or upfront fees (which shall be deemed to constitute like amounts of OID) payable for the account of the holders of such indebtedness in the primary syndication thereof shall be included (with OID and upfront fees being equated to interest based on an assumed four-year life to maturity) and (b) customary arrangement, underwriting, commitment, amendment, consent or similar fees payable to any arrangers (or their Affiliates) of such Indebtedness shall be excluded.

“Alternative Currency” means, with respect to the Revolving Credit Facility (including Letters of Credit issued thereunder), Canadian Dollars, Euros and Pounds Sterling together with each other currency (other than Dollars) that is approved in accordance with Section 1.10; provided that, for each Alternative Currency, such requested currency is an Eligible Currency.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Credit Extension hereunder denominated in Canadian Dollars, the rate per annum equal to the forward-looking term rate based on CORRA (“Term CORRA”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “Term CORRA Rate”) on the Rate Determination Date with a term equivalent to such Interest Period plus the Term CORRA Adjustment for such Interest Period; provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the Alternative Currency Term Rate. All Alternative Currency Term Rate Loans shall be denominated in Canadian Dollars.

“ Amendment No. 3” means the Third Amendment, dated as of October 6, 2023, among the Borrowers, the Guarantors party thereto, the Lenders party thereto, the L/C Issuers party thereto, the Swing Line Lender and the Administrative Agent.

“Amendment No. 3 Effective Date” has the meaning assigned to such term in Amendment No. 3.

“Amendment No. 4” means the Fourth Amendment, dated as of April 26, 2024, among the Borrowers, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent.

“Amendment No. 4 Effective Date” means April 26, 2024.

“Amendment No. 4 Arrangers” has the meaning set forth in Amendment No. 4.

“Applicable Rate” means:

(a) with respect to any Revolving Commitment, Revolving Loan, and Letter of Credit Fee payable to Lenders under the Initial Revolving Credit Facility and any Swing Line Loans, (i) during the Minimum Liquidity Period, 3.50%, in the case of Term SOFR Loans, Eurocurrency Rate Loans, EURIBO Rate Loans, CDOR Rate Loans (as defined in this Agreement prior to giving effect to the Canadian Benchmark Replacement Conforming Changes Amendment, dated as of June 28, 2024, entered into by the Administrative Agent) and SONIA Rate Loans, 2.50%, in the case of Base Rate Loans, and 0.50%, in the case of an unused fee, and (ii) during the Leverage Test Period, the following rates per annum (expressed in basis points), based upon the Total Net Leverage Ratio as set forth below:

APPLICABLE RATE

PRICING LEVEL	Total Net Leverage Ratio	Unused Fee	Term SOFR, SOFR Daily Floating Rate, Eurocurrency Rate, EURIBO Rate, ~~CDOR~~Alternative Currency Term Rate and SONIA Rate Loans and Letters of Credit	Base Rate, Canadian Prime Rate Loans
1	≤ 2.00x	0.30%	2.50%	1.50%
2	2.00x < x ≤ 2.50x	0.35%	2.75%	1.75%
3	2.50x < x ≤ 3.00x	0.40%	3.00%	2.00%
4	3.00x < x ≤ 3.50x	0.45%	3.25%	2.25%
5	> 3.50x	0.50%	3.50%	2.50%

(b) with respect to any Initial Term Loan, (i) prior to the Amendment No. 4 Effective Date (but excluding such date), 5.00%, in the case of Term SOFR Loans, and 4.00%, in the case of Base Rate Loans and (ii) on and after the Amendment No. 4 Effective Date, 4.25%, in the case of Term SOFR Loans, and 3.25%, in the case of Base Rate Loans;

(c) with respect to any Incremental Term Loan, as set forth in the applicable Incremental Joinder;

(d) with respect to any Other Revolving Loan or Other Term Loan, as set forth in the applicable Refinancing Amendment; and

(e) with respect to any Extended Revolving Loan or Extended Term Loan, as set forth in the applicable Extension Amendment.

Any increase or decrease in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that (i) if a Compliance Certificate is not delivered when due in accordance with Section 6.02(b), then in the case of clause (a) above, Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day after the date such certificate is delivered.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment and, in the case of borrowing requests and payments by any Borrower, notified in writing to the Top Borrower.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, (x) prior to the Amendment No. 4 Effective Date, the Initial Arrangers and (y) from and after the Amendment No. 4 Effective Date, the Initial Arrangers and the Amendment No. 4 Arrangers, collectively.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Finance Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Finance Lease Obligation.

“Auction” has the meaning specified in Section 2.18(a).

“Auction Manager” has the meaning specified in Section 2.18(a).

“Audited Financial Statements” means the audited consolidated balance sheet of the Top Borrower and its Subsidiaries for the fiscal year ended December 31, 2020, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Top Borrower and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the latest then-effective Maturity Date for any Revolving Credit Facility, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06 and (c) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Available Amount” means, on any date, an amount not less than zero, equal to:

(a) an amount (which amount shall not be less than zero) equal to the Cumulative Retained Excess Cash Flow Amount at such time; plus

(b) the amount of Investment Returns not deducted from the definition of “Investment” received by the Top Borrower and its Restricted Subsidiaries from Persons other than Loan Parties after the Closing Date; plus

(c) the net cash proceeds of any issuance by the Top Borrower of common Capital Stock (other than Disqualified Capital Stock) or of any capital contribution received by the Top Borrower, in each case after the Closing Date and prior to such date of determination; plus

(d) upon the redesignation of a Subsidiary that was designated as an Unrestricted Subsidiary as a Restricted Subsidiary, the aggregate amount of any Investment in such Subsidiary that was made pursuant to Section 7.02 prior to such redesignation and is outstanding at the time of such redesignation;

(e) the aggregate amount of Declined Proceeds, minus

(f) the aggregate amount of any (i) Investments made pursuant to Section 7.02(j)(ii), (ii) Restricted Payments made pursuant to Section 7.06(f) and (iii) Junior Prepayments made pursuant to Section 7.12(h) (in each case, in reliance on the then-outstanding Available Amount) since the Closing Date and on or prior to such date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark or Canadian Benchmark is a term rate, any tenor for such Benchmark or such Canadian Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark or such Canadian Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq., as amended.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Term SOFR plus 1.00%; provided that in no event shall the Base Rate (i) with respect to the Initial Revolving Credit Facility be less than 1.00% per annum and (ii) with respect to the Initial Term Facility be less than 1.50% per annum. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan. All Base Rate Committed Loans shall be denominated in Dollars.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Benchmark” means, initially, with respect to any Loan, the Relevant Rate for such Agreed Currency other than the Canadian Benchmark; provided that, if a replacement of any Benchmark has occurred pursuant to Section 3.03(b) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Top Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for syndicated credit facilities denominated in the applicable Agreed Currency at such time; provided that, if the Benchmark Replacement would be less than 0.50% (with respect to the Initial Term Facility) or 0.00% (with respect to the Initial Revolving Credit Facility), the Benchmark Replacement will be deemed to be 0.50% (with respect to the Initial Term Facility) or 0.00% (with respect to the Initial Revolving Credit Facility) for the purposes of this Agreement and the other Loan Documents.

Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than Eurocurrency Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease; provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide any representative tenors of such Benchmark after such specific date.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blitz Entities” means Blitz Communications Group Limited, Telecast Communications (Audio Visual) Limited and Blitz Communications Limited.

“Blitz Liquidation” means the filing for administration, liquidation or such other insolvency process of the Blitz Entities under, and in accordance with, the laws of the United Kingdom.

“Borrowers” means the Top Borrower and the Co-Borrower. A “Borrower” means either of them.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means (a) with respect to any Loans (other than Term SOFR Loans and SOFR Daily Floating Rate Loans), any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York and, if such day relates to any Eurocurrency Rate Loan, means any such day that is also a London Banking Day and (i) if such day relates to (x) any Loans denominated in Euros or (y) payment or purchase of Euros, any day on which TARGET2 payment system is open for the settlement of payments in Euros, (ii) if such day relates to (x) any Loans denominated in Pounds Sterling or (y) payment or purchase of Pounds Sterling, any day on which banks are open for general business in London, (iii) (x) if such day relates to ~~(x) any Loans denominated in Canadian Dollars or (y) payment or purchase of Canadian Dollars,~~any interest rate settings as to an Alternative Currency Term Rate Loan, means any such day on which dealings in deposits in Canadian Dollars are conducted by and between banks in the applicable offshore interbank market for such currency and (y) if such day relates to any fundings, disbursements, settlements and payments in Canadian Dollars in respect of an Alternative Currency Term Rate Loan, or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement in respect of any such Alternative Currency Term Rate Loan (other than any interest rate settings), means any such day on which banks are open for ~~general~~foreign exchange business in ~~Toronto, Ontario~~the principal financial center of the country of such currency, and (iv) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Rate Loans or EURIBO Rate Loans, any day which is a Business Day which is also a day for trading by and between banks in the New York or London interbank market or the principal financial center of such Alternative Currency and (b) with respect to Term SOFR Loans and SOFR Daily Floating Rate Loans, any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Canadian Benchmark” means, initially, the ~~CDOR~~Alternative Currency Term Rate; provided that, if a replacement of the Canadian Benchmark has occurred pursuant to Section 3.03(e), then “Canadian Benchmark” means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Canadian Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Canadian Benchmark Adjustment” means, with respect to any Canadian Benchmark, an adjustment (which may be a positive or negative value or zero) with respect to each Available Tenor of the relevant Canadian Benchmark selected by the Administrative Agent and the Top Borrower giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Canadian Relevant Governmental Body, for Canadian Dollar-denominated syndicated credit facilities at such time.

“Canadian Benchmark Replacement” means, for any Available Tenor~~:(1) For~~, for purposes of clause (~~i~~ii ) of Section 3.03(e)~~, the first alternative set forth below that can be determined by the Administrative Agent:~~

~~(a) the sum of: (i) Term CORRA and (ii) the applicable Canadian Benchmark Adjustment; or~~

~~(b) the sum of: (i) Daily Compounded CORRA and (ii) the applicable Canadian Benchmark Adjustment; and(2) For purposes of clause (ii) of Section 3.03(e)~~, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Top Borrower as the replacement for such Available Tenor of such Canadian Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Canadian Relevant Governmental Body, for Canadian dollar-denominated syndicated credit facilities at such time; provided that, if the Canadian Benchmark Replacement ~~as determined pursuant to clause (1) or (2) above~~ would be less than would be less than 0.00%, the Canadian Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

“Canadian Benchmark Replacement Conforming Changes” means, with respect to any Canadian Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Canadian Prime Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “Alternative Currency Term Rate”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Canadian Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Canadian Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Canadian Benchmark Transition Event” means, with respect to any then-current Canadian Benchmark ~~other than CDOR~~, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Canadian Benchmark, the regulatory supervisor for the administrator of such Canadian Benchmark, the Bank of Canada, an insolvency official with jurisdiction over the administrator for such Canadian Benchmark, a resolution authority with jurisdiction over the administrator for such Canadian Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Canadian Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Canadian Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Canadian Benchmark or (b) all Available Tenors of such Canadian Benchmark are or will no longer be representative of the underlying market and economic reality that such Canadian Benchmark is intended to measure and that representativeness will not be restored.

“Canadian Defined Benefit Pension Plan” means any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars” and “C$” means the lawful currency of Canada.

“Canadian Employee Benefit Plan” means any plan providing benefits to employees or former employees of a Loan Party employed in Canada to which a Loan Party is a party to or bound by or to which any Loan Party has an obligation to contribute relating to the provision of retirement benefits, post-employment or post-retirement benefits, life or accident insurance, hospitalization, health, medical or dental treatment or expenses, disability, employment insurance benefits, vacation pay, severance or termination pay or other employee benefits.

“Canadian Loan Parties” means the Canadian Parent Guarantor, the Co-Borrower and, solely to the extent any Canadian Subsidiary of the Co-Borrower is required to become a Guarantor pursuant to Section 6.13(a), each such Subsidiary.

“Canadian Parent Guarantor” means Brewster Travel Canada, Inc., an Alberta corporation.

“Canadian Pension Event” means (a) the establishment or adoption by a Loan Party or any of its Canadian Subsidiaries of a Canadian Defined Benefit Pension Plan; (b) the failure by a Loan Party or any of its Canadian Subsidiaries to make any required contribution in a timely manner to any Canadian Pension Plan in accordance with the plan’s terms and applicable laws; (c) a Loan Party or any Canadian Subsidiary voluntarily initiating the termination or wind-up in whole or in part of any Canadian Defined Benefit Pension Plan; (d) the occurrence of any event which constitutes grounds under applicable laws for the applicable pension regulator to terminate or wind-up in whole or in part any Canadian Defined Benefit Pension Plan, or to remove or replace a Loan Party or Canadian Subsidiary as the administrator of a Canadian Defined Benefit Pension Plan; or (e) the issuance of notice or commencement of proceedings by an applicable regulator to terminate or wind-up in whole or in part any Canadian Defined Benefit Pension Plan.

“Canadian Pension Plan” means a “registered pension plan” as such term is defined in the Income Tax Act (Canada).

“Canadian Prime Rate” means, for any day, the rate per annum determined by the Administrative Agent to be the higher of (a) the per annum rate of interest designated by Bank of America (acting through its Canada branch) from time to time as its prime rate for commercial loans made by it in Canada in Canadian Dollars, and (b) the ~~CDOR~~Alternative Currency Term Rate for a one-month Interest Period as of such day, plus 1.00%; provided that in no event shall the Canadian Prime Rate be less than zero.

“Canadian Prime Rate Loan” means a Loan that bears interest based on the Canadian Prime Rate. All Canadian Prime Rate Loans shall be denominated in Canadian Dollars.

“Capital Stock” means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests, limited liability company membership interests, or any other participation, right, warrants, options or other interest in the nature of an equity interest in such Person, but excluding any debt security convertible or exchangeable into such equity interest.

“Canadian Subsidiary” means any Subsidiary organized under the laws of Canada or any province or territory thereof.

“Captive Insurance Company” means each Subsidiary of the Top Borrower formed from time to time that engages primarily in the business of insuring risks of the Top Borrower and its Subsidiaries.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Revolving Lenders, as collateral for L/C Obligations or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, for any Person: (a) direct obligations of the United States or Canada, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States or Canada, or by any agency thereof or issued by FNMA, FHLMC or FFCB, in either case maturing not more than one year from the date of acquisition thereof by such Person; (b) time deposits, certificates of deposit, floating rate certificates of deposit or bankers’ acceptances (including eurodollar deposits) issued by (i) any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $100,000,000 that is assigned at least a “B” rating by Thomson Financial Bank Watch or (ii) any Lender or bank holding company owning any Lender (in each case, at the time of acquisition); (c) commercial paper maturing not more than one year from the date of acquisition thereof by such Person and (i) issued by any Lender or bank holding company owning any Lender or (ii) rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s, respectively, (in each case, at the time of acquisition); (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in subsections (a) above or (e) below entered into with a bank meeting the qualifications described in subsection (b) above (in each case, at the time of acquisition); (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof or by any foreign government, and rated at least “A” by S&P or “A” by Moody’s (in each case, at the time of acquisition); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of subsection (b) above (in each case, at the time of acquisition); (g) money market mutual funds that invest primarily in the foregoing items (determined at the time such investment in such fund is made); (h) corporate notes issued by domestic corporations that are rated at least “A” by S&P or “A” by Moody’s, in each case maturing within one year from the date of acquisition; (i) auction rate securities including taxable municipals, taxable auction notes, and money market preferred; provided that the credit quality is consistent with subsection (h) of this definition; (j) solely with respect to any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the country in which such Foreign Subsidiary maintains its chief executive office or principal place of business, or issued by any agency of such country and backed by the full faith and credit of such country, and rated at least “A” or the equivalent thereof by S&P or “A2” or the equivalent thereof by Moody’s (in each case, at the time of acquisition), (ii) time deposits, certificates of deposit or bankers’ acceptances issued by any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office or principal place of business, or payable to such Foreign Subsidiary promptly following demand and maturing within one year of the date of acquisition and (iii) other customarily utilized high-quality or Cash Equivalent-type Investments in the country where such Foreign Subsidiary maintains its chief executive office or principal place of business; and (k) such other comparable investments as may be approved by the Administrative Agent from time to time.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or of a Lender, in its capacity as a party to such Cash Management Agreement or, in the case of any Cash Management Agreement in effect on the Closing Date, any Person that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender on the Closing Date.

~~“CDOR Rate” means the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), as published on the CDOR page of Refinitiv Benchmark Services (UK) Limited (or any successor thereto or affiliate thereof) (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on or about 10:20 am (Toronto time) on the Rate Determination Date with a term equivalent to such Interest Period; provided that in no event shall the CDOR Rate be less than zero.~~

~~“CDOR Rate Loan” means a Loan denominated in Canadian Dollars made by the Lenders to any Borrower which bears interest at a rate based on the CDOR Rate.~~

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following: (a) the consummation of any transaction, the result of which any “person” or “group” (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than Permitted Holders, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of 35% or more of the total voting power of all classes of the Voting Stock of the Top Borrower and/or warrants or options to acquire such Voting Stock, calculated on a fully diluted basis; (b) the sale, lease, conveyance or other transfer of all or substantially all of the property of the Top Borrower (other than to any Restricted Subsidiary), determined on a consolidated basis; or (c) the Top Borrower ceasing to own, directly or indirectly, 100% of the Equity Interests in the Co-Borrower.

“Closing Date” means July 30, 2021, which is the date on which the conditions precedent in Section 4.01 were satisfied or waived in accordance with Section 10.01.

“CME” means CME Group Benchmark Administration Limited.

“Co-Borrower” means Brewster Inc., an Alberta corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, the Property described in any Collateral Document over which a Lien has been granted to the Administrative Agent pursuant to such Collateral Document and any additional Property pledged to the Administrative Agent pursuant to Section 6.13. The Collateral shall not include any Excluded Property.

“Collateral Documents” means, collectively, the Security Agreement and any intellectual property security agreement delivered pursuant to the Security Agreement, and each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien on the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commercial Letter of Credit” means each Letter of Credit issued to support the purchase of goods that is determined to be a commercial letter of credit by the L/C Issuer.

“Commitment” means for each Lender, such Lender’s Revolving Commitment, Initial Term Loan Commitment, Other Term Commitment, Extended Term Commitment or Incremental Term Loan Commitment.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Term SOFR Loans, Eurocurrency Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans or EURIBO Rate Loans, having the same Interest Period made or otherwise held by each of the Lenders under any Facility pursuant to Section 2.01(b) or 2.15 or by each of the Revolving Lenders pursuant to Section 2.01(a).

“Committed Loan” means a Revolving Loan or a Term Loan.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, Eurocurrency Rate Loans, EURIBO Rate Loans, SONIA Rate Loans or ~~CDOR~~Alternative Currency Term Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SONIA or any proposed successor rate for an Alternative Currency, any conforming changes to the definitions of “Base Rate”, “EURIBO Rate”, “SONIA Rate”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent in consultation with the Top Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Alternative Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Alternative Currency exists, in such other manner of administration as the Administrative Agent determines, in consultation with the Top Borrower, is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, the Top Borrower and its Restricted Subsidiaries’ consolidated net income (including net income attributable to noncontrolling interests held by third parties in Restricted Subsidiaries) before interest expense, taxes, depreciation, amortization, non-cash rent expense, preopening and start-up expenses, discontinued operations, share-based compensation expense (including expense related to retirement plan contributions paid in company stock), non-cash change in value of derivative instruments, interest costs associated with derivative instruments not otherwise included in interest expense, charges or expenses relating to the modification or early retirement of debt, all extraordinary or non-recurring losses, charges and expenses (or gains) (including, without limitation, gains or losses realized on the sale or disposition of any assets (other than sales or dispositions in the ordinary course of business)), non-cash losses (or gains), acquisition and merger related charges (whether or not such acquisitions and mergers were completed), all as determined in accordance with GAAP (“EBITDA”), plus (a) cash dividends and distributions paid to the Top Borrower and its Restricted Subsidiaries from any Person that is not a Restricted Subsidiary; provided that the cumulative amount of such cash dividends and distributions included in Consolidated EBITDA shall not exceed the cumulative amount of the Top Borrower’s and its Restricted Subsidiaries’ share of the Consolidated EBITDA of such Person, plus (or minus) (b) any loss (or gain) arising from a change in GAAP, plus (or minus) (c) any non-cash losses, costs or expenses (or non-cash gains or income) and any loss or income resulting from an earn out obligation or other contingent consideration being paid or no longer being contingent, plus (d) at the election of the Top Borrower, the amount of “run rate” cost savings, operating expense reductions, restructuring or implementation improvements, other operating improvements and synergies projected by the Top Borrower in good faith to be realized as a result of (x) specified actions taken or with respect to which steps have been initiated (in the good faith determination of the Top Borrower) during such period or (y) specified actions reasonably expected to be initiated (in the good faith determination of the Top Borrower) within twelve (12) months following such period, in each case calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, restructuring and implementation improvements, other operating improvements and synergies had been realized during the entirety of such period and net of the amount of actual benefits realized during such period from such actions; provided that (i) a duly completed certificate of a Responsible Officer of the Top Borrower shall be delivered to the Administrative Agent, together with the applicable financial statements, certifying that such cost savings, operating expense reductions, restructuring and implementation improvements, other operating improvements and synergies are reasonably expected to be realized within twelve (12) months following such period and are factually supportable in the good faith judgment of the Top Borrower, (ii) no cost savings, operating expense reductions, restructuring and implementation improvements, other operating improvements and synergies shall be added pursuant to this clause (d) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, and (iii) projected cost savings, operating expense reductions, restructuring and implementation improvements, other operating improvements and synergies not yet realized for any period of time may no longer be added in calculating Consolidated EBITDA pursuant to this clause (d) more than twelve (12) months after the initial period for which such amounts were added in calculating Consolidated EBITDA pursuant to this clause (d); provided further that the aggregate amount of additions made to Consolidated EBITDA for any period pursuant to this clause (d) shall not (i) exceed 20.0% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to this clause (d)) or (ii) be duplicative of one another, plus (e) charges and expenses relating to any Specified Transaction, restructuring or implementation of an initiative that is expected to result in such cost savings, operating expense reductions, other operating improvements or synergies, in each case, whether or not consummated, including without limitation, measurement period adjustments, the effects of adjustments (including the effects of such adjustments pushed down to the Top Borrower and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, fair value adjustments, integration costs, facility or personnel restructuring, relocation or integration costs, one-time compensation charges and the amount of any signing, retention and completion bonuses and any cost, charge, fee or expense (including, without limitation, all legal, accounting, advisory or other transaction-related fees, discounts, commissions, charges, prepayment penalties or premiums, costs and expenses and any bonuses or success fee payments and charges incurred in respect of letters of credit or bankers’ acceptance financings) (or any amortization or other expensing or write off of any of the foregoing), or any gain or loss realized in connection or associated with any issuance (or proposed issuance) of debt, or equity or any refinancing transaction or any acquisition, Investment or disposition (or any such proposed issuance, transaction, acquisition, Investment or disposition) or any amendment, supplement, consent, waiver or other modification of any debt instrument or any acquisition, disposition or financing or in connection with actions taken in response to matters arising due to proposals from public shareholders, plus (f) proceeds received from business interruption insurance (to the extent not reflected as revenue or earnings) minus (g) cash dividends and distributions paid to holders of noncontrolling interests held by third parties in Restricted Subsidiaries, in each case without duplication. “Consolidated EBITDA” shall exclude the Consolidated EBITDA of each Unrestricted Subsidiary.

“Consolidated Net Funded Indebtedness” means, as of any date of determination, for the Top Borrower and its Restricted Subsidiaries on a consolidated basis (exclusive of any Indebtedness of the Top Borrower’s Restricted Subsidiaries to the Top Borrower or another Restricted Subsidiary or any Indebtedness of the Top Borrower to any Restricted Subsidiary), (I) the sum (without duplication) of (a) the outstanding principal amount of all Indebtedness for borrowed money (including reimbursement obligations with respect to any drawn letters of credit), (b) the aggregate amount of all Finance Lease Obligations and Construction Indebtedness; provided that, with respect to Finance Lease Obligations and Construction Indebtedness related to any New Material Project, such Finance Lease Obligations and Construction Indebtedness shall be excluded for a period beginning on the first day of the fiscal quarter when construction of such

New Material Project has commenced or the related lease obligations are incurred and ending on the last day of the fourth fiscal quarter ending after the commercial operations date for such New Material Project to the extent the amount of all such excluded Finance Lease Obligations and Construction Indebtedness related to all New Material Projects does not exceed $50,000,000 in the aggregate, (c) to the extent not duplicative with the Indebtedness and obligations specified in subsections (a) and (b) above, all Guarantees with respect to outstanding Indebtedness of the types specified in subsections (a) and (b) above of Persons other than the Top Borrower or any Restricted Subsidiary minus (II) the amount of Unrestricted Cash of the Top Borrower and its Restricted Subsidiaries, in each case on such date. Notwithstanding the foregoing, Consolidated Net Funded Indebtedness shall not include any Defeased Indebtedness or Escrowed Indebtedness. The amount of Consolidated Net Funded Indebtedness shall be deemed to be zero with respect to (i) any letter of credit, unless and until a drawing is made with respect thereto and (ii) any Guarantee, unless and until demand for payment is made with respect thereto. “Consolidated Net Funded Indebtedness” shall exclude the Consolidated Net Funded Indebtedness of each Unrestricted Subsidiary.

“Consolidated Total Assets” means, as of the end of any fiscal quarter of the Top Borrower, the total assets of the Top Borrower and its Restricted Subsidiaries calculated on a consolidated basis at such date excluding the Consolidated Total Assets of each Unrestricted Subsidiary and all Subsidiaries of any Unrestricted Subsidiary.

“Construction Indebtedness” means Indebtedness (including Finance Lease Obligations and other Indebtedness arising under mortgage financings and purchase money Indebtedness (including any industrial revenue bond, industrial development bond or similar financings)) the proceeds of which are used to finance the development, construction, upgrade, expansion or improvement of property (real or personal), equipment or any other assets useful in the business of the Top Borrower and its Restricted Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Covenant Facility” means each Revolving Credit Facility, each Incremental Term Facility designated as a “Covenant Facility” pursuant to the Incremental Joinder for such Incremental Term Facility, each Other Term Facility designated as a “Covenant Facility” pursuant to the Refinancing Amendment for such Other Term Facility and each Extended Term Facility designated as a “Covenant Facility” pursuant to the Refinancing Amendment for such Extended Term Facility.

“Covenant Facility Acceleration” means that (x) the Commitments under each Covenant Facility have been terminated and (y) the principal amount of all Loans under each Covenant Facility have been declared to be due and payable by the Lenders under such Facility pursuant to Section 8.02.

“Covenant Lender” means a Lender under a Covenant Facility.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned thereto in Section 10.29.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Junior Refinancing Debt, (c) Permitted Unsecured Refinancing Debt and (d) Indebtedness issued, incurred or obtained pursuant to a Refinancing Amendment (including, without limitation, Other Term Loans and Other Revolving Loans as well as any extension or renewal of any then Existing Term Loans and Revolving Commitments), in each case, in exchange for, or to extend, renew, replace or refinance, in whole or part, then Existing Term Loans or Revolving Commitments, or any then existing Credit Agreement Refinancing Indebtedness (any of the foregoing, “Refinanced Debt”); provided that (i) other than with respect to Customary Bridge Loans, such Indebtedness has an equal or later maturity and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt and, in the case of any notes constituting Credit Agreement Refinancing Indebtedness, does not have mandatory prepayment provisions (other than customary asset sale, event of loss, or similar events and change of control offers and acceleration upon an event of default) that would result in a mandatory prepayment of such Credit Agreement Refinancing Indebtedness prior to the refinancing in full of the then outstanding Initial Term Loans, (ii) such Indebtedness shall not have a greater principal amount than the outstanding principal amount and undrawn commitments of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, (iii) such Refinanced Debt shall be repaid, satisfied and discharged or constitute Defeased Indebtedness on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (iv) such Credit Agreement Refinancing Indebtedness shall not be Guaranteed by any Person other than a Loan Party and, to the extent secured, shall not be secured by any lien on any assets or property other than the Collateral and (v) the other terms of such Credit Agreement Refinancing Indebtedness (other than pricing, amortization, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) shall be substantially similar to, or (taken as a whole and as determined by the Top Borrower) not materially more favorable to the lenders providing such Credit Agreement Refinancing Indebtedness than, those applicable to the Loans or Revolving Commitments being refinanced or replaced (except for covenants and other provisions applicable only to the periods after the latest Maturity Date then in effect with respect to any Loan or Commitment hereunder).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” has the meaning specified in Section 9.12.

“Crestview” means the Crestview IV VC TE Holdings, LLC, Crestview IV VC Holdings, L.P., Crestview IV VC CI Holdings, L.P. and their respective Affiliates.

“Crestview Preferred Stock” means the 5.5% Series A Convertible Preferred Stock issued by the Top Borrower to Crestview and outstanding on the Closing Date or paid in kind after the Closing Date.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods (which shall not be less than zero for any Excess Cash Flow Period) ending after the Closing Date and prior to such date.

“Customary Bridge Loans” means bridge loans with an initial maturity date of no longer than one year; provided that (a) the Weighted Average Life to Maturity of any loans, notes, securities or other Indebtedness that are converted into or exchanged for or otherwise replace or extend such bridge loans is not shorter than the applicable Weighted Average Life to Maturity requirement and (b) the final maturity date of any loans, notes, securities or other Indebtedness which are converted into or exchanged for or otherwise replace or extend such bridge loans is no earlier than the applicable maturity date requirement.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with any incurrence of Indebtedness secured by Liens on the Collateral that are intended to rank equal in priority to the Liens on the Collateral securing the Secured Obligations, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Top Borrower, which agreement shall provide, inter alia, that the Liens on the Collateral securing such other Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior to the Liens on the Collateral securing the Secured Obligations, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Top Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Secured Obligations.

~~“Daily Compounded CORRA” means, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Canadian Governmental Body for determining compounded CORRA for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; provided further that, if the administrator has not provided or published CORRA and a Canadian Benchmark Transition Event with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA.~~

“Daily Simple SOFR” with respect to any applicable determination date, shall mean the secured overnight financing rate published on such date by the NYFRB, as the administrator of the benchmark (or a successor administrator) on the NYFRB’s Website (or any successor source).

“Debt Issuance” means the incurrence by the Top Borrower or any Restricted Subsidiary of any Indebtedness after the Closing Date (other than Indebtedness permitted by Section 7.03 (other than Credit Agreement Refinancing Indebtedness)).

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(j).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to any Obligations, a fluctuating interest rate per annum at all times equal to the interest rate otherwise applicable to such Obligations plus 2% per annum, and when used with respect to Obligations with respect to which no interest rate or per annum fees are specified, means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus 2% per annum, in each case to the fullest extent permitted by applicable laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Top Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified any Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or any Borrower, to confirm in writing to the Administrative Agent and the applicable Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this subsection (c) upon receipt of such written confirmation by the Administrative Agent and such Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of subsections (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Top Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Defeased Indebtedness” means Indebtedness (a) that has been defeased in accordance with the terms of the indenture or other agreement under which it was issued, (b) that has been called for redemption and for which funds sufficient to redeem such Indebtedness have been set aside in a separate account by a Borrower, (c) for which amounts are set aside in trust or are held by a representative of the holders of such Indebtedness or any third party escrow agent pending satisfaction or waiver of the conditions for the release of such funds, or (d) that has otherwise been defeased or discharged to the reasonable satisfaction of the Administrative Agent.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is, or whose government is, the subject of any Sanctions (currently, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Top Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any Property by the Top Borrower or any Guarantor (including any sale and leaseback transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof (other than solely (x) for Capital Stock that is not Disqualified Capital Stock or upon a sale of assets, casualty event or a change of control, in each case, subject to the prior payment in full of the Obligations or (y) as a result of a redemption that by the terms of such Capital Stock is contingent upon such redemption not being prohibited by this Agreement), pursuant to a sinking fund obligation or otherwise (other than solely for Capital Stock that is not Disqualified Capital Stock) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 181 days after the latest Maturity Date then in effect at the time of issuance thereof; provided that Crestview Preferred Stock shall be deemed not to constitute Disqualified Capital Stock for the purposes of this Agreement.

“Disqualified Lenders” means (a) certain banks, financial institutions and other persons that have been specified to the Arrangers by the Top Borrower in writing prior to June 29, 2021, (b) competitors of the Top Borrower and its Subsidiaries identified in writing from time to time to the Administrative Agent and (c) all Affiliates of such Persons set forth in clauses (a) and (b) above that (i) have been specified to the Administrative Agent by the Top Borrower in writing from time to time or (ii) otherwise are identifiable on the basis of their name (other than, in the case of clauses (i) and (ii), bona fide debt funds; provided that no updates to the Disqualified Lender list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation in respect of the Loans or Commitments from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders. Any supplement to the list of Disqualified Lenders pursuant to clause (b) or (c) above shall be sent by the Top Borrower to the Administrative Agent in writing (including by email) and such supplement shall take effect on the second Business Day after such notice is received by the Administrative Agent (it being understood that no such supplement to the list of Disqualified Lenders shall operate to disqualify any Person that is already a Lender). The Administrative Agent shall provide a list identifying the Disqualified Lenders to any Lender upon such Lender’s request, but will not be otherwise posted or provided to any Person by the Administrative Agent.

“Disqualifying Event” has the meaning specified in the definition of Eligible Currency.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, (b) with respect to any amount denominated in any Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the L/C Issuer, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on the date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the L/C Issuer, as applicable, using a method of determination it reasonably deems appropriate in consultation with the Top Borrower) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the L/C Issuer, as applicable, using a method of determination it reasonably deems appropriate in consultation with the Top Borrower. Any determination by the Administrative Agent or the L/C Issuer pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA” has the meaning specified in the definition of Consolidated EBITDA.

“ECF Percentage” means, for any fiscal year, commencing with the fiscal year ending December 31, 2022, (a) 50% if the Total Net Leverage Ratio as of the last day of such fiscal year is greater than 3.50 to 1.00, (b) 25% if the Total Net Leverage Ratio as of the last day of such fiscal year is equal to or less than 3.50 to 1.00 and greater than 3.00 to 1.00 and (c) 0% if the Total Net Leverage Ratio as of the last day of such fiscal year is equal to or less than 3.00 to 1.00.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in subsection (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in subsections (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” and “Electronic Signature” have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii) or (iv) (as applicable) and Section 10.07(b)(v) (subject to such consents, if any, as may be required under Section 10.07(b)(iii) or (iv) (as applicable)); provided that no Disqualified Lender shall be an Eligible Assignee.

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, with respect to any Alternative Currency other than Canadian Dollars, Euros and Pounds Sterling, after the designation by the Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Committed Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or (d) no longer a currency in which the Required Lenders are willing to make such Credit Extensions (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Top Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist(s). Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (including the common law), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to human health and safety, pollution and the protection of the Environment, including the Release or threat of Release of Hazardous Materials into the Environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Top Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Top Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Top Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Top Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA) or is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Top Borrower or any ERISA Affiliate; or (g) the failure to make any “minimum required contribution” (as defined under the ERISA Funding Rules) to any Pension Plan, whether or not waived.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Escrowed Indebtedness” means (a) any Indebtedness issued in escrow pursuant to customary escrow arrangements pending the release thereof and (b) without duplication of clause (a), any Indebtedness, the cash proceeds of which are included in the balance sheets of the Top Borrower and its Restricted Subsidiaries, pending the application thereof to a specified application, as designated by the Top Borrower.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBO Rate” means the rate per annum equal to the Euro Interbank Offered Rate, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period; provided that in no event shall the EURIBO Rate be less than zero.

“EURIBO Rate Loan” means each Loan which is designated as a Loan bearing interest at the EURIBO Rate by any Borrower at the time of the incurrence thereof.

“Euro” or “€” means the single currency of the Participating Member States.

“Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan in any Agreed Currency (other than Dollars, Canadian Dollars, Euro and Pounds Sterling), the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in such Agreed Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided further that, to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; provided further that in no event shall the Eurocurrency Rate be less than (i) with respect to the Initial Term Facility, 0.50% per annum and (ii) with respect to the Initial Revolving Credit Facility, 0.0% per annum.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Loans under the Revolving Credit Facility may be denominated in an Alternative Currency (other than Canadian Dollars, Euro and Pounds Sterling).

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year of the Top Borrower (a) Consolidated EBITDA for such fiscal year (but without giving effect to any portion of Consolidated EBITDA determined pursuant to clauses (c) or (d) of the definition thereof) less (b) the sum (without duplication) of (i) consolidated interest expense (as defined in GAAP) actually paid in cash by the Top Borrower and its Restricted Subsidiaries during such fiscal year, plus (ii) all principal repayments of Indebtedness made during such fiscal year (other than (x) the aggregate amount of voluntary prepayments of Term Loans, Incremental Term Loans, Revolving Loans and other Indebtedness secured on a pari passu basis with the Secured Obligations and (y) the aggregate cash amount paid by the Borrowers in connection with purchases of Term Loans, Incremental Term Loans, Revolving Loans and other Indebtedness secured on a pari passu basis with the Secured Obligations pursuant to Auctions in accordance with Section 2.18 and pursuant to Permitted Open Market Purchases during such fiscal year) other than those made utilizing the proceeds of other long-term Indebtedness and in the case of revolving Indebtedness, to the extent accompanied by permanent reduction in commitments under such revolving facility, plus (iii) income taxes actually paid in cash by the Top Borrower and its Restricted Subsidiaries during such fiscal year, plus (iv) [reserved], plus (v) expenses relating to issuance, modification or early retirement of debt and issuance, modification or redemption of equity interests actually paid in cash by the Top Borrower and its Restricted Subsidiaries during such fiscal year, plus (vi) project development, preopening, acquisition, Investment, merger and Disposition-related costs and expenses actually paid in cash by the Top Borrower and its Restricted Subsidiaries during such fiscal year, plus (vii) charges and expenses relating to any Specified Transaction actually paid in cash by the Top Borrower and its Restricted Subsidiaries during such fiscal year, plus (viii) all non-cash credits included in arriving at Consolidated EBITDA for such fiscal year, plus (ix) the aggregate amount of expenditures actually made by the Top Borrower and its Restricted Subsidiaries in cash during such period to the extent that such expenditures are not expensed during such period, except to the extent that such expenditures were financed by the incurrence of long-term Indebtedness, plus (x) the amount of capital expenditures made by the Top Borrower and its Restricted Subsidiaries in cash during such period, except to the extent that such capital expenditures were financed by the incurrence of long-term Indebtedness, plus (xi) the amount of Investments made in cash (other than Investments made pursuant to Sections 7.02(d), (l), (o) and (s)) by the Top Borrower and its Restricted Subsidiaries during such period, except to the extent that such Investments were financed by the incurrence of long-term Indebtedness, plus (xii) the amount of Restricted Payments (other than Restricted Payments made pursuant to Section 7.06(a) (except to the extent paid to a holder of Capital Stock in a non-wholly-owned Restricted Subsidiary other than the Top Borrower or another Restricted Subsidiary)) paid in cash during such period, except to the extent that such Restricted Payments were financed by the incurrence of long-term Indebtedness, plus (xiii) the amount of Junior Prepayments made in cash during such period, except to the extent that such Junior Prepayments were financed by the incurrence of long-term Indebtedness.

“Excess Cash Flow Period” means each fiscal year of the Top Borrower, commencing with the fiscal year of the Top Borrower ending on December 31, 2022.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Property” means (a) any fee interest in real property and any leasehold interest in real property, (b) any real and personal property that secures Indebtedness permitted to be incurred pursuant to Section 7.03(e) to the extent the documents governing such Indebtedness do not permit any other Lien on such property, (c) (i) motor vehicles, aircraft, boats and (ii) other assets subject to a certificate of title to the extent a Lien on such other assets cannot be perfected by filing a UCC-1 financing statement or a PPSA financing statement, (d) [reserved], (e) all amounts that are prepaid or deposited in a segregated account in respect of Defeased Indebtedness so long such Indebtedness constitutes Defeased Indebtedness permitted hereunder and to the extent the related discharge or defeasance is permitted hereunder, (f) the proceeds of any Escrowed Indebtedness deposited in a segregated account until the release of such Indebtedness from escrow, (g) property the grant of a security interest thereon to secure the Obligations is (1) prohibited by applicable law, rule or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or any similar provisions of the PPSA) or (2) which requires governmental consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received and the Borrowers shall be under no obligation to seek such consent), (h) any lease, license or other agreement and any property subject thereto on the Closing Date or on the date of the acquisition of such property (other than any property acquired by a Loan Party subject to any such contract or other agreement to the extent such contract or other agreement was incurred in contemplation of such acquisition) to the extent that a grant of a security interest therein to secure the Obligations would violate or invalidate such lease, license, contract or agreement or create a right of termination in favor of any other party thereto (other than the Top Borrower, any other Loan Party or any Subsidiary) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or any similar provisions of the PPSA, (i) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby or require the consent of any Governmental Authority (to the extent such consent has not been obtained; provided that the Borrowers shall be under no obligation to seek such consent) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or any similar provisions of the PPSA, (j) pending United States “intent-to-use” trademark applications for which a verified statement of use or an amendment to allege use has not been filed with and accepted by the United States Patent and Trademark Office, (k) to the extent used exclusively to hold funds in trust for the benefit of third parties (other than the Loan Parties), (A) payroll, healthcare and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow, defeasance and redemption accounts, (D) fiduciary or trust accounts and (E) cash collateral accounts encumbered by Permitted Liens pursuant to Section 7.01(dd) (or Section 7.01(b) if such Permitted Lien would otherwise be permitted pursuant to Section 7.01(dd)) to the extent that the documents governing the related

Indebtedness do not permit any other Lien on such account and, in the case of clauses (A) through (E), the funds or other property held in or maintained in any such account; (l) commercial tort claims in an amount not exceeding $2,500,000; (m) letter-of-credit rights in an amount not exceeding $2,500,000 (other than letter-of-credit rights that constitute supporting obligations for other Collateral); (n) those assets or Capital Stock as to which the Administrative Agent and the Top Borrower reasonably agree that the costs or other consequence (including any adverse tax consequence) of obtaining or perfecting such a security interest or perfection thereof are excessive in relation to the value of the security to be afforded thereby, (o) Excluded Securities and (p) intercompany Indebtedness between the Canadian Loan Parties and their Subsidiaries to the extent that a grant of a security interest therein would violate or invalidate the agreements governing any Indebtedness of such Canadian Loan Party or Subsidiary outstanding on the Amendment No. 3 Effective Date or any agreements refinancing such Indebtedness.

“Excluded Securities” means (a) voting Capital Stock of any Foreign Subsidiary (other than the Canadian Parent Guarantor, the Co-Borrower or any Canadian Subsidiary of the Co-Borrower) or any FSHCO in excess of 65% of the outstanding voting Capital Stock of such Subsidiary solely to the extent that in excess of 65% of such voting Capital Stock being pledged would reasonably be expected to cause adverse tax consequences (other than de minimis adverse tax consequences) to a Loan Party or such Foreign Subsidiary or FSHCO (as determined by such Loan Party in consultation with the Administrative Agent), (b) any Capital Stock or Indebtedness to the extent and for so long as the pledge thereof would be prohibited by any applicable law after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or any similar provisions of the PPSA, (c) any Capital Stock in any person that is not a wholly-owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of the Loan Documents (other than, in this subclause (c)(A)(ii), non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code, any similar provisions of the PPSA or other applicable law), (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (c)(A)(ii) above) prohibits such a pledge without the consent of any other party; provided that this clause (c)(B) shall not apply if (1) such other party is a Loan Party or a wholly-owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Top Borrower or any Restricted Subsidiary to obtain any such consent) and for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a wholly-owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Capital Stock (or other contractual obligation referred to in subclause (c)(A)(ii) above) the right to terminate its obligations thereunder (other than, in the case of other contractual obligations referred to in subclause (c)(A)(ii), non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code, any similar provisions of the PPSA or other applicable law), (d) any Capital Stock in any Unrestricted Subsidiary, (e) any Capital Stock in any Subsidiary listed in clauses (d), (g) (to the extent the documentation governing such Indebtedness restricts a pledge of the capital stock of such Subsidiary) and (h) of the definition of “Excluded Subsidiary” and (f) any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

“Excluded Subsidiary” means (a) each Subsidiary that is not a direct or indirect wholly-owned Subsidiary of the Top Borrower, (b) each Foreign Subsidiary (other than any Canadian Subsidiary of the Co-Borrower), (c) each FSHCO, (d) each Subsidiary that is not a Significant Subsidiary, (e) each Unrestricted Subsidiary, (f) any Subsidiary that is prohibited by Law, regulation or Contractual Obligation existing on the Closing Date or on the date such entity becomes a Subsidiary after the Closing Date (so long as such prohibition did not arise in contemplation of such entity becoming a subsidiary) from providing the Guaranty or that would require a an approval of a Governmental Authority or third party (pursuant to a Contractual Obligation) consent, approval, license or authorization in order to grant such Guaranty that has not been obtained, (g) any Subsidiary acquired pursuant to a Permitted Acquisition or other permitted Investment financed with Indebtedness permitted to be incurred or assumed pursuant to the Loan Documents and any Subsidiary thereof that Guarantees such Indebtedness, in each case to the extent such Indebtedness prohibits such Subsidiary from becoming a Guarantor, (h) any Special Purpose Subsidiary, (i) each Domestic Subsidiary or Canadian Subsidiary that is a direct or indirect Subsidiary of any FSHCO or CFC (other than a CFC that is the Canadian Parent Guarantor, the Co-Borrower or a Canadian Subsidiary of the Co-Borrower), except to the extent designation of such Domestic Subsidiary or Canadian Subsidiary as a Guarantor would result in adverse tax consequences (other than de minimis adverse tax consequences) to the Top Borrower or its Subsidiaries, (j) each Non-Recourse Subsidiary and (k) each Subsidiary as to which the Administrative Agent and the Top Borrower reasonably agree that the costs or other consequence (including any adverse tax consequence) of obtaining a guaranty therefrom are excessive in relation to the value to be afforded thereby; provided that, notwithstanding the above, the Top Borrower may designate any Restricted Subsidiary that would otherwise constitute an “Excluded Subsidiary” hereunder as a “Guarantor” and cause such Subsidiary to execute the Guaranty as a “Guarantor” (and from and after the execution of the Guaranty, such Restricted Subsidiary shall no longer constitute an “Excluded Subsidiary” unless released from its obligations under the Guaranty as a “Guarantor” in accordance with the terms hereof and thereof; provided that such Restricted Subsidiary shall not be released solely on the basis that it previously qualified as an Excluded Subsidiary) so long as (x) the Administrative Agent and the Lenders shall have received the documentation and other information that are reasonably required by the applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation, in each case, at least five Business Days prior to such Restricted Subsidiary becoming a Guarantor, (y) the jurisdiction of such Restricted Subsidiary shall be reasonably acceptable to the Administrative Agent, taking into account the availability and enforceability of guarantees and collateral pledges in such jurisdictions and (z) if the Administrative Agent has consented to the jurisdiction of such Restricted Subsidiary pursuant to clause (y), such Restricted Subsidiary shall grant a perfected lien on substantially all of its assets to the Administrative Agent for the benefit of the Secured Parties regardless of whether such Subsidiary is organized in a jurisdiction other than the United States (notwithstanding anything to the contrary in this Agreement), pursuant to arrangements reasonably agreed between the Administrative Agent and the Top Borrower and subject to customary limitations in such jurisdiction to be reasonably agreed to between the Administrative Agent and the Top Borrower in the case of any Foreign Subsidiary, and shall provide such supporting resolutions, incumbency certificates, opinions of counsel, Collateral Documents and other documents or information, in form and substance reasonably satisfactory to the Administrative Agent, in each case as may be reasonably requested by the Administrative Agent. Notwithstanding anything herein to the contrary, neither the Co-Borrower nor the Canadian Parent Guarantor shall constitute an Excluded Subsidiary under this Agreement or any other Loan Documents.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Top Borrower under Section 10.16), U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) any Canadian federal withholding Taxes imposed on amounts paid or credited to a Recipient as a result of the Recipient (i) not dealing at arm’s length (within the meaning of the ITA) with a Canadian Loan Party, (ii) being a “specified non-resident shareholder” (as defined in subsection 18(5) of the ITA) of the Co-Borrower, (iii) not dealing at arm’s length with a “specified shareholder” (as defined in subsection 18(5) of the ITA) of the Co-Borrower for purposes of the ITA or (iv) being a “specified entity” (as defined in subsection 18.4(1) of the ITA, as it is proposed to be amended by certain Tax proposals released by the Department of Finance (Canada) on April 29, 2022) in respect of the Co-Borrower, except where the requirements of clause (c)(i), (ii),(iii) or (iv), as applicable, are satisfied as a result of such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document, (d) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (e) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of October 24, 2018, among the Top Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as LC issuer, swingline lender and the administrative agent (as amended by Amendment No. 1, dated as of July 23, 2019, Amendment No. 2, dated as of May 8, 2020, and Amendment No. 3, dated as of August 5, 2020).

“Existing Revolving Facility” has the meaning specified in Section 2.20(b).

“Existing Revolving Loans” has the meaning specified in Section 2.20(b).

“Existing Term Facility” has the meaning specified in Section 2.20(a).

“Existing Term Loans” has the meaning specified in Section 2.20(a).

“Extended Loans” means Extended Revolving Loans and/or Extended Term Loans.

“Extended Revolving Commitments” has the meaning specified in Section 2.20(b).

“Extended Revolving Facility” has the meaning specified in Section 2.20(b).

“Extended Revolving Loans” has the meaning specified in Section 2.20(b).

“Extended Term Commitments” means the commitment of any Extending Lender to make Extended Term Loans pursuant to an Extension Amendment.

“Extended Term Facility” has the meaning specified in Section 2.20(a).

“Extended Term Loans” has the meaning specified in Section 2.20(a).

“Extended Term Note” means a promissory note evidencing any Extended Term Loan issued by the Top Borrower to an Extending Lender.

“Extending Lender” has the meaning specified in Section 2.20(c).

“Extension Amendment” has the meaning specified in Section 2.20(d).

“Extension Election” has the meaning specified in Section 2.20(c).

“Extension Request” means a Revolving Extension Request or a Term Loan Extension Request, as applicable.

“Extraordinary Loss” means any loss, destruction or damage to Property of the Top Borrower or any of its Subsidiaries or condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of any such Property, or confiscation or requisition of use of any such Property.

“Facility” means any Term Facility or any Revolving Credit Facility, as the case may be.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the NYFRB on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent and (c) in no event shall the Federal Funds Rate be less than 0.00% per annum.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Finance Lease Obligation” means, as applied to any Person, an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Fixed Amounts” has the meaning specified in Section 1.08(d).

“Foreign Lender” means a Lender that is not a U.S. Person. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any pension plan, benefit plan, fund (including any superannuation fund) or other similar program established, maintained or contributed to by any Borrower or any Subsidiary for the benefit of employees of any Borrower or any Subsidiary employed and residing outside the United States (other than any plans, funds or other similar programs that are maintained exclusively by a Governmental Authority), which plan, fund or similar program provides, or results in, retirement income or a deferral of income in contemplation of retirement, and which plan is not subject to ERISA, but excluding any Canadian Pension Plan established or adopted by a Loan Party or any of its Canadian Subsidiaries.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by the Top Borrower or any Subsidiary under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by the Top Borrower or any Subsidiary, or the imposition on the Top Borrower or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“FSHCO” means any Subsidiary that owns no material assets other than the Capital Stock (including for this purpose any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more (a) Foreign Subsidiaries that are CFCs (other than Canadian Subsidiaries of the Co-Borrower) and/or of (b) one or more FSHCOs; provided that, only if any designation of a Canadian Subsidiary of the Co-Borrower or Specified Domestic Subsidiary as a Guarantor would result in adverse tax consequences (other than de minimis adverse tax consequences) to the Top Borrower or its Subsidiaries, such Canadian Subsidiary of the Co-Borrower or Specified Domestic Subsidiary, as applicable, shall be considered a FSHCO. Notwithstanding anything herein to the contrary, neither the Co-Borrower nor the Canadian Parent Guarantor shall constitute a FSHCO under this Agreement or any other Loan Documents.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.

“GAAP” means generally accepted accounting principles in the United States of America as set forth in the Accounting Standards Codification of the Financial Accounting Standards Board from time to time; provided that at any date after the Closing Date, the Top Borrower may make one irrevocable election to establish that “GAAP” means, except as otherwise specified herein, GAAP as in effect on a date that is on or prior to the date of such election.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, keep well arrangements, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (other than Liens granted on Capital Stock of an Excluded Subsidiary to secure obligations of such Excluded Subsidiary and its Subsidiaries). The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means those Persons identified as a Guarantor on Schedule 5.13 and any other Subsidiary of the Top Borrower that executes an amendment or joinder to the Guaranty and the documentation described in Section 6.13(a). For the avoidance of doubt, the Co-Borrower is a Guarantor with respect to the Term Loans and any other Secured Obligations (other than Obligations under the Initial Revolving Facility, the Letters of Credit and the Swing Line Loans).

“Guaranty” means the Guaranty, dated as of the Closing Date, executed and delivered by the Guarantors, and any amendment or joinder to such Guaranty executed and delivered by a Subsidiary pursuant to Section 6.13 hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, toxic mold, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into an interest rate Swap Contract permitted hereunder, is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or of a Lender, in its capacity as a party to such Swap Contract or, in the case of any Swap Contract in effect on the Closing Date, any Person that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender on the Closing Date.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Impacted Loans” has the meaning specified in Section 3.03(a).

“Increase Effective Date” has the meaning specified in Section 2.15(c).

“Increased Revolving Commitment” has the meaning specified in Section 2.15(a).

“Increased Term Loan” means each loan made to the Top Borrower pursuant to any Increased Term Loan Commitment.

“Increased Term Loan Commitment” has the meaning specified in Section 2.15(a).

“Incremental Equivalent Debt” has the meaning specified in Section 7.03(f).

“Incremental Joinder” has the meaning specified in Section 2.15(d).

“Incremental Loan Amount” means an amount equal to the sum of (a) (I) the sum of (i) the greater of (x) $50,000,000 and (y) 33% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries for the most recently ended Test Period plus (ii) the amount of any voluntary prepayments of the Term Loans, Incremental Term Loans ranking, in right of payment and security, pari passu with the Term Loans and voluntary permanent reductions of the Revolving Commitments effected after the Closing Date (it being understood that (1) any prepayment of Term Loans with the proceeds of substantially concurrent borrowings of new Loans hereunder or any reduction of Revolving Commitments in connection with a substantially concurrent issuance of new revolving commitments hereunder and (2) any prepayment of Term Loans or any reduction of Revolving Commitments funded with proceeds from (x) Increased Revolving Commitments, Increased Term Loan Commitments or Incremental Term Facilities incurred pursuant to subsection (b) below or (y) any other long-term Indebtedness, in the case of each of (1) and (2) shall not increase the calculation of the amount under this subsection (ii)), plus (iii) the cash amount paid in respect of any reduction in the outstanding principal amount of the outstanding Term Loans and Incremental Term Loans ranking, in right of payment and security pari passu with the Term Loans resulting from purchase by the Top Borrower of any Term Loans pursuant to an Auction or Permitted Open Market Purchase, excluding any reduction funded with proceeds from (x) any Increased Revolving Commitment, any Increased Term Loan Commitment or any Incremental Term Facility incurred pursuant to subsection (b) below or (y) any other long-term Indebtedness minus (II) amount of Incremental Term Loans, Increased Term Loans Commitments, Increased Revolving Commitments and Incremental Equivalent Debt previously incurred under this subsection (a) and not subsequently reclassified to subsection (b) below, plus (b) any additional amount if, after giving effect thereto and subject to Sections 1.08 and 1.09, the Total Net Leverage Ratio would not exceed 4.00 to 1.00 on a Pro Forma Basis (without netting any cash proceeds from the incurrence of such Increased Revolving Commitment, Increased Term Loan Commitment, Incremental Term Facility or Incremental Equivalent Debt and calculated as though any such Increased Revolving Commitment, Increased Term Loan Commitment, Incremental Term Facility or Incremental Equivalent Debt were fully drawn). In connection with any incurrence of Increased Revolving Commitments, Increased Term Loan Commitments, Incremental Term Facility and Incremental Equivalent Debt, the Borrowers may subsequently reclassify (x) such Indebtedness incurred under subsection (a)(i) above as having been incurred under subsections (a)(ii), a(iii) or (b) above and (y) such Indebtedness incurred under subsection (a)(i), (a)(ii) or (a)(iii) above as having been incurred under subsection (b) above.

“Incremental Term Facility” has the meaning specified in Section 2.15(a).

“Incremental Term Lender” means each Lender that holds an Incremental Term Loan.

“Incremental Term Loan” means each loan made to the Top Borrower pursuant to any Incremental Term Facility.

“Incremental Term Loan Commitment” means the commitment of any Incremental Term Lender to make Incremental Term Loans pursuant to an Incremental Term Facility.

“Incremental Term Note” means a promissory note evidencing any Incremental Term Loan issued by the Top Borrower to an Incremental Term Lender.

“Incurrence-Based Amounts” has the meaning specified in Section 1.08(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments and all Guarantees of any such Indebtedness;

(b) all direct or contingent obligations of such Person arising under Letters of Credit unpaid at draw, bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract in respect of interest rate hedging;

(d) all obligations of such Person to pay the deferred purchase price of property or services to the extent required to be included on the balance sheet of such Person at such time in accordance with GAAP (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (other than Liens granted on Capital Stock of an Excluded Subsidiary to secure obligations of such Excluded Subsidiary and its Subsidiaries); and

(f) Finance Lease Obligations.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any Finance Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Indebtedness shall not include any Defeased Indebtedness or Escrowed Indebtedness. For the avoidance of doubt, Indebtedness excludes all leases classified as operating leases in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Arrangers” means Bank of America, N.A. (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Truist Securities, Inc., KeyBanc Capital Markets Inc. and BMO Capital Markets Corp., in their capacities as joint lead arrangers and joint bookrunners.

“Initial Revolving Credit Facility” means the Revolving Commitments provided by the Revolving Lenders on the Closing Date, in each case as such amount may be increased pursuant to Section 2.15 or decreased from time to time in accordance with the terms hereof.

“Initial Term Facility” means the aggregate principal amount of the Initial Term Loans of all Initial Term Lenders funded on the Closing Date, in each case as such amount may be increased pursuant to Section 2.15 or decreased from time to time in accordance with the terms hereof.

“Initial Term Lender” means any Lender that holds Initial Term Loans at such time.

“Initial Term Loan” means each term loan made to the Top Borrower pursuant to Section 2.01(b) and each Increased Term Loan made pursuant to the Initial Term Facility.

“Initial Term Loan Commitment” means, as to each Initial Term Lender, its obligation the to make Initial Term Loans to the Top Borrower pursuant to Section 2.01(b) in the amount set forth opposite such Lender’s name in Schedule 1.01(b) directly below the column entitled “Initial Term Loan Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate Initial Term Loan Commitments of all Initial Term Lenders were in an amount equal to $400,000,000.

“Initial Term Note” means a promissory note of the Top Borrower payable to the order of any Initial Term Lender, substantially in the form of Exhibit C-2, evidencing the indebtedness of the Top Borrower to such Initial Term Lender resulting from the Initial Term Loans made by such Lender.

“Intercompany Debt/Investments Cap” has the meaning specified in Section 7.02(d).

“Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for the Test Period then most recently ended to (b) the sum of (i) consolidated interest expense (as defined under GAAP) excluding (1) interest accrued in connection with fair value adjustments and (2) interest expense in respect of Defeased Indebtedness and Escrowed Indebtedness plus (ii) interest costs associated with derivative instruments not otherwise included in interest expense, but excluding (x) any non-cash change in value of derivative instruments and non-cash derivative instruments fair value adjustments and (y) non-cash amortization issuance costs or write-off of Indebtedness, in each case, of the Top Borrower and its Restricted Subsidiaries for such period. Gains and losses arising out of the termination of derivative instruments shall not constitute interest expense or interest costs. Consolidated interest expense shall exclude the interest expense and any such interest costs of each Unrestricted Subsidiary and all Subsidiaries of Unrestricted Subsidiaries.

“Interest Payment Date” means, (a) as to any Term SOFR Loan, Eurocurrency Rate Loan, ~~CDOR~~Alternative Currency Term Rate Loan and EURIBO Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that, if any Interest Period for a Term SOFR Loan, Eurocurrency Rate Loan, ~~CDOR~~Alternative Currency Term Rate Loan or EURIBO Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (including a Swing Line Loan), any Canadian Prime Rate Loan and any SONIA Rate Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date and (c) as to any SOFR Daily Floating Rate Loan, the last Business Day of each calendar month and the applicable Maturity Date.

“Interest Period” means, (i) as to each Eurocurrency ~~Rate Loan, each CDOR~~ Rate Loan and each EURIBO Rate Loan, the period commencing on the date such Eurocurrency ~~Rate Loan, CDOR~~ Rate Loan or EURIBO Rate Loan is disbursed, converted to or continued as a Eurocurrency ~~Rate Loan, CDOR~~ Rate Loan or EURIBO Rate Loan, as applicable, and ending on the date one, three or six months (or, if agreed to by all relevant Lenders, twelve months) thereafter (in each case, subject to availability), as selected by the applicable Borrower in its Committed Loan Notice or such other period that is requested by the applicable Borrower and determined by the Administrative Agent to be available in the eurodollar market or European interbank market for Euro, as applicable, and acceptable to each Lender under the applicable Facility ~~and~~, (ii) as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the applicable Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the applicable Borrower and consented to by all the appropriate Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability) and (iii) as to each Alternative Currency Term Rate Loan, the period commencing on the date such Alternative Currency Term Rate Loan is disbursed, converted to or continued as an Alternative Currency Term Rate Loan and ending on the date one or three months thereafter, as selected by the applicable Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the applicable Borrower and consented to by all the applicable Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided that, in the case of clauses (i) ~~and~~, (ii) and (iii) above:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but, except to the extent the Top Borrower shall otherwise elect, deducted by the amount of any repayment, interest, return, profit, distribution, income or similar amount in respect of such Investment which has actually been received in cash or Cash Equivalents or has been converted into cash or Cash Equivalents (collectively, “Investment Returns”). The amount of any Investment consisting of a Guarantee shall be deemed to be zero, unless and until demand for payment is made under such Guarantee.

“Investment Returns” has the meaning specified in the definition of Investment.

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the applicable Borrower (or any Restricted Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“ITA” means the Income Tax Act (Canada), as amended.

“Junior Prepayments” has the meaning specified in Section 7.12.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) (i) Bank of America, (ii) Truist Bank, (iii) KeyBank National Association and (iv) Bank of Montreal, each in its capacity as issuer of Letters of Credit hereunder and (b) any other Lender approved by the Borrowers and the Administrative Agent or any successor issuer of Letters of Credit hereunder that agrees to become a party hereto as an L/C Issuer in its sole discretion pursuant to Section 9.06.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings; provided that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For purposes of computing the aggregate undrawn amount of all outstanding Letters of Credit, the amount that of such Letters of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCT Election” has the meaning specified in Section 1.09.

“LCT Test Date” has the meaning specified in Section 1.09.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Top Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means each Standby Letter of Credit or Commercial Letter of Credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means, subject to the last sentence of Section 2.20(b), the fifth Business Day prior to the Maturity Date with respect to the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Report” means a certificate in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Letter of Credit Sublimit” means, at any time, an amount equal to $40,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facilities.

“Leverage Test Period” means the period commencing upon the expiration of the Minimum Liquidity Period.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means any Investment permitted hereunder by the Top Borrower or one or more Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, financing.

“Liquidity” means, as of any date of measurement thereof, an amount equal to the sum of (a) the amount equal to the Unrestricted Cash of the Top Borrower and its Restricted Subsidiaries, plus (b) the amount by which the aggregate Revolving Commitment exceeds the sum of the aggregate outstanding Revolving Loans (including Swing Line Loans) and the aggregate amount of L/C Obligations on such date.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement (including all amendments thereto), each Note, each Issuer Document, the Collateral Documents, the Guaranty and each Customary Intercreditor Agreement.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Mandatory Prepayment Date” has the meaning specified in Section 2.05(j).

“Master Agreement” has the meaning specified in the definition of Swap Contract.

“Material Acquisition” means the acquisition of Capital Stock of a Person or the acquisition of assets from a Person after the Closing Date, in each case for consideration of at least $50,000,000 (including Indebtedness assumed by the purchaser in such acquisition and the Top Borrower’s good faith estimate of the maximum amount of any deferred purchase price obligations (including contingent consideration payments) incurred in connection with such acquisition).

“Material Adverse Effect” means (a) a material adverse change in the business, assets, financial condition or results of operation of the Top Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their payment obligations under any Loan Document; or (c) a material adverse effect upon the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under the Loan Documents; provided, however, that a “Material Adverse Effect” under clause (a) above shall not include any impact of the COVID-19 pandemic that (A) has already occurred or may occur and, in either case, is reflected in (x) the projections distributed to the Lenders in connection with this Agreement (which included the Top Borrower’s minimum Liquidity covenant projections, a covenant forecast and a working forecast model), (y) the lender presentations distributed to the Lenders in connection with this Agreement or (z) the Top Borrower’s public statements relating to the COVID-19 pandemic set forth in press releases or publicly filed with the SEC, in each case prior to the Closing Date, or (B) may occur following the Closing Date and could reasonably be expected to occur in light of any event, development or circumstance described in the foregoing clause (A).

“Maturity Date” means (a) with respect to the Initial Revolving Credit Facility, July 30, 2026, (b) with respect to the Initial Term Facility, July 30, 2028, (b) with respect to any Incremental Term Facility, as set forth in the applicable Incremental Joinder, (c) with respect to any Other Term Facility or Other Revolving Facility, as set forth in the applicable Refinancing Amendment and (d) with respect to any Extended Term Facility or Extended Revolving Facility, as set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning specified in Section 10.10.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Minimum Liquidity Period” means the period commencing on the Closing Date and ending on the earlier of (a) June 30, 2022 and (y) the first business day after the Administrative Agent receives written notice from the Top Borrower electing to terminate the Minimum Liquidity Period; provided that, in the case of this clause (y), the Administrative Agent shall have received the financial statements referred to in Sections 6.01(a) and (b) and a duly completed Compliance Certificate as set forth in Section 6.02(b) demonstrating compliance, on a Pro Forma Basis, with the financial covenants set forth in Sections 7.10(b) and 7.10(c) as of the last day of the applicable reporting period (as if the Leverage Test Period had commenced prior to the end of such reporting period). Notwithstanding anything to the contrary herein, as of the Amendment No. 3 Effective Date, the Minimum Liquidity Period is no longer in effect.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Top Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Top Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a) with respect to the incurrence or issuance of any Indebtedness by the Top Borrower or any of its Restricted Subsidiaries, the cash proceeds received in connection with such transaction, net of underwriting or placement agents’ fees, discounts and commissions and other reasonable and customary out-of-pocket expenses incurred by the Top Borrower or such Subsidiary in connection therewith; and

(b) with respect to any Disposition or any Extraordinary Loss, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and excluding business interruption and delay in completion insurance proceeds) over (ii) the sum of (A) the amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), including Indebtedness repaid in order to obtain a necessary consent to such Disposition or Extraordinary Loss or required to be repaid by applicable law, (B) the reasonable out-of-pocket expenses incurred by the Top Borrower or any Subsidiary in connection with such transaction and (C) all Federal, state, provincial, foreign and local taxes arising in connection with such Disposition or Extraordinary Loss that are paid or required to be accrued as a liability under GAAP by such Person or its Restricted Subsidiaries, and (D) all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such Disposition or Extraordinary Loss which would otherwise constitute Net Cash Proceeds.

“New Material Project” means (x) each hotel, motel, facility, branch, office, attraction or business unit which is either a new hotel, motel, facility, branch, office, attraction or business unit or an expansion, relocation, remodeling, refurbishment or substantial modernization of an hotel, motel, facility, branch, office, attraction or business unit operated by the Top Borrower or any of its Restricted Subsidiaries and (y) each creation (in one or a series of related transactions) of a business unit, product line or service offering or each expansion (in one or a series of related transactions) of business into a new market or consumer base or through a new distribution method or channel, in each case, which is under development or otherwise in process for which the Top Borrower and its Restricted Subsidiaries have made or intend to make Investments and/or have incurred or intend to incur Indebtedness, collectively, in excess of $10,000,000.

“Non-Consenting Lender” means any Lender that (a) does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders (or all Lenders or all affected Lenders under a particular Facility) in accordance with the terms of Section 10.01 and (ii) (x) in the case of an amendment affecting only the Lenders under any Revolving Credit Facility (or all Revolving Credit Facilities), has been approved by the Required Revolving Lenders with respect to such Revolving Credit Facility (or with respect to all Revolving Credit Facilities, as applicable), (y) in the case of an amendment affecting only the Lenders under a Term Facility, has been approved by the Required Term Lenders in respect of such Term Facility and (z) in the case of any other amendment, has been approved by the Required Lenders or (b) does not consent to an extension of Lender’s Loans or Commitments requested by the Borrowers pursuant to Section 2.20.

“Non-Covenant Facility” means the Initial Term Facility, each Incremental Term Facility designated as a “Non-Covenant Facility” pursuant to the Incremental Joinder for such Incremental Term Facility, each Other Term Facility designated as a “Non-Covenant Facility” pursuant to the Refinancing Amendment for such Other Term Facility and each Extended Term Facility designated as a “Non-Covenant Facility” pursuant to the Extension Amendment for such Extended Term Facility.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Recourse Indebtedness” means any Indebtedness for borrowed money incurred for the purpose of financing a New Material Project (including any costs, expenses and working capital related to such New Material Project) which meets the following conditions:

(a) the rights and recourse of the Person or Persons to whom such Indebtedness is owed (the “non-recourse creditors”) are limited, in connection with such indebtedness, to the assets of the relevant New Material Project, the Capital Stock and any asset of any Non-Recourse Subsidiary owning, directly or indirectly, such assets;

(b) neither the Top Borrower nor any of its Restricted Subsidiaries (other than any Non-Recourse Subsidiary) has Guaranteed or otherwise agreed to become liable to pay such Indebtedness; and

(c) the acceleration or demand for payment prior to scheduled maturity of such Indebtedness further to a default does not constitute an event of default under any Indebtedness of the Top Borrower and its Restricted Subsidiaries, except for such Indebtedness, any other Non-Recourse Indebtedness and Indebtedness under the Loan Documents.

“Non-Recourse Subsidiary” means any Restricted Subsidiary of the Top Borrower that meets each of the following conditions:

(a) it owns, at all times, no material assets other than assets related to a New Material Project,

(b) it owes, at all times, no Indebtedness for borrowed money other than Non-Recourse Indebtedness and Indebtedness under the Loan Documents.

“Note” means a Revolving Note, an Initial Term Note, an Initial Term Note, an Incremental Term Note, an Other Term Note, an Extended Term Note or a Swing Line Note.

“NYFRB” means the Federal Reserve Bank of New York or any successor thereto.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, and expenses that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, and expenses are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other First Lien Indebtedness” means outstanding Indebtedness that is not incurred under this Agreement and that (a) is secured by the Collateral on a pari passu basis with the Secured Obligations and (b) is permitted under Section 7.03(f), (g), (k) or (u).

“Other Revolving Commitments” means Revolving Commitments that result from a Refinancing Amendment.

“Other Revolving Facility” means any Revolving Credit Facility consisting of Other Revolving Commitments and/or Other Revolving Loans, if any.

“Other Revolving Loans” means one or more tranches of Revolving Loans that result from a Refinancing Amendment.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Other Term Commitments” means one or more tranches of Term Loan Commitments that result from a Refinancing Amendment.

“Other Term Facility” means any Term Facility consisting of Other Term Commitments and/or Other Term Loans, if any.

“Other Term Lender” means a Lender in respect of Other Term Commitments and/or Other Term Loans.

“Other Term Loans” means one or more tranches of Term Loans that result from a Refinancing Amendment.

“Other Term Note” means a promissory note evidencing any Other Term Loan issued by the Top Borrower to an Other Term Lender.

“Outstanding Amount” means (a) with respect to Committed Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA, including a Multiple Employer Plan), other than a Multiemployer Plan, that is sponsored or maintained by the Top Borrower or any ERISA Affiliate, or to which the Top Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a Multiple Employer Plan or other plan described in Section 4064(a) of ERISA, to which the Top Borrower or any ERISA Affiliate has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisitions” means any acquisition, whether by purchase, merger, amalgamation, consolidation or otherwise, by the Top Borrower or any Restricted Subsidiary of all or substantially all the business, property or assets of, or Capital Stock in, a Person or any division or line of business of a Person or any joint venture, or which results in the Top Borrower owning (directly or indirectly) more than 50% of the Capital Stock in a Person.

“Permitted Holders” means Crestview.

“Permitted Junior Debt Conditions” means, in respect of any Indebtedness, that such Indebtedness (i) other than Customary Bridge Loans, does not have a scheduled maturity date prior to the date that is 91 days after the latest Maturity Date then in effect at the time of issuance for any then-existing Facility, (ii) other than Customary Bridge Loans, does not have a Weighted Average Life to Maturity that is shorter than that of any outstanding Term Loans, (iii) shall not have any scheduled principal payments or be subject to any mandatory redemption, prepayment, or sinking fund (except for customary change of control (and, in the case of convertible or exchangeable debt instruments, delisting) provisions and customary asset sale or event of loss provisions that permit application of the applicable proceeds to the payment of the Obligations prior to application to such Indebtedness) due prior to the date that is 91 days after the latest Maturity Date then in effect at the time of issuance for any then-existing Facility, (iv) is not at any time guaranteed by any Person other than Loan Parties and (v) has terms (excluding pricing, fees, original issue discount, rate floors, premiums, optional prepayment or optional redemption provisions) that are (as determined by the Top Borrower in good faith), taken as a whole, no more restrictive in any material respect to the Top Borrower and its Restricted Subsidiaries than the terms set forth in this Agreement. For the avoidance of doubt, the usual and customary terms of convertible or exchangeable debt instruments issued in a registered offering or under Rule 144A of the Securities Act shall be deemed to be no more restrictive in any material respect to the Top Borrower and its Restricted Subsidiaries than the terms set forth in this Agreement.

“Permitted Junior Refinancing Debt” means secured Indebtedness incurred by the Top Borrower or any other Loan Party and guarantees with respect thereto by any Loan Party; provided that (i) such Indebtedness is secured by the Collateral on a second lien or other junior lien basis to the Secured Obligations, in each case pursuant to the applicable Customary Intercreditor Agreement, and is not secured by any property or assets of the Top Borrower and its Restricted Subsidiaries other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Revolving Loans or Revolving Commitments or other Credit Agreement Refinancing Indebtedness, (iii) the security agreements relating to such Indebtedness are, taken as a whole and as determined by the Top Borrower, substantially the same as (or not materially more restrictive than) the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (iv) such Indebtedness is not guaranteed by any person other than the Loan Parties, and (v) the holders of such Indebtedness (or their representative) shall have become party to the applicable Customary Intercreditor Agreement. Permitted Junior Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” means the Liens permitted under Section 7.01.

“Permitted Open Market Purchase” means the purchase by the Top Borrower of Term Loans in a consensual transaction with a Lender; provided that (i) the aggregate principal amount (calculated on the face amount thereof) of Term Loans so purchased shall not exceed 25% of the original aggregate principal amount of all Term Facilities and (ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Top Borrower shall automatically be cancelled and retired by the Top Borrower on the settlement date of the relevant purchase (and may not be resold).

“Permitted Pari Passu Refinancing Debt” means secured Indebtedness incurred by the Top Borrower or any other Loan Party and guarantees with respect thereto by any Loan Party; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Secured Obligations and is not secured by any property or assets of the Top Borrower or its Restricted Subsidiaries other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Revolving Loans or Revolving Commitments or other Credit Agreement Refinancing Indebtedness, (iii) the security agreements relating to such Indebtedness are, taken as a whole and as determined by the Top Borrower, substantially the same as (or not materially more restrictive than) the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (iv) such Indebtedness is not guaranteed by any Person other than the Loan Parties and (v) the holders of such Indebtedness (or their representative) shall have become party to an applicable Customary Intercreditor Agreement. Permitted Pari Passu Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing” means, with respect to any Indebtedness, any refinancing thereof so long as (a) no Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing Indebtedness shall (i) other than Customary Bridge Loans, not have a stated maturity or, other than in the case of a revolving credit facility, a Weighted Average Life to Maturity that is shorter than that of the Indebtedness being refinanced, (ii) if the Indebtedness being refinanced (or the Liens securing such Indebtedness) is subordinated to the Obligations (or to the Liens securing the Secured Obligations, if applicable) by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be (and be secured by Liens, if applicable) at least as subordinate to the Obligations (or to the Liens securing the Secured Obligations) as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured) and (iii) be in a principal amount that does not exceed the principal amount so refinanced, plus, accrued interest, plus, any customary premium or other payment required to be paid in connection with such refinancing, plus, the amount of customary fees and expenses of the Top Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder; and (c) the obligors on such refinancing Indebtedness shall be the obligors on such Indebtedness being refinanced; provided that any Loan Party shall be permitted to guarantee any such refinancing Indebtedness of any other Loan Party.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Top Borrower or any other Loan Party and guarantees with respect thereto by any Loan Party; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Revolving Loans or Revolving Commitments or other Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness is not guaranteed by any Person other than the Loan Parties; and (iii) such Indebtedness is not secured by any Lien on any property or assets of the Top Borrower or its Restricted Subsidiaries. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan) established or maintained by the Top Borrower or to which the Top Borrower is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pounds Sterling” or “£” means the lawful currency of the United Kingdom.

“PPSA” means Personal Property Security Act (Alberta), as amended from time to time, together with all regulations made thereunder; provided that, if validity, perfection or the effect of perfection or the priority of any security interest in any Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Alberta, then “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction (including the Civil Code of Quebec and the regulations respecting the register of personal and movable real rights thereunder) for purposes of the provisions hereof relating to such validity, perfection, the effect of perfection or the priority of any security interest in such Collateral.

“Pro Forma Basis” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Pro Rata Share” means:

(a) with respect to any Commitment of a Lender (i) under any Revolving Credit Facility at any time or (ii) under any Term Facility at any time prior to the making of Term Loans under such Facility, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the respective Commitment of such Lender under such Facility at such time and the denominator of which is the amount of the aggregate amount of Commitments under such Facility at such time; provided that, with respect to subsection (i) above, if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Revolving Lender shall be determined based on the Pro Rata Share of such Revolving Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof; and

(b) in the case of any Lender under any Facility at any time after the making of the Term Loans thereunder, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of Term Loans and unused Term Loan Commitments under such Facility of such Lender and the denominator of which is the Outstanding Amount of all Term Loans and the aggregate unused Term Loan Commitments under such Facility.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned thereto in Section 10.29.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Top Borrower or any of its Subsidiaries pursuant to which the Top Borrower or any of its Subsidiaries may sell, contribute, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Top Borrower or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Top Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means a Restricted Subsidiary that is a wholly-owned Subsidiary of the Top Borrower (or another Person formed for the purposes of engaging in a Receivables Financing with the Top Borrower or any Subsidiary of the Top Borrower in which the Top Borrower or any Subsidiary of the Top Borrower makes an Investment and to which the Top Borrower or any Subsidiary of the Top Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Top Borrower and its Subsidiaries and all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Top Borrower as a Receivables Subsidiary and: (i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (x) is guaranteed by the Top Borrower or any other Subsidiary of the Top Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (y) is recourse to or obligates the Top Borrower or any other Subsidiary of the Top Borrower in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Top Borrower or any other Subsidiary of the Top Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (ii) with which neither the Top Borrower nor any other Subsidiary of the Top Borrower has any material contract, agreement, arrangement or understanding other than on terms which the Top Borrower or such Subsidiary reasonably believes to be no less favorable to the Top Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Top Borrower, and (iii) to which neither the Top Borrower nor any other Subsidiary of the Top Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Recipient” means the Administrative Agent, any Lender, or the L/C Issuer as applicable.

“Refinanced Debt” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing” means the repayment in full of Indebtedness of the Top Borrower under the Existing Credit Agreement and the release of all related guarantees and security.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers executed by each of (a) the applicable Borrower(s), (b) the Administrative Agent and (c) each additional Lender and each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.19 and, in the case of any Other Term Facility, which shall specify whether such Other Term Facility is a Covenant Facility or a Non-Covenant Facility.

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantee obligations) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reinvest” means the application of funds for any of the following purposes: (a) to invest in Property (other than cash or Cash Equivalents) to be owned by the Top Borrower or a Restricted Subsidiary and used in a business permitted by Section 7.07, (b) to pay the costs of improving, restoring, replacing or developing any Property owned or leased by the Top Borrower or a Restricted Subsidiary which is used in a business permitted by Section 7.07 or (c) to fund one or more investments in any other Person engaged primarily in a business permitted by Section 7.07 (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary. For the avoidance of doubt, funds expended by the Top Borrower or any of its Restricted Subsidiaries for any of the foregoing purposes after the applicable Disposition or the Extraordinary Loss, regardless of the timing of receipt of any insurance proceeds or other payment that is included in the computation of Net Cash Proceeds, shall be included in the computation of funds that have been Reinvested.

“Rejection Notice” has the meaning specified in Section 2.05(j).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.

“Released Parties” has the meaning specified in Section 10.05.

“Relevant Canadian Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Relevant Governmental Body” means (a) with respect to Loans denominated in Dollars, the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, (b) with respect to Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (d) with respect to Loans denominated in any other Agreed Currency, (i) the central bank for the currency in which such Loan is denominated or any central bank or other supervisor which is responsible for supervising either (x) the successor rate for such Agreed Currency or (y) the administrator of such successor rate or (ii) any working group or committee officially endorsed or convened by (w) the central bank for the currency in which such successor rate is denominated, (x) any central bank or other supervisor that is responsible for supervising either (A) such successor rate or (B) the administrator of such successor rate, (y) a group of those central banks or other supervisors or (z) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Borrowing denominated in Dollars, the Term SOFR and SOFR Daily Floating Rate, (ii) with respect to any Borrowing denominated in Euros, the EURIBO Rate, (iii) with respect to any Borrowing denominated in Pounds Sterling, the SONIA Rate and (iv) with respect to any Borrowing denominated in Canadian Dollars, the ~~CDOR~~Alternative Currency Term Rate.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Covenant Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of (a) Total Revolving Outstandings (with the aggregate Dollar Equivalent amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition), (b) the aggregate unused Revolving Commitments, and (c) the aggregate Outstanding Amount of all Term Loans under each Term Facility that is a Covenant Facility; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Covenant Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (a) Total Outstandings (with the aggregate Dollar Equivalent amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Revolving Commitments; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders holding more than 50% of the sum of (a) Total Revolving Outstandings (with the aggregate Dollar Equivalent amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (b) the aggregate unused Revolving Commitments; provided that the Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, with respect to any Term Facility as of any date of determination, Lenders holding more than 50% of such Term Facility on such date; provided that the portion of any such Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Rescindable Amount” has the meaning specified in Section 2.12(h).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer or treasurer of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Top Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock.

“Restricted Subsidiary” means each Subsidiary of the Top Borrower that is not an Unrestricted Subsidiary. The Top Borrower may at any time designate an Unrestricted Subsidiary as a Restricted Subsidiary in a written notice from the Top Borrower to the Administrative Agent so long as (a) no Event of Default shall have occurred and be continuing at the time and immediately after giving effect to such designation, and (b) after giving effect to such designation, the Top Borrower would be in compliance with Section 7.10 on a Pro Forma Basis as of the last day of the Test Period most recently ended (regardless of whether any Covenant Facility is then outstanding).

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the ECF Percentage with respect to such Excess Cash Flow Period.

“Revaluation Date” means (a) with respect to any Revolving Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, ~~a CDOR~~an Alternative Currency Term Rate Loan, a EURIBO Rate Loan or a SONIA Rate Loan, (ii) each date of a continuation of a Eurocurrency Rate Loan, ~~a CDOR~~an Alternative Currency Term Rate Loan or a EURIBO Rate Loan pursuant to Section 2.02, (iii) each Interest Payment Date in respect of a SONIA Rate Loan and (iv) such additional dates as the Administrative Agent shall reasonably determine or require; (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iii) with respect to any Letter of Credit denominated in an Alternative Currency, the first Business Day of each month and (iv) such additional dates as the Administrative Agent or applicable L/C Issuer shall reasonably determine or require; and (c) for purposes of calculating the unused fee, the last day of any fiscal quarter.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01(a) (including any Extended Revolving Commitments and any Other Revolving Commitments), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans in the aggregate amount set forth opposite such Lender’s name in Schedule 1.01(b) directly below the column entitled “Revolving Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means the Initial Revolving Credit Facility, any Other Revolving Facility and any Extended Revolving Facility, as the case may be.

“Revolving Extension Request” has the meaning specified in Section 2.20(b).

“Revolving Lender” means each Lender that holds a Revolving Commitment or a Revolving Loan.

“Revolving Loan” means each Loan made by a Revolving Lender under any Revolving Credit Facility.

“Revolving Note” means a promissory note made by the Borrowers to a Revolving Lender evidencing that Lender’s Pro Rata Share of the Aggregate Revolving Commitments, substantially in the form of Exhibit C-1, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Sanction(s)” means any sanction (including economic or trade sanctions) enacted, imposed, administered or enforced by the United States Government (including without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”), any EU member state, the government of Canada or any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Top Borrower and/or any Restricted Subsidiary and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(d) that is entered into by and between the Top Borrower and/or any Restricted Subsidiary and any Hedge Bank.

“Secured Obligations” means, collectively, the Obligations and all obligations of the Top Borrower and/or any Restricted Subsidiary under any Secured Hedge Agreement (other than any Excluded Swap Obligations) and any Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Lenders, the Hedge Banks, the Cash Management Banks and the Administrative Agent.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, by and between the Loan Parties and the Administrative Agent.

“Significant Subsidiary” means each Restricted Subsidiary (including such Restricted Subsidiary’s interest in its direct and indirect Restricted Subsidiaries, but for the avoidance of doubt excluding the Blitz Entities) of the Top Borrower that:

(a) (i) during the Minimum Liquidity Period, accounted for at least 5% of consolidated revenue of the Top Borrower and its Restricted Subsidiaries or (ii) during the Leverage Test Period, 5% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries, in each case for the most recently ended Test Period immediately preceding the date as of which any such determination is made; or

(b) has assets which represent at least 5% of the Consolidated Total Assets of the Top Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period immediately preceding the date as of which any such determination is made;

all of which, with respect to subsections (a) and (b), shall be as reflected on the financial statements of the Top Borrower for the period, or as of the date, in question, adjusted for the pro forma effect of any Restricted Subsidiary acquired (or disposed of) by the Top Borrower during such period or concurrently with the date as of which such determination is made; provided that (i) for purposes of this Agreement, at no time shall (x) the total assets of all Restricted Subsidiaries that are not Significant Subsidiaries at the last day of the most recently ended Test Period equal or exceed 10% of the Consolidated Total Assets of the Top Borrower and the Restricted Subsidiaries at such date, (y) (i) during the Minimum Liquidity Period, the aggregate consolidated revenue for such Test Period of all Restricted Subsidiaries that are not Significant Subsidiaries equal or exceed 10% of the consolidated revenue of the Top Borrower and the Restricted Subsidiaries for such period, or (ii) during the Minimum Liquidity Period, the portion of Consolidated EBITDA attributed to all Restricted Subsidiaries that are not Significant Subsidiaries equals or exceeds 10% of the Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, (ii) the Top Borrower shall not designate any Subsidiary as being not a Significant Subsidiary if such designation would not comply with the provisions set forth in subsection (i) above, and (iii) if the total assets, portion of Consolidated EBITDA or consolidated revenue of all Restricted Subsidiaries so designated by the Top Borrower as not being “Significant Subsidiaries” (and not redesignated as “Significant Subsidiaries”) shall at any time exceed the limits set forth in subsection (i) above, then all such Restricted Subsidiaries shall be deemed to be Significant Subsidiaries unless and until the Top Borrower shall redesignate one or more additional Restricted Subsidiaries as Significant Subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the total assets, portion of Consolidated EBITDA and consolidated revenue of all Restricted Subsidiaries still designated as not being “Significant Subsidiaries” do not exceed such limits; provided further that the Top Borrower may designate and re-designate a Restricted Subsidiary as a Significant Subsidiary at any time, subject to the terms set forth in this definition. Notwithstanding the foregoing, the term Significant Subsidiary shall exclude any Subsidiary that would not be a Significant Subsidiary other than as a result of its ownership of Capital Stock of one or more Persons that are not Subsidiaries or that are Unrestricted Subsidiaries. The Significant Subsidiaries as of the Closing Date are as set forth on Schedule 1.01(a).

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means, (a) with respect to Term SOFR, (i) in relation to any Loan (other than an Initial Term Loan), 0.11448% (11.448 basis points) for an Interest Period of one-month’s duration, 0.26161% (26.161 basis points) for an Interest Period of three-month’s months’ duration, 0.42826% (42.826 basis points) for an Interest Period of six-months’ duration and 0.71513% (71.513 basis points) for an Interest Period of twelve-months’ duration and (ii) in relation to any Initial Term Loan, 0.0% and (b) with respect to SOFR Daily Floating Rate, 0.11448% (11.448 basis points).

“SOFR Daily Floating Rate” means, for any day, a fluctuating rate of interest, which can change on each Business Day, equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such day, with a term equivalent to one (1) month beginning on that date; provided that, if the rate is not published prior to 11:00 a.m. on such determination date then the SOFR Daily Floating Rate means such Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; provided, further, that, if the SOFR Daily Floating Rate shall be less than 0.00% per annum, such rate shall be deemed 0.00% per annum for purposes of this Agreement.

“SOFR Daily Floating Rate Loan” means a Loan that bears interest at a rate based on the SOFR Daily Floating Rate. All SOFR Daily Floating Rate Loans shall be denominated in Dollars.

“SOFR Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR, SOFR Daily Floating Rate, any proposed Benchmark Replacement for Term SOFR or SOFR Daily Floating Rate, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR”, “SOFR Daily Floating Rate” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, in consultation with the Top Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary (after consultation with the Top Borrower) in connection with the administration of this Agreement and any other Loan Document).

“Solvent” and “Solvency” means, with respect to the Top Borrower on any date of determination, that on such date (i) the fair value of the assets of the Top Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of the Top Borrower and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (ii) the present fair saleable value of the assets of the Top Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of the Top Borrower and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (iii) the Top Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature in the ordinary course of business on their respective stated maturities and are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances; and (iv) the Top Borrower and its Subsidiaries on a consolidated basis have, and will have, adequate capital with which to conduct the business they are presently conducting and reasonably anticipate conducting.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided, however, that, if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“SONIA Adjustment” means, with respect to SONIA, 0.1193% per annum.

“SONIA Rate” means, for any day, with respect to any Credit Extension denominated in Pounds Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; provided that, if any SONIA Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in the SONIA Rate shall be effective from and including the date of such change without further notice.

“SONIA Rate Loan” means each Loan which is designated as a Loan bearing interest at the SONIA Rate by the applicable Borrower at the time of the incurrence thereof.

“SPC” has the meaning specified in Section 10.07(g).

“Special Purpose Subsidiary” means any (a) not-for-profit Subsidiary, (b) Captive Insurance Company, (c) Receivables Subsidiary and (d) any other Subsidiary formed for a specific bona fide purpose not including substantive business operations and that does not own any material assets, in each case in this clause (d), that has been designated as a “Special Purpose Subsidiary” by the Top Borrower.

“Specified Domestic Subsidiary” means a Domestic Subsidiary that owns Capital Stock (or debt treated as equity for U.S. federal income tax purposes) of the Canadian Parent Guarantor, the Co-Borrower or any Canadian Subsidiary of the Co-Borrower.

“Specified Transaction” means (a) any incurrence or repayment of Indebtedness of the Top Borrower or a Restricted Subsidiary, (b) any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, (c) any Disposition, (d) any designation or redesignation of a Subsidiary that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary or an Unrestricted Subsidiary becoming a Restricted Subsidiary, (e) the establishment, acquisition or creation of any new joint venture of the Top Borrower or any Restricted Subsidiary, (f) any acquisition or Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or of all or substantially all of the assets of a Person and (g) any New Material Project (but specifically excluding any New Material Project at any time that the Finance Lease Obligations and/or Construction Indebtedness associated therewith is excluded from Consolidated Net Funded Indebtedness pursuant to the proviso to clause (b) of such definition).

“Spot Rate” means, for any currency, the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Agreed Currency.

“STA” means the Securities Transfer Act (Alberta), as amended from time to time, together with all regulations made thereunder; provided that, if the subject matter of the STA is governed by equivalent legislation in effect in a province or territory of Canada other than Alberta, then “STA” means such equivalent legislation as in effect from time to time in such other jurisdiction.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Top Borrower or any Subsidiary of the Top Borrower which the Top Borrower has determined in good faith to be customary in a Receivables Financing, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary.

“Standby Letter of Credit” means each Letter of Credit that is not a Commercial Letter of Credit.

“Subsidiary” of a Person (the “parent”) means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by the parent or by one or more of its Subsidiaries or by the parent and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Top Borrower.

“Supported QFC” has the meaning assigned thereto in Section 10.29.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing

(including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Canadian Dollar Sublimit” means, at any time, an amount equal to $10,000,000. The Swing Line Canadian Dollar Sublimit is part of, and not in addition to, the Revolving Credit Facilities.

“Swing Line Dollar Sublimit” means, at any time, an amount equal to $20,000,000. The Swing Line Dollar Sublimit is part of, and not in addition to, the Revolving Credit Facilities.

“Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Swing Line Note” means the promissory note made by the Borrowers to the Swing Line Lender, substantially in the form of Exhibit C-3, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplemented.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA” ~~means, for the applicable corresponding tenor, the forward-looking term rate based on CORRA that has been selected or recommended by the Relevant Canadian Governmental Body, and that is published by an authorized benchmark administrator and is displayed on a screen or other information service, as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of an Interest Period determined by the Administrative Agent in its reasonable discretion in a manner substantially consistent with market practice.~~has the meaning specified in the definition of “Alternative Currency Term Rate.”

“Term CORRA ~~Notice” means the notification by the Administrative Agent to the Lenders and the Top Borrower of the occurrence of a Term CORRA Transition Event.~~Adjustment” means (i) 0.29547% (29.547 basis points) for an Interest Period of one-month’s duration and (ii) 0.32138% (32.138 basis points) for an Interest Period of three-months’ duration.

“Term CORRA ~~Transition Date” means, in the case of a Term CORRA Transition Event, the date that is set forth in the Term CORRA Notice provided to the Lenders and the Top Borrower for the replacement of the then-current Canadian Benchmark with the Canadian Benchmark Replacement described in clause 1(a) of such definition, which date shall be at least thirty (30) Business Days from the date of the Term CORRA Notice.~~Rate” has the meaning specified in the definition of “Alternative Currency Term Rate.”

~~“Term CORRA Transition Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Canadian Governmental Body, and is determinable for any Available Tenor, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Canadian Benchmark Replacement, other than Term CORRA, has replaced CDOR Rate in accordance with clause (i) of Section 3.03(e).~~

“Term Facility” means the Initial Term Facility, any Incremental Term Facility, any Other Term Facility or any Extended Term Facility, as the case may be.

“Term Loan” means an Initial Term Loan, an Increased Term Loan, an Incremental Term Loan, an Extended Term Loan or an Other Term Loan, as the case may be.

“Term Loan Commitment” means, the Initial Term Loan Commitment, an Increased Term Loan Commitment, an Incremental Term Loan Commitment, an Other Term Commitment or an Extended Term Commitment, as the case may be.

“Term Loan Extension Request” has the meaning specified in Section 2.20(a).

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that, if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than (x) with respect to the Initial Term Facility, 0.50% per annum, Term SOFR with respect to the Initial Term Facility shall be deemed 0.50% per annum for purposes of this Agreement or (y) with respect to the Initial Revolving Credit Facility, 0.00% per annum, Term SOFR with respect to the Initial Revolving Credit Facility shall be deemed 0.00% per annum for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR. Term SOFR Loans shall be denominated in Dollars.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Test Period” means, for any date of determination, the period of the four most recently ended consecutive fiscal quarters of the Top Borrower and its Restricted Subsidiaries for which financial statements have been or were required to be delivered pursuant to Section 6.01(a) or (b).

“Threshold Amount” means, as of any date, an amount equal to the greater of (x) $30,000,000 and (y) (i) during the Minimum Liquidity Period, 3.0% of Consolidated Total Assets or (ii) during the Leverage Test Period, 20% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“Top Borrower” means Viad Corp, a Delaware corporation.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Funded Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period then most recently ended.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and all L/C Obligations.

“Transformative Event” means any Investment by the Top Borrower or any Restricted Subsidiary that either (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such Investment or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such Investment, would not provide the Top Borrower and the Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Top Borrower acting in good faith.

“Type” means, (a) with respect to a Committed Loan (other than a Committed Loan denominated in Dollars) its character as a Eurocurrency Rate Loan, ~~CDOR~~Alternative Currency Term Rate Loan, Canadian Prime Rate Loan, EURIBO Rate Loan or SONIA Rate Loan, (b) with respect to a Committed Loan denominated in Dollars, its character as a Base Rate Loan or a Term SOFR Loan and (c) with respect to a Swing Line Loan denominated in Dollars, its character as a Base Rate Loan or a SOFR Daily Floating Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Cash” means, as of any date of determination, an amount equal to the unrestricted cash and Cash Equivalents of the Top Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Top Borrower or any of its Subsidiaries; provided that, in the case the aggregate Outstanding Amount of all Revolving Loans and Swing Line Loans as of such date exceeds $10,000,000, the amount of the Unrestricted Cash shall not exceed $50,000,000 for purposes of calculating the amount of Consolidated Net Funded Indebtedness outstanding at any time.

“Unrestricted Subsidiary” means (a) each Subsidiary of the Top Borrower that is so designated in a written notice from the Top Borrower to the Administrative Agent, so long as after giving effect to any such designation (i) no Event of Default would exist and (ii) the Top Borrower would be in compliance with Section 7.10 on a Pro Forma Basis as of the last day of the Test Period most recently ended (regardless of whether any Covenant Facility is then outstanding) and (b) each Subsidiary of any Unrestricted Subsidiary.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned thereto in Section 10.29.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(III).

“Voting Stock” means securities of any class or classes of any a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or Persons performing equivalent functions).

“Weighted Average Life to Maturity” means, on any date and with respect to any Indebtedness (or any applicable portion thereof), an amount equal to (a) the scheduled repayments of such Indebtedness to be made after such date, multiplied by the number of days from such date to the date of such scheduled repayments divided by (b) the aggregate outstanding principal amount of such Indebtedness; provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness being refinanced or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness vis-à-vis the amortization schedule prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Top Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Top Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Top Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Top Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day; Rates.

(a) Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

(b) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR,” “Eurocurrency Rate,” “~~CDOR~~Term CORRA,” “Alternative Currency Term Rate,” “EURIBO Rate” or “SONIA Rate” or with respect to any comparable or successor rate to any of the foregoing.

1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.08 Certain Calculations and Tests.

(a) Notwithstanding anything to the contrary herein, the Total Net Leverage Ratio and the Interest Coverage Ratio (and the component definitions thereof) shall be calculated in the manner prescribed by this Section 1.08; provided that, notwithstanding anything to the contrary in subsections (b) or (c) of this Section 1.08 when calculating the Total Net Leverage Ratio and the Interest Coverage Ratio (and the component definitions thereof), as applicable, for purposes of determining actual compliance (and not pro forma compliance or compliance on a Pro Forma Basis) with any financial covenant pursuant to Section 7.10, the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating the Total Net Leverage Ratio and the Interest Coverage Ratio (and the component definitions thereof) and Specified Transactions that have been consummated (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Top Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then the Total Net Leverage Ratio and the Interest Coverage Ratio (and the component definitions thereof) shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c) In the event that the Top Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, prepayment, retirement, exchange, extinguishment or satisfaction and discharge) any Indebtedness included in the calculations of the Total Net Leverage Ratio and the Interest Coverage Ratio (and the component definitions thereof), as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility), (i) during the applicable Test Period and/or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Net Leverage Ratio and the Interest Coverage Ratio (and the component definitions thereof) shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Total Net Leverage Ratio and (B) the first day of the applicable Test Period in the case of the Interest Coverage Ratio. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness); provided that, in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable Test Period, the actual interest may be used for the applicable portion of such Test Period. Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Top Borrower to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Top Borrower may designate.

(d) Notwithstanding anything to the contrary herein, unless the Top Borrower otherwise notifies the Administrative Agent, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence.

(d) For the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the earnings of such Person or business shall not be excluded from the calculation of Consolidated EBITDA until such Disposition shall have been consummated.

1.09 Limited Condition Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when determining compliance with any applicable conditions to the consummation of any Limited Condition Transaction and any related transactions (including, without limitation, any Default or Event of Default condition, any representation or warranty and compliance with any Total Net Leverage Ratio or Interest Coverage Ratio), the date of determination of such applicable conditions shall, at the option of the Top Borrower (the Top Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof), such applicable conditions are calculated as if such Limited Condition Transaction and other related transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which financial statements are available to the Administrative Agent, the Top Borrower or Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with the applicable conditions thereto, such applicable conditions shall be deemed to have been complied with. For the avoidance of doubt, if an LCT Election is made, the only conditions applicable thereto tested at the time of consummation of such Limited Condition Transaction shall be (i) the accuracy of the representations and warranties that would constitute “Specified Representations” (the definition of which shall be agreed by the Top Borrower and the lenders providing such Indebtedness) and the representations and warranties in the relevant acquisition agreement the breach of which would permit the buyer to terminate its obligations thereunder or decline to consummate such Limited Condition Transaction (and the reference to “Material Adverse Effect” in the Specified Representations shall be understood for this purpose to refer to “Material Adverse Effect” or a similar definition as defined in the main transaction agreement governing such Limited Condition Transaction) and (ii) no Event of Default pursuant to Section 8.01(a) or (f) shall have occurred and be continuing on the date such Limited Condition Transaction is actually consummated. If the Top Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (x) in the case of any Restricted Payment or Junior Prepayment, both (i) on a Pro Forma Basis assuming such Limited Condition Transaction and other related transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) on a Pro Forma Basis assuming such Limited Condition Transaction and other related transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated, and the applicable action shall only be permitted if there is sufficient availability under the applicable ratio or basket under both of the calculations pursuant to subsection (i) and (ii) and (y) in the case of any other Specified Transaction, on a Pro Forma Basis assuming such Limited Condition Transaction and other related transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

1.10 Additional Alternative Currencies.

(a) Each Borrower may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders with Commitments in respect of the subfacility under which such additional Alternative Currency is being requested and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 12:00 p.m., twenty Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each applicable Revolving Lender thereof and, in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuers thereof. Each applicable Lender (in the case of a request pertaining to Revolving Loans) or L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 12:00 p.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or L/C Issuer, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and (i) all the Lenders with Commitments in respect of the subfacility under which such additional Alternative Currency is being requested or (ii) in the case of any such request with respect to the issuance of Letters of Credit, the applicable L/C Issuers consent to making Revolving Loans or issuing Letters of Credit, as the case may be, in such requested currency and the Administrative Agent and such Lenders or L/C Issuers, as applicable, reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the applicable Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Revolving Loans or issuances of Letters of Credit, as the case may be. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the applicable Borrower.

1.11 Exchange Rates; Currency Equivalent.

(a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan denominated in an Alternative Currency or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Dollar Equivalent (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

1.12 Interest Rates. The Administrative Agent does not warrant nor accept responsibility nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein (including any rates in the definition of “Term SOFR”, “SOFR Daily Floating Rate”, “Eurocurrency Rate”, “EURIBO Rate,” “~~CDOR~~Term CORRA”, “Alternative Currency Term Rate,” or “SONIA Rate”) or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including (i) any Benchmark Replacement and such alternative, successor or replacement rate implemented pursuant to Section 3.03 upon the occurrence of a Benchmark Transition Event or a Canadian Benchmark Transition Event, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.03(b)(iv) or any Canadian Benchmark Replacement Conforming Changes pursuant to Section 3.03(e)(iii)), (or any component of any of the foregoing) or the effect of any of the foregoing or of any SOFR Conforming Changes, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Term SOFR, SOFR Daily Floating Rate, Eurocurrency Rate, EURIBO Rate, ~~CDOR~~Term CORRA, Alternative Currency Term Rate or SONIA Rate or have the same volume or liquidity as did such rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Benchmark Replacement) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Benchmark Rate)

(or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.13 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the applicable Borrower (which, in the case of the Initial Revolving Credit Facility, shall be any Borrower) from time to time in Dollars or in one or more Alternative Currencies, if any, on any Business Day during the Availability Period for the applicable Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment under the applicable Revolving Credit Facility; provided, however, that, after giving effect to any Borrowing of Revolving Loans, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment. For the avoidance of doubt, the applicable Borrower may elect the Revolving Credit Facility under which any Borrowing of Revolving Loans shall be made (for the avoidance of doubt, each Borrower shall be permitted to borrow Revolving Loans on a non pro rata basis between the any Revolving Credit Facility and any other Revolving Credit Facility). Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, any Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans, Term SOFR Loans, Eurocurrency Rate Loans, EURIBO Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans or SONIA Rate Loans, as further provided herein.

(b) Initial Term Loans. Subject to the terms and conditions set forth herein, each Initial Term Lender with an Initial Term Loan Commitment severally agrees to make a single loan denominated in Dollars (the “Initial Term Loans”) to the Top Borrower on the Closing Date in an amount not to exceed such Initial Term Lender’s Initial Term Loan Commitment. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.

The aggregate Initial Term Loan Commitments shall be automatically and permanently reduced to zero on the Closing Date following the initial incurrence of the Initial Term Loans on the Closing Date. Initial Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans (other than Swing Line Loans) from one Type to the other, and each continuation of Term SOFR Loans, Eurocurrency Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans, SONIA Rate Loans or EURIBO Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 12:00 p.m. or, with respect to any Borrowing of, conversion to or continuation of Alternative Currency Term Rate Loans, 10:00 a.m. (i) three Business Days prior to the requested date of any Committed Borrowing of, conversion to or continuation of Term SOFR Loans, or of any conversion of Base Rate Committed Loans to Term SOFR Loans, (ii) three Business Days prior to the requested date of any Borrowing of or continuation of Eurocurrency Rate Loans denominated in an Alternative Currency, ~~CDOR~~Alternative Currency Term Rate Loans, EURIBO Rate Loans or SONIA Rate Loans; and (iii) on the requested date of any Borrowing of or conversion of Term SOFR Loans to Base Rate Committed Loans; provided, however, that, if the applicable Borrower wishes to request Term SOFR Loans, Eurocurrency Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans or EURIBO Rate Loans having an Interest Period other than one, three or (other than with respect to Alternative Currency Term Rate Loans) six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. five Business Days prior to the requested date of such Committed Borrowing, conversion (in the case of Committed Loans denominated in Dollars) or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 p.m., four Business Days before the requested date of such Committed Borrowing, conversion or continuation, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders and the Administrative Agent. Each Committed Borrowing of, conversion to (in the case of Committed Loans denominated in Dollars) or continuation of Term SOFR Loans, Eurocurrency Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans, EURIBO Rate Loans or SONIA Rate Loans, shall be in a principal amount of the Dollar Equivalent of $1,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof or such other amount as corresponds to any Term Loan amortization payment. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or such other amount as corresponds to any Term Loan amortization payment. Each Committed Loan Notice shall specify (i) whether the applicable Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Term SOFR Loans, Eurocurrency Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans, SONIA Rate Loans or EURIBO Rate Loans, (ii) the requested date of the Committed Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) the Facility pursuant to which the Committed Borrowing is being requested, (vi) the currency of the Committed Borrowing and (vii) if applicable, the duration of the Interest Period with respect thereto. If the applicable Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the applicable Borrower fails to specify a Type of Committed Loan denominated in Dollars in a Committed Loan Notice or if the applicable Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans (any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans); provided, however, that, in the case of a failure to timely request a continuation of EURIBO Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans or SONIA Rate Loans, such Committed Loans shall be continued as EURIBO Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans or SONIA Rate Loans, respectively, in their original currency and, in the case of EURIBO Rate Loans and ~~CDOR~~Alternative Currency Term Rate Loans, with an Interest Period of one (1) month. If the applicable Borrower requests a Committed Borrowing of, conversion to (in the case of Committed Loan denominated in Dollars), or continuation of Term SOFR Loans, EURIBO Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans or Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Except as provided in Section 3.03, no Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency (and no Committed Loan denominated in Dollars may be converted into EURIBO Rate Loan, SONIA Rate Loan or ~~CDOR~~Alternative Currency Term Rate Loan and no EURIBO Rate Loan, SONIA Rate Loan or ~~CDOR~~Alternative Currency Term Rate Loan may be converted into the Loan of any other Type), but instead must be repaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender that holds a Commitment (or, in the case of any Term Facility after the making of the applicable Term Loans, each Lender that holds any Term Loans) under the applicable Facility of the amount of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans or continuation of Term Loans denominated in an Alternative Currency described in the preceding subsection. In the case of a Committed Borrowing, each Lender that holds a Commitment under the applicable Facility shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is a part of the initial Credit Extensions on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided, however, that, if on the date the Committed Loan Notice with respect to such Borrowing is given by the applicable Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Term SOFR Loan, Eurocurrency Rate Loan, ~~CDOR~~Alternative Currency Term Rate Loan, SONIA Rate Loans or EURIBO Rate Loan may be continued or (in the case of Term SOFR Loan denominated in Dollars) converted only on the last day of an Interest Period (or last Business Day of each March, June, September and December in the case of SONIA Rate Loans) for such Term SOFR Loan, Eurocurrency Rate Loan, ~~CDOR~~Alternative Currency Term Rate Loan, SONIA Rate Loan or EURIBO Rate Loan, as applicable. During the existence of an Event of Default, unless the Required Lenders under the applicable Facility elect otherwise, Term Loans under any Term Facility may be requested as, converted to and continued as Term SOFR Loans, Eurocurrency Rate Loans and Revolving Loans may be requested as, converted to and continued as Term SOFR Loans, Eurocurrency Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans, SONIA Rate Loans or EURIBO Rate Loans without the consent of the Administrative Agent or any Lender; provided that the Required Lenders may demand that any or all of the outstanding Term SOFR Loans be converted on the last day of the then current Interest Period with respect thereto to Base Rate Loans and any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency, ~~CDOR~~Alternative Currency Term Rate Loans, SONIA Rate Loans and/or EURIBO Rate Loans be redenominated into Dollars in the amount of the Dollar Equivalent thereof on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Borrowers and the Lenders funding such Loans of the interest rate applicable to any Interest Period for Term SOFR Loans, SOFR Daily Floating Rate Loans, Eurocurrency Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans or EURIBO Rate Loans upon determination of such interest rate. The determination of the Term SOFR, SOFR Daily Floating Rate, Eurocurrency Rate, ~~CDOR~~Alternative Currency Term Rate, EURIBO Rate or SONIA Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders holding such Loans of any change in the Base Rate promptly following such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than twenty Interest Periods in effect with respect to Committed Loans.

(f) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the applicable Borrower(s), the Administrative Agent and such Lender.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in the Agreed Currencies for the account of either Borrower or its Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of either Borrower or its Restricted Subsidiaries and any drawings thereunder; provided that, after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (x) the aggregate Outstanding Amount of the Committed Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Commitment, (y) the Outstanding Amount of the L/C Obligations of any L/C Issuer shall not exceed its ratable share of the Letter of Credit Sublimit (based on the Revolving Commitment of each L/C Issuer on the Closing Date), unless agreed in writing by such L/C Issuer and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by any Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly any Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all of the Revolving Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate any Laws or one or more policies of the L/C Issuer;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial face amount less than $15,000;

(D) [reserved];

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the L/C Issuer with the applicable Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Sections 9.03, 9.04 and 9.05 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in such Sections included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(vii) The L/C Issuer shall be under no obligation to issue Commercial Letters of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the applicable Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Share of all Revolving Credit Facilities times the amount of such Letter of Credit.

(iii) If the applicable Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the applicable Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of subsection (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or any Loan Party that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. Not later than 12:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall reimburse the L/C Issuer in the applicable Agreed Currency through the Administrative Agent in an amount equal to the amount of such drawing. If the applicable Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Pro Rata Share thereof. In such event, the applicable Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans under the Revolving Commitment to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the applicable Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the

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period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this subsection (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the applicable Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the applicable Borrower or any Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the applicable Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the applicable Borrower;

(vi) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vii) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the applicable Borrower or any Restricted Subsidiary.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the L/C Issuer. The applicable Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Revolving Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct, as determined by a final and nonappealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the applicable Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in subsections (i) through (v) of Section 2.03(e); provided, however, that, anything in such subsections to the contrary notwithstanding, the applicable Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the applicable Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the applicable Borrower which the applicable Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case, as determined by a final and nonappealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit . Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the applicable Borrower for, and the L/C Issuer’s rights and remedies against the applicable Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or expressly permitted under any law, order, or practice that is required or expressly permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The applicable Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Documentary and Processing Charges Payable to L/C Issuer. The applicable Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Standby Letter of Credit in such amounts and at such times as agreed from time to time by the applicable Borrower and the L/C Issuer (which fronting fee shall equal 0.125% per annum unless otherwise agreed in writing between the applicable Borrower and the L/C Issuer), computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the Dollar Equivalent of the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. The applicable Borrower shall pay directly to the L/C Issuer for its own account fees with respect to Commercial Letters of Credit in such amounts and at such times as agreed from time to time by the applicable Borrower and the L/C Issuer. In addition, the applicable Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Person other than the applicable Borrower, the applicable Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The applicable Borrower hereby represents and warrants that the issuance of any Letters of Credit at such Borrower’s request for the account of any other Person will inure to the benefit of such Borrower.

(l) L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide the Administrative Agent a Letter of Credit Report, as set forth below: (i) reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed); (ii) on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment; (iii) on any Business Day on which the applicable Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment; (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and (v) for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars or in Canadian Dollars (each such loan, a “Swing Line Loan”) to any Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding (x) in the case of Swing Line Loans denominated in Dollars, the amount of the Swing Line Dollar Sublimit and (y) in the case of Swing Line Loans denominated in Canadian Dollars, the amount of the Swing Line Canadian Dollar Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that, after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment; provided further that no Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, any Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan denominated in Dollars shall be a SOFR Daily Floating Rate Loan or, at the option of the Borrower, a Base Rate Loan. Each Swing Line Loan denominated in Canadian Dollars shall be a Canadian Prime Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon a Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (in the case of a Swing Line Loan denominated in Dollars) and C$100,000 (in the case of a Swing Line Loan denominated in Canadian Dollars), (ii) the requested borrowing date, which shall be a Business Day and (iii) the Type of Swing Line Loans to be borrowed. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower at its office by crediting the account of such Borrower on the books of the Swing Line Lender in immediately available funds. During the existence of an Event of Default, unless the Swing Line Lender elects otherwise, a Swing Line Loan may be requested as a SOFR Daily Floating Rate Loan. Swing Line Loans that are SOFR Daily Floating Rate Loans may not be converted to Base Rate Loans; Swing Line Loans that are Base Rate Loans may not be converted to SOFR Daily Floating Rate Loans.

(c) Refinancing of Swing Line Loans.

(i) Either of the Swing Line Lender or the Administrative Agent at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swing Line Lender and the Administrative Agent to so request on its behalf), that each Revolving Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02. The Swing Line Lender or the Administrative Agent, as applicable, shall furnish the applicable Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this subsection (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender through the Administrative Agent its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The applicable Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Any Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty (other than any premium or penalty described in Section 2.05(l) or that may be agreed between the applicable Borrower and any Lenders pursuant to the applicable Incremental Joinder, Refinancing Amendment or Extension Amendment); provided that (i) such notice must be received by the Administrative Agent not later than (A) in the case of prepayment of a Borrowing of Term SOFR Loans, to the Administrative Agent’s New York office not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (B) in the case of prepayment of a Borrowing of Base Rate Committed Loans, to the Administrative Agent’s New York office not later than 11:00 a.m., New York City time, on the date of prepayment and (C) in the case of prepayment of a Borrowing of Eurocurrency Rate Loans denominated in any Alternative Currency, ~~CDOR~~Alternative Currency Term Rate Loans, EURIBO Rate Loans or SONIA Rate Loans, to the Administrative Agent’s London office not later than 1:00 p.m., London time, three Business Days before the date of prepayment; (ii) any prepayment of Eurocurrency Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans, EURIBO Rate Loans or SONIA Rate Loans, shall be in a principal amount of the Dollar Equivalent of $1,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, such other amount equal to the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, whether the Loans to be prepaid are Term Loans or Revolving Loans and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by any Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan, Eurocurrency Rate Loan, ~~CDOR~~Alternative Currency Term Rate Loan, EURIBO Rate Loan or SONIA Rate Loan shall be accompanied by all accrued interest thereon. Any prepayment of a Term SOFR Loan, Eurocurrency Rate Loan, ~~CDOR~~Alternative Currency Term Rate Loans, EURIBO Rate Loans or SONIA Rate Loan shall be made together with any additional amounts required pursuant to Section 3.05.

(b) Any Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 (in the case of a Swing Line Loan denominated in Dollars) or C$100,000 (in the case of a Swing Line Loan denominated in Canadian Dollars). Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If (i) as a result of the occurrence of a Revaluation Date, the Total Revolving Outstandings at any time exceed 105% of the Aggregate Revolving Commitments then in effect or (ii) for any other reason the Total Revolving Outstandings at any time exceed 100% of the Aggregate Revolving Commitments then in effect, then (x) in the case of clause (i), the Borrowers shall prepay within two Business Days of notice thereof from the Administrative Agent and (y) in the case of clause (ii), the Borrowers shall immediately prepay, in each case Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed 105% or 100%, as applicable, of the Aggregate Revolving Commitments then in effect.

(d) Within five Business Days after any Debt Issuance by the Top Borrower or any Restricted Subsidiary, the Top Borrower shall repay Term Loans in an aggregate principal amount equal to 100% of the Net Cash Proceeds from such incurrence or issuance.

(e) Within five Business Days after the receipt by the Top Borrower or any of its Restricted Subsidiaries of Net Cash Proceeds of any Disposition permitted under Section 7.05(p) or from any Extraordinary Loss, in each case from and after the Closing Date the Top Borrower shall repay Term Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds; provided that, if the Top Borrower shall certify at the time of such receipt that it intends to Reinvest such Net Cash Proceeds, the Top Borrower may use such Net Cash Proceeds for such purposes; provided further that, to the extent the Top Borrower shall not have Reinvested 100% of such Net Cash Proceeds by not later than 360 days after the receipt thereof (or, if the Top Borrower shall have contractually committed to reinvest such Net Cash Proceeds during such 360 day period, to the extent the Top Borrower shall not have Reinvested 100% of such Net Cash Proceeds prior to the later of (x) 360 days after the receipt thereof or (y) 180 days after the date of such contractual commitment), the Top Borrower shall use any such remaining Net Cash Proceeds to repay Term Loans on such date; provided further that the Top Borrower shall not be required to repay Term Loans pursuant to this subsection (e) unless and until the aggregate amount of Net Cash Proceeds the Top Borrower is required to use to prepay Term Loans pursuant to this subsection (e) is equal to or greater than $2,500,000 (and then only amounts in excess of $2,500,000 shall be required to be prepaid).

(f) Beginning with the fiscal year ending December 31, 2022, within five Business Days after the delivery of each Compliance Certificate pursuant to Section 6.02(b) that relates to financial statements delivered pursuant to Section 6.01(a), the Top Borrower shall prepay an aggregate principal amount of Term Loans equal to (i) the ECF Percentage of Excess Cash Flow for the fiscal year covered by such financial statements (commencing with the fiscal year ended December 31, 2022), minus, at the election of the Top Borrower, (ii) the aggregate amount of voluntary prepayments of Term Loans, Incremental Term Loans, Revolving Loans and other Indebtedness secured on a pari passu basis with the Secured Obligations (in the case of Revolving Loans, to the extent accompanied by a corresponding reduction in Revolving Commitments or commitments under other revolving facilities) made during such fiscal year (without duplication of any voluntary prepayments of Term Loans or Revolving Loans deducted from the Excess Cash Flow payment for the prior fiscal year) and since January 1 of the current fiscal year pursuant to Section 2.05(a) (other than any such voluntary prepayments funded with proceeds of long-term

Indebtedness), minus, at the election of the Top Borrower, (iii) the aggregate cash amount paid by the Top Borrower in connection with purchases of Term Loans, Incremental Term Loans, Revolving Loans and other Indebtedness secured on a pari passu basis with the Secured Obligations (in the case of Revolving Loans, to the extent accompanied by a corresponding reduction in Revolving Commitments or commitments under other revolving facilities) pursuant to Auctions in accordance with Section 2.18 and pursuant to Permitted Open Market Purchases during such fiscal year (without duplication of any amounts paid by the Top Borrower in connection with purchases of Term Loans, Incremental Term Loans, Revolving Loans and other Indebtedness secured on a pari passu basis with the Secured Obligations pursuant to Auctions and Permitted Open Market Purchases and deducted from the Excess Cash Flow payment for the prior fiscal year) and since January 1 of the current fiscal year (other than any such amounts funded with proceeds of long-term Indebtedness); provided that no prepayment under this Section 2.05(f) shall be required unless such amount is in excess of $2,500,000 (and then only amounts in excess of $2,500,000 shall be required to be prepaid).

(g) [Reserved].

(h) All prepayments of Term Loans made pursuant to Sections 2.05(a), (d), (e) or (f) shall be applied to the remaining scheduled principal payments of the applicable Term Loans in the direct order of maturity (or as the Top Borrower may otherwise direct). All prepayments of Term Loans made pursuant to Sections 2.05(e) or (f) shall be applied pro rata among classes of Term Loans (excluding any class of Term Loans that has agreed to receive a less than pro rata share of any such mandatory prepayment) and shall be applied pro rata to Lenders within each class, based upon the outstanding principal amounts owing to each such Lender under each such class of Term Loans. Each prepayment of Term Loans required by Section 2.05(d) in connection with a Debt Issuance shall be allocated to any class of Term Loans outstanding as directed by the Top Borrower and shall be applied pro rata to Lenders within each class, based upon the outstanding principal amounts owing to each such Lender under each such class of Term Loans.

(i) Notwithstanding the foregoing provisions of this Section 2.05, any Net Cash Proceeds from any such Extraordinary Loss, Debt Issuance or Disposition and any such Excess Cash Flow otherwise required to be applied to prepay the Loans may, at the Top Borrower’s option, be applied to prepay the principal amount of Other First Lien Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Extraordinary Loss, Debt Issuance or Disposition or Excess Cash Flow is required under the terms of such Other First Lien Indebtedness (with any remaining Net Cash Proceeds or Excess Cash Flow, as applicable, applied to prepay outstanding Loans in accordance with the terms hereof), unless such application would result in the holders of Other First Lien Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate outstanding principal amount of Term Loans and Other First Lien Indebtedness at such time) of such Net Cash Proceeds or Excess Cash Flow, as applicable, relative to Lenders, in which case such Net Cash Proceeds or Excess Cash Flow, as applicable, may only be applied to prepay the principal amount of Other First Lien Indebtedness on a pro rata basis with outstanding Term Loans. To the extent the holders of Other First Lien Indebtedness decline to have such indebtedness repurchased, repaid or prepaid with any such Net Cash Proceeds or Excess Cash Flow, as applicable, the declined amount of such Net Cash Proceeds or Excess Cash Flow, as applicable, shall promptly (and, in any event, within ten (10) Business Days after the date of such rejection) be applied to prepay Loans in accordance with the terms hereof (to the extent such Net Cash Proceeds or Excess Cash Flow, as applicable, would otherwise have been required to be applied if such Other First Lien Indebtedness was not then outstanding). Any such application to Other First Lien Indebtedness shall reduce any prepayments otherwise required hereunder by an equivalent amount.

(j) The Top Borrower shall deliver to the Administrative Agent (who will notify each Lender) notice of each prepayment required under Section 2.05(d), (e) or (f) not less than five Business Days prior to the date such prepayment shall be made (each such date, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the principal amount of each Loan (or portion thereof) to be prepaid and (iii) the Type of each Loan being prepaid. The Top Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under Sections 2.05(d), (e) or (f), a certificate signed by a Responsible Officer setting forth in reasonable detail the calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of the Top Borrower’s repayment notice and of such Lender’s pro rata share of any repayment. Each such Lender may reject all (but not a portion) of its pro rata share of any mandatory repayment of Term Loans required to be made pursuant to Section 2.05(d), (e) or (f) (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Top Borrower no later than 5:00 p.m. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from Administrative Agent regarding such repayment. Each Rejection Notice shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Lender is otherwise entitled.

(k) Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any or all of the Net Cash Proceeds of any Disposition by any Foreign Subsidiary (a “Foreign Asset Sale”), the Net Cash Proceeds from any Extraordinary Loss incurred by a Foreign Subsidiary (a “Foreign Recovery Event”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary from being repatriated to the United States, an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 so long, but only so long, as the applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary will not permit repatriation to the United States, and if such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary, an amount equal to such Net Cash Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes that would be payable or reserved against as a result of repatriating such amounts and additional costs relating to such repatriation) to the repayment of the Term Loans pursuant to this Section 2.05, (ii) to the extent that the Top Borrower has reasonably determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale, Net Cash Proceeds of any Foreign Recovery Event or Excess Cash Flow attributable to Foreign Subsidiaries would have material adverse tax consequences, an amount equal to such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.05 (provided that the Top Borrower hereby agrees to use commercially reasonable efforts to eliminate or reduce such material adverse tax consequences to enable prepayment to be made (but in no event shall the Top Borrower or any of its Restricted Subsidiaries be required to make any changes to their organizational or Tax structure or incur any non-de minimis out-of-pocket expenses)).

(l) In the event of a full or partial prepayment or conversion of Initial Term Loans (other than as required by Sections 2.05(e) and 2.05(f) and other than in connection with a Change of Control or Transformative Event) effected prior to the six-month anniversary of the Amendment No. 4 Effective Date through the issuance of any new or replacement Indebtedness (which, for the avoidance of doubt, shall exclude any drawing under any Revolving Credit Facility) having a lower All-In Yield than the All-In Yield then in effect in respect of the Initial Term Loans being repaid, such prepayment shall include a premium in an amount equal to 1.00% of the principal amount so prepaid. In the event that any amendment to this Agreement or any other Loan Document that has the effect of decreasing the interest rate payable in respect of the Initial Term Loans (other than any such amendment in connection with a Change of Control or Transformative Event) is effected prior to the six-month anniversary of the Amendment No. 4 Effective Date, the Top Borrower shall pay an amendment fee (x) to any Lender approving such amendment (other than any replacement Lender replacing a Lender pursuant to Section 10.16 in connection with such amendment) in an amount equal to 1.00% of the principal amount of Initial Term Loans, as applicable, for which such interest rate is decreased and (y) to any Lender replaced pursuant to Section 10.16 in connection with such amendment in an amount equal to 1.00% of the principal amount of such Lender’s Initial Term Loans, as applicable, being assigned pursuant to such replacement.

2.06 Termination or Reduction of Commitments. The Borrowers may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit, the Swing Line Dollar Sublimit or the Swing Line Canadian Dollar Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination. Notwithstanding anything to the contrary in this Agreement, the Borrowers may terminate Revolving Commitments of any Revolving Credit Facility on a non-pro rata basis with, and without terminating Revolving Commitments under, any other Revolving Credit Facility and may repay Revolving Loans under any Revolving Credit Facility on a non-pro rata basis with, and without repaying the Revolving Loans under, any other Revolving Credit Facility.

2.07 Repayment of Loans.

(a) [Reserved.]

(b) The Top Borrower shall make repayments of the Initial Term Loans on the last Business Day of each fiscal quarter of the Top Borrower (commencing with the fiscal quarter ending December 31, 2021) in an amount equal to (x) 0.25% of the aggregate principal amount of the Initial Term Loans made on the Closing Date plus (y) 0.25% of the aggregate principal amount of any Increased Term Loans made pursuant to Section 2.15; provided that (i) if from time to time any Increased Term Loans are incurred under this Agreement that are intended to form part of the same Class as any then-existing Initial Term Loans, the rate of amortization of such Increased Term Loans shall be increased (relative to the rate of amortization of the then-existing Initial Term Loans of the same Class) to the extent necessary so that such Increased Term Loans and the then-existing Initial Term Loans form the same class of Term Loans and, to the extent possible, a “fungible” tranche, and share ratably in the scheduled payments applicable to such Class of Initial Term Loans without decreasing the amount of any scheduled payment to any Lender on the then-existing Initial Term Loans of such Class that otherwise would have been payable to such Lender immediately prior to the incurrence of such Increased Term Loans and (ii) each adjustment pursuant to the foregoing clause (i) shall be determined by the Top Borrower and the Administrative Agent and permitted hereunder without the consent of any Lender. The Top Borrower shall repay the outstanding principal amount of all Initial Term Loans on the Maturity Date for the Initial Term Facility.

(c) [Reserved].

(d) The Borrowers shall repay in full to each Revolving Lender on the Maturity Date for any Revolving Credit Facility the aggregate principal amount of Revolving Loans outstanding under such Facility on such date.

(e) The Borrowers shall repay (i) each Swing Line Loan (other than any SOFR Daily Floating Rate Loan) on the earlier to occur of (A) the request of the Swing Line Lender or the Administrative Agent pursuant to Section 2.04(c), and (B) the latest Maturity Date for any then-effective Revolving Credit Facility and (ii) each Swing Line Loan that is a SOFR Daily Floating Rate Loan on the earlier to occur of (A) the date that is ten Business Days after such Swing Line Loan is made and (ii) the latest Maturity Date for any then-effective Revolving Credit Facility.

(f) The Top Borrower shall repay any Incremental Term Loans on the dates and in the amounts set forth in the Incremental Joinder for the applicable Incremental Term Facility.

(g) The Top Borrower shall repay any Other Term Loans on the dates and in the amounts set forth in the Refinancing Amendment for the applicable Other Term Facility.

(h) The Top Borrower shall repay any Extended Term Loans on the dates and in the amounts set forth in the Extension Amendment for the applicable Extended Term Facility.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Revolving Loan and Initial Term Loan that is a Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Revolving Loan, Initial Term Loan that is a Base Rate Committed Loan and each Swing Line Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Revolving Loan that is a Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (iv) each Revolving Loan that is a EURIBO Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the EURIBO Rate plus the Applicable Rate; (v) each Revolving Loan that is ~~a CDOR~~an Alternative Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing or conversion date at a rate per annum equal to the ~~CDOR~~Alternative Currency Term Rate plus the Applicable Rate; (vi) each Revolving Loan that is a SONIA Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the SONIA Rate plus the Applicable Rate; (vii) each Swing Line Loan denominated in Canadian Dollars shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate; (viii) each Swing Line Loan that is a SOFR Daily Floating Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the SOFR Daily Floating Rate plus the Applicable Rate; (ix) each Incremental Term Loan shall bear interest on the outstanding principal amount thereof at the rate per annum set forth in the Incremental Joinder for the applicable Incremental Term Facility; (x) each Other Term Loan and Other Revolving Loan shall bear interest on the outstanding principal amount thereof at the rate per annum set forth in the Refinancing Amendment for the applicable Facility; and (xi) each Extended Term Loan and Extended Revolving Loan shall bear interest on the outstanding principal amount thereof at the rate per annum set forth in the Extension Amendment for the applicable Facility.

(b) (i) If an Event of Default pursuant to Section 8.01(f) has occurred and is continuing, all outstanding overdue principal, fees and other obligations in respect of Loans shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. If any other Event of Default has occurred and is continuing, upon the request of the Required Lenders, all outstanding overdue principal, fees and other obligations in respect of Loans shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that any prepayment of any Term SOFR Loan ~~or~~, any SOFR Daily Floating Rate Loan or any Alternative Currency Term Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Unused Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share of each Revolving Credit Facility, an unused fee equal to the Applicable Rate for such Revolving Credit Facility times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of determining the unused fee. The unused fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for any Revolving Credit Facility. The unused fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrowers shall pay to the Lenders, the Arrangers and the Administrative Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Loans denominated in Canadian Dollars and Pounds Sterling shall be made on the basis of a year of 365 days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid by any Loan Party hereunder or in connection herewith is to be calculated on the basis of a 360 day, 365 day or 366 day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Top Borrower or for any other reason, the Top Borrower or the Lenders determine that (i) the Total Net Leverage Ratio as calculated by the Top Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for such period, the applicable Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code or other applicable Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Facilities and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the applicable Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans under the applicable Facility in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s applicable office in such Alternative Currency and in same day funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after the Applicable Time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the applicable Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Term SOFR Loans, Eurocurrency Rate Loans, EURIBO Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans or SONIA Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the applicable Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the applicable Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Committed Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and the applicable Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the applicable Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the applicable Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Committed Loans and the obligations of the Revolving Lenders to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Committed Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Notwithstanding anything to the contrary in this Agreement, the Borrowers may terminate Revolving Commitments under any Revolving Credit Facility on a non-pro rata basis with, and without terminating Revolving Commitments or repaying Revolving Loans under, any other Revolving Credit Facility and may repay Revolving Loans on a non-pro rata basis with, and without repaying the Revolving Loans under, any other Revolving Credit Facility.

(h) With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies

(such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders entitled to such payment such participations in the Committed Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Committed Loans or such participations, as the case may be, pro rata with each other Lender entitled to such payment; provided, however, that, if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14 Canadian Interest Provisions. Notwithstanding any provision in the Loan Documents to the contrary, in no event will the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable by a Loan Party under the Loan Documents exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in such section 347) permitted under that section and, if any payment, collection or demand pursuant to a Loan Document in respect of “interest” (as defined in such section 347) is determined to be contrary to the provisions of such section 347, such payment, collection or demand will be deemed to have been made by mutual mistake of such Loan Party, the Administrative Agent and the applicable Lender or Lenders and the amount of such payment or collection will be refunded to such Loan Party only to the extent of the amount which is greater than the maximum effective annual rate permitted by such laws. For purposes of determining compliance with such section 347, the effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the term commencing on the date of advance and ending on the applicable maturity date and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent will be prima facie evidence for the purposes of such determination.

2.15 Incremental Facilities.

(a) Request for Increase. Subject to Sections 1.08 and 1.09, provided that there exists no Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), each Borrower may from time to time request (i) an increase in the Revolving Commitments under any Revolving Credit Facility (an “Increased Revolving Commitment”), (ii) commitments from Lenders to make additional Term Loans under any then-existing Term Facility (each, an “Increased Term Loan Commitment”) or (iii) one or more new term loan facilities (each, an “Incremental Term Facility”); provided that (x) any such Increased Revolving Commitments, Increased Term Loan Commitments and Incremental Term Facility shall be in a minimum amount of $10,000,000 and (y) the aggregate principal amount of such requested Increased Revolving Commitment, Increased Term Loan Commitment or Incremental Term Facility shall not exceed the Incremental Loan Amount at such time.

(b) Notification by the Administrative Agent; Additional Lenders. Any Increased Revolving Commitments, Increased Term Loan Commitments and Incremental Term Facility may, at the option of the applicable Borrower, be provided by existing Lenders or, subject to the approval of the Administrative Agent (which approvals shall not be unreasonably withheld) but only to the extent the Administrative Agent’s consent would be needed for an assignment to such Lender under Section 10.07, the applicable Borrower may also invite additional Eligible Assignees to become Lenders (each, an “Additional Lender”). For the avoidance of doubt, no existing Lender shall have any obligation to provide any portion of any Increased Revolving Commitments, Increased Term Loan Commitments or Incremental Term Facility.

(c) Effective Date and Allocations. The Administrative Agent and the applicable Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of any Increased Revolving Commitments, Increased Term Loan Commitments or Incremental Term Facility. The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(d) Conditions to Effectiveness of Increases. As conditions precedent to any such increase, (i) before and after giving effect to such increase, subject to Sections 1.08 and 1.09, (A) the representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, except that any such representation or warranty qualified by materiality or as to Material Adverse Effect shall be true and correct in all respects and except that for purposes of this Section 2.15, the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) or (b), respectively, (ii) the applicable Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (y) in the case of the applicable Borrower, certifying that, the conditions described in subsection (i) above have been satisfied, (iii) if the proposed Increased Revolving Commitments, Increased Term Loan Commitments or Incremental Term Facility, as applicable, would be incurred in reliance on subsection (b) of the definition of “Incremental Loan Amount”, subject to Sections 1.08 and 1.09, the Total Net Leverage Ratio would not exceed 4.00 to 1.00 on a Pro Forma Basis (without netting any cash proceeds from the incurrence of such Increased Revolving Commitment, Increased Term Loan Commitment or Incremental Term Facility and calculated as though any such Increased Revolving Commitments were fully drawn), (iv) the Administrative Agent shall have received a joinder agreement (each, an “Incremental Joinder”) duly executed by the applicable Borrower, each Lender providing any portion of such Increased Revolving Commitments, Increased Term Loan Commitments or Incremental Term Facility and the Administrative Agent setting forth the commitments and other provisions relevant to such Increased Revolving Commitments, Increased Term Loan Commitments or Incremental Term Facility (which in the case of any Incremental Term Facility shall in any event include interest rates, the Maturity Date and any amortization) which shall in each case be customary for facilities of such type and, in the case of any Additional Lender (provided that any such Increased Term Loan Commitments or Increased Revolving Commitments shall be additional Term Commitments or Revolving Commitments hereunder having terms and conditions (other than any upfront or similar fees payable on the Increase Effective Date) identical to the applicable existing Term Commitments or Revolving Commitments), such Additional Lender shall agree to become a party to this Agreement, and provide legal opinions reasonably requested by the Administrative Agent relating to the matters similar to those covered in the opinions delivered on the Closing Date, (v) in the case of an Incremental Term Facility (other than Customary Bridge Loans), the maturity date applicable to such Incremental Term Facility shall be on or after the latest Maturity Date of each Term Facility then outstanding and the Weighted Average Life to Maturity of such Incremental Term Facility shall be no shorter than the Weighted Average Life to Maturity of any Term Facility then outstanding, (vi) in the case of an Incremental Term Facility, in the event that the All-In Yield for such Incremental Term Facility is greater than the Applicable Rate for the Initial Term Facility by more than 0.50%, the Applicable Rate for the Initial Term Facility shall be increased to the extent necessary so that the All-In Yield for such Incremental Term Facility (and any other Incremental Term Facility) is not more than 0.50% higher than the All-In Yield for the Initial Term Facility, (vii) in the case of an Increased Term Loan, such Increased Term Loan shall be on the same terms and pursuant to the same documentation applicable to the Term Loans, (viii) in the case of an Increased Revolving Commitment, such Increased Revolving Commitment shall be on the same terms and pursuant to the same documentation applicable to the Initial Revolving Credit Facility and (ix) in the case of an Incremental Term Facility, any other terms and provisions applicable to such Incremental Term Facility shall be (A) when taken as a whole with all of the terms of such Incremental Term Facility, not materially less favorable to the Loan Parties than the terms of the Term Loans, when taken as a whole or (ii) otherwise reasonably satisfactory to the Administrative Agent. The applicable Borrower shall also pay any costs and expenses (including, without limitation, Attorney Costs) incurred in connection with the increase of any Commitment pursuant to this Section 2.15.

(e) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.15 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, (x) benefit equally and ratably from the Guaranty and the Collateral and (y) not have any borrower or guarantors other than the Borrowers and the Guarantors or benefit from any collateral other than the Collateral.

(f) Conflicting Provisions. This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.16 Cash Collateral.

(a) Certain Credit Support Events. If there shall exist a Defaulting Lender, within one Business Day following any written request by the Administrative Agent or the L/C Issuer (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b) Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Revolving Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Section 2.17 in respect of Letters of Credit shall be held and applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce the L/C Issuer’s Fronting Exposure shall be released pursuant to this Section 2.16 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))), or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, that, subject to Section 2.17 the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Required Covenant Lenders”, “Required Revolving Lenders”, “Required Term Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the applicable Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the applicable Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the applicable Borrower as a result of any judgment of a court of competent jurisdiction obtained by the applicable Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the applicable Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to subsection (A) or (B) above, the applicable Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to subsection (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Aggregate Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause any Non-Defaulting Lender’s aggregate Pro Rata Share of the Total Revolving Outstandings to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.27, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in subsection (a)(iv) above cannot, or can only partially, be effected, the applicable Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders under the applicable Facility or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans under any Facility to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares of such Facility (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the applicable Borrower while that Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18 Reverse Dutch Auction Repurchases.

(a) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Top Borrower may, at any time and from time to time after the Closing Date, conduct reverse Dutch auctions in order to purchase Term Loans with respect to any Term Facility (each, an “Auction”), each such Auction to be managed exclusively by an investment bank of recognized standing selected by the Top Borrower following consultation with (but not subject to the approval of) the Administrative Agent in such capacity (the “Auction Manager”), so long as the following conditions are satisfied:

(i) each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.18 and Schedule 2.18;

(ii) no Event of Default shall have occurred and be continuing on the date of the delivery of each auction notice and at the time of purchase of any Term Loans in connection with any Auction;

(iii) the minimum principal amount (calculated on the face amount thereof) of all Term Loans that the Top Borrower offers to purchase in any such Auction shall be no less than $5,000,000 (unless another amount is agreed to by the Administrative Agent) and the offered purchase price shall be at a discount to par;

(iv) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Top Borrower shall automatically be cancelled and retired by the Top Borrower on the settlement date of the relevant purchase (and may not be resold);

(v) no more than one Auction may be ongoing at any one time;

(vi) no more than four Auctions may be effected in any twelve month period (unless a higher number is agreed to by the Administrative Agent);

(vii) each Auction shall be open and offered to all Lenders under the relevant Term Facility on a pro rata basis and shall be revocable and/or conditional at the Top Borrower’s option; and

(viii) at the time of each purchase of Term Loans through an Auction, the Top Borrower shall have delivered to the Auction Manager and the Administrative Agent an officer’s certificate of a Responsible Officer certifying compliance with preceding subsection (ii).

(b) With respect to all purchases of Term Loans made by the Top Borrower pursuant to this Section 2.18, (x) the Top Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to, but not including (if paid prior to 12:00 p.m.) the settlement date of such purchase and (y) subject to Section 2.05(f) and the definition of “Incremental Loan Amount”, such purchases (and the payments made by the Top Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement (although the par principal amount of Term Loans under the respective Facility so purchased pursuant to this Section 2.18 shall be applied to the remaining scheduled principal payments of the applicable Term Loans in the direct order of maturity (or as the Top Borrower may otherwise direct).

(c) The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.18 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (it being understood and acknowledged that purchases of the Term Loans by the Top Borrower contemplated by this Section 2.18 shall not constitute Investments by the Top Borrower) or any other Loan Document that may otherwise prohibit or conflict with any Auction or any other transaction contemplated by this Section 2.18 or result in an Event of Default as a result of the Auction or purchase of Term Loans pursuant to this Section 2.18. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article IX and Section 10.04 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

2.19 Refinancing Amendments.

(a) At any time after the Closing Date, each Borrower may obtain Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and the Revolving Loans (or unused Revolving Commitments) then outstanding under this Agreement (which for purposes of this subsection (a) will be deemed to include any Revolving Loan, any Initial Term Loan, any then outstanding Other Term Loans, Incremental Term Loans, Other Revolving Loans, Extended Term Loans and Extended Revolving Loans) or other Credit Agreement Refinancing Indebtedness, in the form of Other Term Loans, Other Term Commitments, Other Revolving Loans or Other Revolving Commitments (in each case, which may have the same terms as any other then existing Term Loans or Revolving Commitments) pursuant to a Refinancing Amendment; provided that, notwithstanding anything to the contrary in this Section 2.19 or otherwise, (1) in the case of any Other Term Facility, the applicable Refinancing Amendment shall specify whether such Facility is a Covenant Facility or a Non-Covenant Facility and (2) the covenants set forth in Section 7.10 may be modified in a manner acceptable to the applicable Borrower, the Administrative Agent and the Lenders party to the applicable Refinancing Amendment, such modifications to become effective only after the latest Maturity Date for any Covenant Facility in effect immediately prior to giving effect to such Refinancing Amendment that remains in effect after giving effect to such Refinancing Amendment (it being understood that each Lender providing Other Term Loans, Other Term Commitments, Other Revolving Loans or Other Revolving Commitments, by executing a Refinancing Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 2.13 or Section 10.09). The effectiveness of any Refinancing Amendment shall, subject to Section 1.09, be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02, and to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of a certificate of each Loan Party dated as of the effective date of such Refinancing Amendment signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such refinancing and (y) in the case of the applicable Borrower, certifying that, before and after giving effect to such refinancing, subject to Section 1.09, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date and except that for purposes of this Section 2.19, the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) or (b), respectively (provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language are true and correct (after giving effect to any qualification therein) in all respects on such respective dates, as applicable) and (B) no Event of Default exists. Each issuance of Credit Agreement Refinancing Indebtedness under this Section 2.19(a) shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof (or if less, the entire remaining aggregate principal amount of the applicable Refinanced Debt).

(b) The Other Term Loans, Other Term Commitments, Other Revolving Loans and Other Revolving Commitments established pursuant to this Section 2.19 and the applicable Refinancing Amendment shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty and the security interests created by the Collateral Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Term Commitments and Other Revolving Commitments, as applicable). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the applicable Borrower, to effect the provisions of this Section 2.19.

(c) This Section 2.19 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.20 Extension of Loans and Commitments.

(a) The Top Borrower may, at any time request that all or a portion of the Term Loans of any Facility (an “Existing Term Facility” and any related Term Loans thereunder, “Existing Term Loans”) be modified to constitute another Facility of Term Loans in order to extend the scheduled final maturity date thereof (any such Term Loans which have been so modified, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.20. In order to establish any Extended Term Loans, the Top Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Facility) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical to those applicable to the Term Loans of the Existing Term Facility from which they are to be modified except (i) the scheduled final maturity date shall be extended to the date set forth in the applicable Extension Amendment, (ii) (A) the yield with respect to the Extended Term Loans may be higher or lower than the yield for the Term Loans of such Existing Term Facility and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased yield contemplated by the preceding subsection (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) any tranche of Extended Term Loans may receive (A) mandatory prepayments of Term Loans in an amount equal to or less than its Pro Rata Share of such mandatory prepayments offered to all tranches of Term Loans (but not more than its Pro Rata Share) and (B) voluntary prepayments of Term Loans in an amount greater than, equal to or less than its Pro Rata Share of such voluntary prepayments made to all tranches of Term Loans, (iv) the amortization schedule set forth in Section 2.07 or the applicable Incremental Joinder or Refinancing Amendment applicable to such Existing Term Facility shall be adjusted to reflect the scheduled final maturity date of the Extended Term Loans and the amortization schedule (including the principal amounts payable pursuant thereto) in respect of such Extended Term Loans set forth in the applicable Extension Amendment; provided that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans of such Existing Term Facility and (v) the covenants set forth in Section 7.10 may be modified in a manner acceptable to the Top Borrower, the Administrative Agent and the Lenders party to the applicable Extension Amendment, such modifications to become effective only after the latest Maturity Date for any Covenant Facility in effect immediately prior to giving effect to such Extension Amendment that remains in effect after giving effect to such Extension Amendment (it being understood that each Lender providing Extended Term Loans, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 2.13 or Section 10.09). Each Lender holding Extended Term Loans shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Section 2.05 applicable to such Term Loans) and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty and the Collateral. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Facility modified to constitute Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans established pursuant to the same Extension Amendment shall constitute a separate facility of Term Loans (each, an “Extended Term Facility”) from the Existing Term Facility from which they were modified.

(b) Each Borrower may at any time request that all or a portion of the Revolving Commitments of any Facility (an “Existing Revolving Facility” and any related Revolving Loans thereunder, “Existing Revolving Loans”) be modified to constitute another Facility of Revolving Commitments in order to extend the scheduled maturity date thereof (any such Revolving Commitments which have been so modified, “Extended Revolving Commitments” and any related Revolving Loans, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.20. In order to establish any Extended Revolving Commitments, the applicable Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Revolving Facility) (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which terms shall be identical to those applicable to the Revolving Commitments of the Existing Revolving Facility from which they are to be modified except (i) the scheduled termination date of the Extended Revolving Commitments and the related scheduled maturity date of the related Extended Revolving Loans shall be extended to the date set forth in the applicable Extension Amendment, (ii) (A) the yield with respect to the Extended Revolving Loans may be higher or lower than the yield for the Revolving Loans of such Existing Revolving Facility and/or (B) additional fees may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any increased yield contemplated by the preceding subsection (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) the Applicable Rate with respect to the Extended Revolving Commitments may be higher or lower than the Applicable Rate for the Revolving Commitments of such Existing Revolving Facility and (iv) the covenants set forth in Section 7.10 may be modified in a manner acceptable to the applicable Borrower, the Administrative Agent and the Lenders party to the applicable Extension Amendment, such modifications to become effective only after the latest Maturity Date for any Covenant Facility in effect immediately prior to giving effect to such Extension Amendment that remains in effect after giving effect to such Extension Amendment (it being understood that each Lender providing Extended Revolving Commitments, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section

2.13 or Section 10.09). Each Lender holding Extended Revolving Commitments shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Section 2.05 applicable to Existing Revolving Loans) and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and the Collateral. No Lender shall have any obligation to agree to have any of its Revolving Commitments of any Existing Revolving Facility modified to constitute Extended Revolving Commitments pursuant to any Revolving Extension Request. Any Extended Revolving Commitments established pursuant to the same Extension Amendment shall constitute a separate facility of Revolving Commitments (each, an “Extended Revolving Facility”) from the Existing Revolving Facility from which they were modified. If, on the date of any Extension Amendment, any Revolving Loans of any Extending Lender are outstanding under the applicable Existing Revolving Facility, such Revolving Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Loans (and related participations) in the same proportion as such Extending Lender’s Extended Revolving Commitments bear to its remaining Revolving Commitments of the Existing Revolving Facility. In addition, if so provided in the relevant Extension Amendment and with the consent of the applicable L/C Issuer, upon the termination of Revolving Commitments under a Revolving Credit Facility with an earlier Maturity Date than an Extended Revolving Facility, participations in Letters of Credit under such Revolving Credit Facility shall be re-allocated from Lenders of such Revolving Credit Facility to Lenders holding Extended Revolving Commitments in accordance with the terms of such Extension Amendment; provided that (i) such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Commitments, be deemed to be participation interests in respect of such Extended Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly and (ii) such re-allocation shall not cause the aggregate Outstanding Amount of the Committed Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans to exceed such Revolving Lender’s Revolving Commitment.

(c) The applicable Borrower shall provide the applicable Extension Request at least five Business Days prior to the date on which Lenders under the existing Facility are requested to respond. Any Lender wishing to have all or a portion of its Term Loans or Revolving Commitments of the existing Facility subject to such Extension Request modified to constitute Extended Loans and related Commitments (an “Extending Lender”) shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Commitments of the existing Facility which it has elected to modify to constitute Extended Loans and related Commitments. In the event that the aggregate amount of Term Loans or Revolving Commitments of the existing Facility subject to Extension Elections exceeds the amount of Extended Loans and related Commitments requested pursuant to the Extension Request, Term Loans or Revolving Commitments subject to such Extension Elections shall be modified to constitute Extended Loans and related Commitments on a pro rata basis based on the amount of Term Loans or Revolving Commitments included in such Extension Elections. The applicable Borrower shall have the right to withdraw any Extension Request upon written notice to the Administrative Agent.

(d) Extended Loans and related Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement reasonably satisfactory to the Administrative Agent and the applicable Borrower. Each Extension Amendment shall be executed by the applicable Borrowers, the Administrative Agent and the Extending Lenders (it being understood that such Extension Amendment shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans and related Commitments established thereby) extending their respective Loans and Commitments thereunder and, in the case of any Extended Term Facility, shall specify whether such Facility is a Covenant Facility or a Non-Covenant Facility. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. An Extension Amendment may, subject to Sections 2.20(a) and (b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the applicable Borrower, to effect the provisions of this Section 2.20 (including, without limitation, such technical amendments as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the applicable Borrower, to give effect to the terms and provisions of any Extended Loans and related Commitments); provided that each Lender whose Loans or Commitments are affected by such Extension Amendment shall have approved such Extension Amendment.

(e) The effectiveness of any Extension Amendment shall, subject to Section 1.09, be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02, and to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of a certificate of each Loan Party dated as of the effective date of such Refinancing Amendment signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (y) in the case of the applicable Borrower, certifying that, before and after giving effect to such extension, subject to Section 1.09, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.20, the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) or (b), respectively (provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language are true and correct (after giving effect to any qualification therein) in all respects on such respective dates, as applicable) and (B) no Event of Default exists.

(f) This Section 2.20 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or other applicable withholding agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent, a Loan Party or other applicable withholding agent, the applicable withholding agent shall make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (f) below, and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws. To the extent that the deduction or withholding is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required deduction or withholding has been made (including deductions and withholdings applicable to additional sums payable under this Section 3.01), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Top Borrower. The Top Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Top Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, the Administrative Agent against (x) any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that the Top Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Top Borrower to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(d) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this subsection (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the applicable Borrower to a Governmental Authority as provided in this Section 3.01, the applicable Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Top Borrower and the Administrative Agent, at the time or times reasonably requested by the Top Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Top Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Top Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Top Borrower or the Administrative Agent as will enable the Top Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Top Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Top Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Top Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Top Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Top Borrower or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Top Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Top Borrower, as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(D) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such beneficial owner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Top Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Top Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Top Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Top Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Top Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Top Borrower or the Administrative Agent as may be necessary for the Top Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Top Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv) Each Lender authorizes the Administrative Agent to deliver to the Top Borrower and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to this Section 3.01(f).

(v) Notwithstanding any other provision of this Section 3.01, a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.02 Illegality. If any Lender determines that as a result of any Change in Law any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain, issue or fund Credit Extensions, then, on notice thereof by such Lender to the Top Borrower through the Administrative Agent, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to such Credit Extensions or continue Term SOFR Loans, SOFR Daily Floating Rate, Eurocurrency Rate Loans, EURIBO Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans or SONIA Rate Loans or to convert Base Rate Committed Loans to Term SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Top Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, in the case of Term SOFR Loans, convert all such Term SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, in the case of Term SOFR Loans, SOFR Daily Floating Rate Loans, Eurocurrency Rate Loans, EURIBO Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans or SONIA Rate Loans if such Lender may lawfully continue to maintain such Term SOFR Loans, SOFR Daily Floating Rate Loans, Eurocurrency Rate Loans, EURIBO Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans or SONIA Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, SOFR Daily Floating Rate Loans, Eurocurrency Rate Loans, EURIBO Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans or SONIA Rate Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates.

(a) If (i) the Required Revolving Lenders or (ii) the Required Term Lenders with respect to any Term Facility determine (A) (x) that deposits in the applicable Agreed Currency are not being offered to banks in the London or other applicable interbank market for the applicable requested amount of Agreed Currency and Interest Period with respect to a proposed Term SOFR Loan, SOFR Daily Floating Rate Loan, ~~CDOR~~Alternative Currency Term Rate Loan or Eurocurrency Rate Loan or (y) that for any reason adequate and reasonable means do not exist for determining the Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan, SOFR Daily Floating Rate with respect to a proposed SOFR Daily Floating Rate Loan, Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, ~~CDOR~~Alternative Currency Term Rate Loan for any requested Interest Period with respect to a proposed ~~CDOR~~Alternative Currency Term Rate Loan or SONIA Rate with respect to a proposed SONIA Rate Loan (in each case with respect to this subsection (A), “Impacted Loans”), or (B) that the Term SOFR, SOFR Daily Floating Rate, Eurocurrency Rate, ~~CDOR~~Alternative Currency Term Rate or SONIA Rate for any requested Interest Period with respect to a proposed Term SOFR Loan, SOFR Daily Floating Rate Loan, Eurocurrency Rate Loan or SONIA Rate Loan, respectively, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Top Borrower and each Lender under the applicable Facility. Thereafter, the obligation of the Lenders to make or maintain Term SOFR Loans, SOFR Daily Floating Rate Loans, Eurocurrency Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans or SONIA Rate Loans, as applicable, under such Facility shall be suspended until the Administrative Agent (upon the instruction of the Required Revolving Lenders or the Required Term Lenders with respect to the applicable Facility, as applicable) or the Swing Line Lender, as applicable, revokes such notice. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans, SOFR Daily Floating Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans or Eurocurrency Rate Loans, as applicable, under such Facility or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in Dollars under such Facility in the amount specified therein.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document:

(i) [Reserved].

(ii) Upon (A) the occurrence of a Benchmark Transition Event, or (B) with respect to Loans denominated in any Agreed Currency, a Benchmark Replacement is determined in accordance with the definition of “Benchmark Replacement”, the applicable Benchmark Replacement will replace such then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error).

(iii) At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the applicable Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until such Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, such Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.

(iv) In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(v) The Administrative Agent will promptly notify Top Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(b). Notwithstanding the foregoing, in connection with the implementation of a Benchmark Replacement and any Benchmark Replacement Conforming Changes, the Administrative Agent shall consider in good faith any reasonable request by the Top Borrower intended to avoid such changes resulting in a deemed exchange of the Loans for United States federal income tax purposes.

(vi) At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(c) With respect to the SONIA Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Top Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(d) With respect to SOFR, Term SOFR or SOFR Daily Floating Rate, the Administrative Agent will have the right to make SOFR Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such SOFR Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such SOFR Conforming Changes to the Top Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(e) Canadian Benchmark Replacement Setting Notwithstanding anything to the contrary herein or in any other Loan Document (and any Secured Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.03(e)):

(i) [Reserved].

(ii) ~~(i)~~ Replacing ~~CDOR. On May 16, 2022 Refinitiv Benchmark Services (UK) Limited (“RBSL”), the administrator of CDOR, announced in a public statement that the calculation and publication of all tenors of CDOR will permanently cease immediately following a final publication on Friday, June 28, 2024. On the date that all Available Tenors of CDOR have either permanently or indefinitely ceased to be provided by RBSL (the “CDOR Cessation Date”), if the then-current Canadian Benchmark is CDOR Rate, the Canadian Benchmark Replacement will replace such Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Canadian Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Canadian Benchmark Replacement is Daily Compounded CORRA, all interest payments will be payable on a monthly basis.(ii) Replacing Future~~ Canadian Benchmarks. Upon the occurrence of a Canadian Benchmark Transition Event, the Canadian Benchmark

Replacement will replace the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of any Canadian Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such Canadian Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Canadian Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Canadian Benchmark has permanently or indefinitely ceased to provide such Canadian Benchmark or such Canadian Benchmark has been announced by the administrator or the regulatory supervisor for the administrator of such Canadian Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Canadian Benchmark is intended to measure and that representativeness will not be restored, any Borrower may revoke any request for a borrowing or continuation of Loans to be made or continued that would bear interest by reference to such Canadian Benchmark until the receipt by such Borrower of notice from the Administrative Agent that a Canadian Benchmark Replacement has replaced such Canadian Benchmark, and, failing that, the applicable Borrower will be deemed to have converted any request for a borrowing of such Loans into a request for a borrowing of Base Rate Loans denominated in Dollars. During the period referenced in the foregoing sentence, with respect to Swing Line Loans denominated in Canadian Dollars, the component of the Canadian Prime Rate based upon the Canadian Benchmark will not be used in any determination of the Canadian Prime Rate.

(iii) Canadian Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Canadian Benchmark Replacement, the Administrative Agent will have the right to make Canadian Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Canadian Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iv) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Top Borrower and the Lenders of (i) the implementation of any Canadian Benchmark Replacement, (ii) ~~any occurrence of a Term CORRA Transition Event~~[reserved], and (iii) the effectiveness of any Canadian Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.3(d).

(v) Unavailability of Tenor of Canadian Benchmark. At any time (including in connection with the implementation of a Canadian Benchmark Replacement), if the then-current Canadian Benchmark is a term rate (including the Alternative Currency Term ~~CORRA or CDOR~~ Rate), then (i) the Administrative Agent may remove any tenor of such Canadian Benchmark that is unavailable or non-representative for Canadian Benchmark (including Canadian Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Canadian Benchmark (including Canadian Benchmark Replacement) settings.

~~(vi) Secondary Term CORRA Conversion. Notwithstanding anything to the contrary herein or in any Loan Document and subject to the proviso below in this clause, if a Term CORRA Transition Event and its related Term CORRA Transition Date have occurred, then on and after such Term CORRA Transition Date (i) the Canadian Benchmark Replacement described in clause (1)(a) of such definition will replace the then-current Canadian Benchmark for all purposes hereunder or under any Loan Document in respect of any setting of such Canadian Benchmark on such day and all subsequent settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; and (ii) each Loan outstanding on the Term CORRA Transition Date bearing interest based on the then-current Canadian Benchmark shall convert, at the start of the next interest payment period, into a Loan bearing interest at the Canadian Benchmark Replacement described in clause (1)(a) of such definition having a tenor approximately the same length as the interest payment period applicable to such Loan immediately prior to the conversion or such other Available Tenor as may be selected by the applicable Borrower and agreed by the Administrative Agent; provided that this clause (vi) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Top Borrower a Term CORRA Notice, and so long as the Administrative Agent has not received, by 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date of the Term CORRA Notice, written notice of objection to such conversion to Term CORRA from Lenders comprising the Required Lenders or the Top Borrower.~~

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves.

(a) Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e) or reserve requirement reflected in the SONIA Rate) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in subsections (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London or other applicable interbank market any other condition, cost or expense affecting this Agreement or Term SOFR Loans, SOFR Daily Floating Rate Loans, Eurocurrency Rate Loans, EURIBO Rate Loans, SONIA Rate Loans or ~~CDOR~~Alternative Currency Term Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the L/C Issuer or other Recipient, the Top Borrower will pay to such Lender, the L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Top Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Top Borrower shall be conclusive absent manifest error. The Top Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Top Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Top Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves. The Top Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board), additional interest on the unpaid principal amount of each Term SOFR Loan, SOFR Daily Floating Rate Loan, Eurocurrency Rate Loan, EURIBO Rate Loan, ~~CDOR~~Alternative Currency Term Rate Loan or SONIA Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Top Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 30 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the applicable Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the applicable Borrower; or

(c) any assignment of a Term SOFR Loan, SOFR Daily Floating Rate Loan, Eurocurrency Rate Loan, EURIBO Rate Loans or ~~CDOR~~Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Top Borrower pursuant to Section 10.16;

including any loss of anticipated profits solely attributable to a decline in the Term SOFR, SOFR Daily Floating Rate, Eurocurrency Rate, EURIBO Rate, ~~CDOR~~Alternative Currency Term Rate or SONIA Rate after the date such Loan was made and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the applicable Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term SOFR Loan, SOFR Daily Floating Rate Loan, Eurocurrency Rate Loan, EURIBO Rate Loan, ~~CDOR~~Alternative Currency Term Rate Loan or SONIA Rate Loan made by it at the Term SOFR, SOFR Daily Floating Rate, Eurocurrency Rate, EURIBO Rate, ~~CDOR~~Alternative Currency Term Rate or SONIA Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurodollar market for such currency for a comparable amount and for a comparable period, whether or not such Term SOFR Loan, SOFR Daily Floating Rate Loan, Eurocurrency Rate Loan, EURIBO Rate Loan, ~~CDOR~~Alternative Currency Term Rate Loan or SONIA Rate Loan was in fact so funded. Any Lender making a claim for compensation for losses pursuant to this Section 3.05 shall make such claim within 30 days after such Lender first becomes aware of the loss, cost or expense incurred by it.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder (including calculations thereof in reasonable detail) shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. Any and all claims for compensation under this Article III (other than Section 3.05) shall be made by a Lender within 180 days after such Lender becomes aware of the facts or circumstances giving rise to such claim. Each Lender agrees to use reasonable efforts to designate a different lending office if such designation will avoid the need for or reduce the amount of any request for compensation under this Article III and take any other action available to reduce or mitigate such costs in each case if such action will not, in the good faith judgment of such Lender, be materially disadvantageous to such Lender.

(b) If any Lender requests compensation under Section 3.04, or if the Top Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Top Borrower may replace such Lender in accordance with Section 10.16(b).

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Facilities and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS

4.01 Conditions of Effectiveness. The effectiveness of this Agreement and the occurrence of the Closing Date are subject to satisfaction (or waiver by the Administrative Agent) of the following conditions precedent on or prior to the Closing Date:

(a) The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement by the Top Borrower and the Administrative Agent;

(ii) a Note (or Notes) executed by the Top Borrower and dated the Closing Date in favor of each Lender requesting a Note (or Notes);

(iii) the Guaranty, dated as of the Closing Date, duly executed by each Guarantor;

(iv) the Security Agreement, dated as of the Closing Date, duly executed by each Loan Party, together with:

(A) agreed forms of Uniform Commercial Code financing statements (Form UCC-1), naming each of the Loan Parties (as appropriate) as the debtor, and the Administrative Agent on behalf of the Secured Parties, as the secured party;

(B) Uniform Commercial Code termination statements necessary to release all Liens and other rights of any Person securing any existing Liens (other than Permitted Liens);

(C) a perfection certificate duly executed by each Loan Party;

(D) lien search results covering the Loan Parties, dated a date reasonably near to the Closing Date;

(E) certificates representing the pledged securities referred to therein accompanied by undated stock powers executed in blank; and

(F) intellectual property security agreements in respect of Patents, Trademarks and Copyrights (each as defined in the Security Agreement) owned by the Loan Parties on the Closing Date;

(v) insurance certificates evidencing the liability and property insurance covering the Loan Parties;

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(vii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where such Person is qualified to do business;

(viii) favorable opinions of (w) Latham & Watkins LLP, corporate counsel to the Loan Parties, (x) Squire Patton Boggs (US) LLP, Arizona counsel to the Loan Parties, (y) Hughes White Colbo & Tervooren, LLC, Alaska counsel to the Loan Parties and (z) Fennemore Craig PC, Nevada counsel to the Loan Parties, in each case, addressed to the Administrative Agent;

(ix) [reserved];

(x) a certificate signed by a Responsible Officer of the Top Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xi) (i) the Audited Financial Statements and (ii) unaudited consolidated balance sheet of the Top Borrower and its Restricted Subsidiaries dated as of March 31, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarters ended on these dates (“Unaudited Financial Statements”);

(xii) solvency certificate from the chief financial officer or another officer with equivalent duties of the Top Borrower certifying that the Top Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the transactions contemplated hereby and the use of proceeds of the Loans made to the Top Borrower on the Closing Date, are Solvent; and

(xiii) the Loan Parties shall have provided or caused to be provided the documentation and other information to the Lenders that are reasonably required by the applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation, in each case, at least three Business Days prior to the Closing Date, to the extent that the Arrangers or the Lenders, as applicable, have reasonably requested such items in writing at least 10 Business Days prior to the Closing Date.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) The Refinancing shall have occurred or shall occur substantially contemporaneously with the funding of the Initial Term Loans on the Closing Date.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender (and each L/C Issuer and each Swing Line Lender, as applicable) to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to another Type, or a continuation of Term SOFR Loans, Eurocurrency Rate Loans, EURIBO Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans or SONIA Rate Loans) is subject to the satisfaction (or waiver) of the following conditions precedent:

(a) The representations and warranties of the Borrowers contained in Article V or any other Loan Document, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) or (b), respectively; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates, as applicable; provided, however, that, if such Credit Extension constitutes the incurrence of Increased Revolving Commitments, Increased Term Loan Commitments or Incremental Term Facility and the proceeds thereof are being used to finance a Limited Condition Transaction, this clause (a) shall be subject to Section 1.09.

(b) No Default shall exist or would result from such proposed Credit Extension; provided, however, that, if such Credit Extension constitutes the incurrence of Increased Revolving Commitments, Increased Term Loan Commitments or Incremental Term Facility and the proceeds thereof are being used to finance a Limited Condition Transaction, this clause (b) shall be subject to Section 1.09.

(c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) In the case of a Credit Extension to be denominated in an Alternative Currency, such currency remains an Eligible Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Term SOFR Loans, Eurocurrency Rate Loans, EURIBO Rate Loans, ~~CDOR~~Alternative Currency Term Rate Loans or SONIA Rate Loans) submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that, as of the Closing Date and each other date on which the representations and warranties are required to be made hereunder:

5.01 Existence, Qualification and Power. Each Loan Party (a) is (i) duly organized or formed and validly existing and (ii) in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in subsection (a)(i) (other than with respect to any Borrower), (a)(ii), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) except where such conflict, breach or contravention or creation of a Lien may not reasonably be expected to have a Material Adverse Effect, conflict with or result in any breach or contravention of, or the creation of any Lien under,

(i) any Contractual Obligation to which such Person is a party, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) except where such violation may not reasonably be expected to have a Material Adverse Effect, violate any Law.

5.03 Governmental Authorization; Other Consents. Except for such authorizations, approvals or notices obtained or delivered as of the Closing Date (including lien and security filings and registrations delivered on the Closing Date) or the absence of which could not reasonably be expected to result in a Material Adverse Effect, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect . This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and general principles of equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Top Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Top Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of subsections (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since December 31, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation and Contingent Obligations. Except as specifically disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Top Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Top Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) as of the Closing Date, purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect. Other than any liability incident to any action, suit, proceeding, claim or dispute which could not reasonably be expected to have a Material Adverse Effect, as of the Closing Date, neither the Top Borrower nor any of its Subsidiaries has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.05.

5.07 No Default. Neither the Top Borrower nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

5.08 Ownership of Property; Liens. Each of the Top Borrower and each Restricted Subsidiary has good and valid title to all material properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 5.05 (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), except in each case where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Top Borrower and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. The Top Borrower and its Restricted Subsidiaries and all of their respective Properties are in compliance with all Laws with respect to Hazardous Materials except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Top Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Top Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Top Borrower or the applicable Restricted Subsidiary operates.

5.11 Taxes. Each Loan Party and each other Restricted Subsidiary has filed all Federal, state and other material Tax returns and reports required to be filed, and have paid all Federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) as could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect. There is no proposed Tax assessment against any Loan Party or any other Restricted Subsidiary that such Loan Party or such Restricted Subsidiary has received written notice of and that would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Top Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made all contributions to each Pension Plan required under the ERISA Funding Rules, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b) There are no pending or, to the best knowledge of the Top Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan; (ii) except as would not reasonably be expected to have a Material Adverse Effect, no Foreign Plan Event has occurred or is reasonably expected to occur with respect to any Foreign Plan; (iii) except as would not reasonably be excepted to have a Material Adverse Effect, no Pension Plan has violated the ERISA Funding Rules and no Pension Plan has been in “at-risk” status within the meaning of Section 430 of the Code within the last five (5) years; (iv) except as would not reasonably be expected to have a Material Adverse Effect, the Top Borrower has not incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (v) except as would not reasonably be expected to have a Material Adverse Effect, the Top Borrower has not incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (vi) except as would not reasonably be expected to have a Material Adverse Effect, no Loan Party sponsors, administers, participates in, contributes to, or has any liability under or in respect of any Canadian Pension Plan or Canadian Employee Benefit Plan and all contributions and payments required to be made by any Loan Party to any “registered pension plan”, as defined in the Income Tax Act (Canada), have been made in a timely manner in accordance with the requirements of such plan and applicable law, rules, regulations, orders and decrees.

5.13 Subsidiaries. As of the Closing Date, the Top Borrower has no Subsidiaries other than those specifically disclosed on Schedule 5.13. Schedule 5.13 correctly sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of the Top Borrower in each class of Capital Stock of each of its Subsidiaries and also identifies the direct owner thereof. All Guarantors as of the Closing Date are identified in Part (a) of Schedule 5.13. All Unrestricted Subsidiaries as of the Closing Date are identified in Part (c) of Schedule 5.13.

5.14 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulations U and X issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) Neither any Loan Party nor any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

5.15 Disclosure. As of the Closing Date, all written information (other than financial projections, estimates, budgets, forward looking statements and information of a general economic or industry nature) which has been made available to the Administrative Agent or the Lenders prior to the Closing Date by the Top Borrower and its Subsidiaries in connection with this Agreement, as and when furnished, is, when taken as a whole, correct in all material respects and does not, when taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not materially misleading in light of the circumstances under which such statements were made, after giving effect to all supplements and updates thereto; provided that, with respect to projected financial information, the Top Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is subject to significant contingencies and uncertainties, is not to be viewed as facts or a guarantee of performance, and that actual results during the periods covered thereby may differ from the projected results, such difference may be material and assurance cannot be given that the projected results will be realized).

5.16 Intellectual Property; Licenses, Etc. The Top Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except as would not be reasonably expected to have a Material Adverse Effect. To the knowledge of the Top Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Top Borrower or any Restricted Subsidiary infringes or otherwise violates upon any rights held by any other Person, except as would not be reasonably expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.16, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Top Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17 Collateral Documents. The provisions of the Collateral Documents are effective to create, in favor of the Administrative Agent (for the benefit of the Secured Parties), valid and perfected first priority Liens on all personal property described in the applicable Collateral Document (subject to any applicable provisions set forth in such Collateral Document with respect to limitations or exclusions from the requirement to perfect the security interests and Liens on the collateral described therein), to the extent that such Liens can be perfected by (i) the filing of financing statements (including financing statements filed pursuant to the PPSA), (ii) the delivery to the Administrative Agent of all instruments, chattel paper and certificated pledged Capital Stock that constitute “securities” governed by Article 8 of the UCC of New York or the STA, in each case constituting Collateral in suitable form for transfer by delivery or accompanied by instruments of transfer or assignment duly executed in blank and (iii) the recordation of intellectual property security agreements with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, as applicable, subject only to the Permitted Liens.

5.18 OFAC. Neither any Loan Party, nor any of their respective Subsidiaries or, to the knowledge of the Top Borrower and its Subsidiaries, any director, officer, employee, agent or Affiliate of the Top Borrower or any of its Subsidiaries, is an individual or entity that is, or is 50% or more owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals and Blocked Persons, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by the United Nations Security Council, the European Union or, to the extent applicable to such Loan Party, Subsidiary or Affiliate, any member state of the European Union, or (iii) located, organized or resident in a Designated Jurisdiction.

5.19 Anti-Corruption Laws. Each Loan Party and each of their respective Subsidiaries and, to the Top Borrower’s knowledge, each of their respective Affiliates and employees, has conducted its businesses in material compliance with, to the extent applicable to such Loan Party or such other Person, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and any other applicable anti-corruption, anti-bribery or anti-money laundering laws, regulations and rules in any applicable jurisdiction, and each Loan Party and each Subsidiary thereof has instituted and maintains policies and procedures designed to prevent violation in any material respect of any such law, regulation or rule.

5.20 Compliance with Laws. The Top Borrower and each Restricted Subsidiary is in compliance with all applicable statutes, regulations and orders (including any laws relating to terrorism, money laundering, embargoed persons or the Patriot Act), and all applicable restrictions imposed by, governmental bodies or courts, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

5.21 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

5.22 [Reserved].

5.23 [Reserved].

5.24 Solvency. On the Closing Date, giving effect to any Credit Extensions made on such date and after giving effect to the application of the proceeds of such Credit Extensions, the Top Borrower and its Subsidiaries on a consolidated basis are Solvent.

5.25 Senior Debt. The principal of and interest on the Loans and all other Obligations will constitute “senior debt” as that or any similar term is or may be used in any other instrument evidencing or applicable to any subordinated Indebtedness of the Top Borrower.

ARTICLE VI

AFFIRMATIVE COVENANTS

From the Closing Date and thereafter so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent obligations as to which no claim has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless Cash Collateralized):

6.01 Financial Statements. The Top Borrower shall deliver to the Administrative Agent for delivery to each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Top Borrower (commencing with the fiscal year ending December 31, 2021), a consolidated balance sheet of the Top Borrower and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than solely with respect to, or resulting solely from an upcoming maturity date under any series of Indebtedness occurring within one year from the time such opinion is delivered or potential inability to satisfy a financial covenant set forth in Section 7.10); and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Top Borrower (commencing with the fiscal quarter ending June 30, 2021), a consolidated balance sheet of the Top Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Top Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Top Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Top Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Top Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Top Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. The Top Borrower shall:

(a) [reserved];

(b) deliver to the Administrative Agent for delivery to each Lender, within five (5) Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Top Borrower;

(c) [reserved];

(d) promptly after the same are available, deliver to the Administrative Agent for delivery to each Lender copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Top Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Top Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), deliver to the Administrative Agent for delivery to each Lender management’s discussion and analysis of the important operational and financial developments of the Top Borrower and the Restricted Subsidiaries during such fiscal year or quarter, as applicable, in form and detail materially consistent with the Top Borrower’s past practice; provided that the Top Borrower shall not be required to deliver the foregoing information so long as a management’s discussion and analysis is delivered to the holders of the Top Borrower’s securities;

(f) to the extent requested by the Administrative Agent or any Lender through the Administrative Agent within five Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), the Top Borrower shall, within a time period to be mutually agreed during the applicable fiscal quarter after such delivery, host a conference call or meeting with the Lenders; provided that any such conference call or meeting shall not be required so long as the Top Borrower hosts a conference call or meeting (in which the Administrative Agent and Lenders are permitted to participate) for its investors to review its financial results;

(g) as soon as available, and in any event no later than 90 days after the end of the fiscal year of the Top Borrower ending December 31, 2021 and each fiscal year thereafter, deliver to the Administrative Agent for delivery to each Lender (other than any Public Lender) for the then current fiscal year, a budget, projected consolidated balance sheet of the Top Borrower and its Restricted Subsidiaries as of the end of such current fiscal year, together with the related consolidated statements of projected cash flow and projected income;

(h) promptly, deliver to the Administrative Agent for delivery to each Lender such additional information regarding the business, financial or corporate affairs of the Top Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender acting through the Administrative Agent may from time to time reasonably request; and

(i) during the Minimum Liquidity Period, deliver to the Administrative Agent for delivery to each Lender, within five (5) Business Days after the end of each calendar month, a certificate of a Responsible Officer of the setting forth in reasonable detail the computations necessary (as determined in good faith by the Top Borrower) to determine whether the Top Borrower and the Restricted Subsidiaries are in compliance with Section 7.10(a) below as of the end of each calendar week within such calendar month.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Top Borrower posts such documents, or provides a link thereto on the Top Borrower’s website on the Internet; or (ii) on which such documents are posted on the Top Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Top Borrower shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents and the Administrative Agent shall post such documents and notify (which may be by facsimile or electronic mail) each Lender of the posting of any such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Top Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Top Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Top Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Top Borrower or its securities) (each, a “Public Lender”). The Top Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Top Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material non-public information (although it may be sensitive and proprietary) with respect to the Top Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion or the Platform not designated “Public Investor.”

6.03 Notices. The Top Borrower shall promptly notify the Administrative Agent for delivery to each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including as a result of (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any other Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any other Restricted Subsidiary and any Governmental Authority (including under any Environmental Laws); or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any other Restricted Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event, Foreign Plan Event or Canadian Pension Event; and

(d) of the (i) incurrence or issuance of any Indebtedness for which the Top Borrower is required to make a mandatory prepayment pursuant to Section 2.05(d), and (ii) occurrence of any Disposition of property or assets or any Extraordinary Loss for which the Top Borrower is required to make a mandatory prepayment pursuant to Section 2.05(e), in each case in accordance with and to the extent required by Section 2.05.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Top Borrower setting forth details of the occurrence referred to therein and (if applicable) stating what action the Top Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Preservation of Existence, Etc. Each Borrower shall, and shall cause each Guarantor to: (a) preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 or, in the case of the Guarantors, to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve, maintain or renew all of its IP Rights except as would not reasonably be expected to have a Material Adverse Effect.

6.05 Maintenance of Properties. The Top Borrower shall, and shall cause its Guarantors to: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Insurance. The Top Borrower shall, and shall cause each Restricted Subsidiary, to maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts (after giving effect to any self-insurance compatible with the following standards) and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Top Borrower and its Restricted Subsidiaries operate. Each policy evidencing such insurance shall name the Administrative Agent as loss payee and additional insured, as applicable, and the Top Borrower shall use commercially reasonable efforts to ensure that such policies provide that such insurance companies provide the Administrative Agent thirty (30) days (or ten (10) days in the case of termination for failure to pay premium) written notice before the termination thereof. Without limiting the obligations of the Top Borrower under the foregoing provisions of this Section 6.06, in the event the Top Borrower shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section 6.06, if an Event of Default has occurred and is continuing, then the Administrative Agent may, and shall if instructed so to do by the Required Lenders, in each case upon five Business Days’ prior written notice to the Top Borrower, procure insurance covering the interests of the Lenders and the Administrative Agent in such amounts and against such risks as otherwise would be required hereunder and the Top Borrower shall reimburse the Administrative Agent in respect of any premiums paid by the Administrative Agent in respect thereof.

6.07 Compliance with Laws and Contractual Obligations. The Top Borrower shall, and shall cause each other Loan Party and each other Restricted Subsidiary, to comply with (x) the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or Property and (y) Contractual Obligations to make payments, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree or such Contractual Obligation is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.08 Books and Records. The Top Borrower shall, and shall cause each Restricted Subsidiary to (a) maintain proper books of record and account, in which full, true and correct entries in all material respects in material conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Top Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Top Borrower or such Restricted Subsidiary, as the case may be.

6.09 Inspection Rights. The Top Borrower shall, and shall cause each Restricted Subsidiary to, permit representatives and independent contractors of the Administrative Agent to visit and inspect the Collateral, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Top Borrower has the opportunity to participate in such discussions), and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Top Borrower; provided that, other than visits and inspections during the continuation of an Event of Default, (x) the Administrative Agent shall not exercise the rights set forth in this Section 6.09 more than one time (in the aggregate) in any calendar year and (y) only one (in the aggregate) such visit and inspection shall be at the Top Borrower’s expense. Notwithstanding anything to the contrary in this Section, the Top Borrower and its Restricted Subsidiaries will not be required to disclose or permit the visitation or inspection or discussion of, any document, information or other matter (1) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement not entered into in contemplation of avoiding such inspection and disclosure rights, (2) that is subject to attorney client or similar privilege or constitutes attorney work product, (3) in respect of which the Top Borrower or any of its Restricted Subsidiaries owes confidentiality obligations to any third party not entered into in contemplation of avoiding such inspection and disclosure or (4) that constitutes non-financial trade secrets or non-financial proprietary information of the Top Borrower or any of its Restricted Subsidiaries and/or any customers and/or suppliers of the foregoing.

6.10 Use of Proceeds. The Borrowers shall use the proceeds of the Credit Extensions for any one or more of the following: (a) to refinance the Indebtedness of the Top Borrower under the Existing Credit Agreement; (b) to fund the transaction costs in connection with (i) this Agreement, (ii) Amendment No. 3 and (iii) the other Loan Documents; and (c) for working capital and general corporate purposes (including, for the avoidance of doubt, (x) permitted refinancing of Indebtedness, Permitted Acquisitions and other permitted Investments and transactions and (y) prepayments of the Initial Term Loans). The Borrowers shall (i) use the proceeds of the Loans and Letters of Credit in material compliance with, as applicable, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and any other anti-corruption, anti-bribery and anti-money laundering laws, regulations and rules in any applicable jurisdiction and (ii) shall not use the proceeds of the Loans and Letters of Credit in violation of Sanctions or for the purpose of financing any activities or business of or with any individual or entity that is, or is 50% or more owned or controlled by any individual or entity that is (x) currently the subject or target of any Sanctions, (y) included on OFAC’s List of Specially Designated Nationals and Blocked Persons, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by the United Nations Security Council, the European Union or, to the extent applicable to such Loan Party, Subsidiary or Affiliate, any member state of the European Union or (z) located, organized or resident in a Designated Jurisdiction.

6.11 Environmental Covenant. The Top Borrower shall, and shall cause each Restricted Subsidiary to:

(a) use and operate all of its facilities and properties in compliance with all applicable Environmental Laws, keep all permits, approvals, certificates, licenses and other authorizations required pursuant to applicable Environmental Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws except to the extent failure to do so, whether singly or in aggregate, could not reasonably be expected to have a Material Adverse Effect;

(b) promptly (i) notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties under, or compliance of its facilities and properties with, applicable Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) commence and diligently proceed to take any action required pursuant to Environmental Laws to mitigate and eliminate such condition; and

(c) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 6.11.

6.12 [Reserved].

6.13 Additional Guarantors and Collateral.

(a) Within 60 days of the determination that any Restricted Subsidiary has become a Significant Subsidiary (other than any Excluded Subsidiary) or of any Significant Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary (as such 60-day deadline may be extended by the Administrative Agent in its reasonable discretion), the Top Borrower shall cause such Significant Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent for the benefit of the Lenders all documents reasonably requested by the Administrative Agent, which may include (i) an amendment or joinder to the Guaranty, if such Subsidiary is not already a party thereto, joining such Subsidiary as a party thereto, (ii) with respect to any Domestic Subsidiary, an amendment or joinder to the Security Agreement, if such Subsidiary is not already a party thereto, joining such Subsidiary as a party thereto, together with the documentation required by subsection (A), (B), (C), (D) and (E) of Section 4.01(a)(iv), (iii) with respect to any Subsidiary of the Co-Borrower organized under the laws of Canada or any province or territory thereof (other than any Excluded Subsidiary), an amendment or joinder to the Canadian Collateral Documents, if such Subsidiary is not already a party thereto, joining such Subsidiary as a party thereto, together with (x) agreed forms of PPSA financing statements, naming the applicable Subsidiary as the debtor, and the Administrative Agent on behalf of the Secured Parties, as the secured party, (y) PPSA financing change statements necessary to release all Liens and other rights of any Person securing any existing Liens (other than Permitted Liens) and (z) the documentation required by subsection (C), (D) and (E) of Section 4.01(a)(iv), (iv) if reasonably requested by the Administrative Agent, legal opinions in form and substance reasonably satisfactory to the Administrative Agent and (v) the documentation required by subsections (vi) and (vii) of Section 4.01(a) in respect of such Restricted Subsidiary.

(b) Upon written notice from the Top Borrower to the Administrative Agent, the Top Borrower may cause any other Domestic Subsidiary to become a Guarantor by executing and delivering documentation described in the preceding sentence; provided that the Top Borrower may not effect a release of a Subsidiary based solely on the fact that such Subsidiary was not required to become a Guarantor at the time it first became a Guarantor unless such release is otherwise permitted by Section 9.10(b).

(c) [Reserved].

(d) The Top Borrower shall, and shall cause each Guarantor to, undertake all actions which are necessary or appropriate in the reasonable judgment of the Administrative Agent to (a) maintain the Administrative Agent’s security interests under the Loan Documents in the Collateral in full force and effect at all times (including the priority thereof) and (b) preserve and protect the Collateral and protect and enforce the Loan Parties’ rights and title and the respective rights of the Administrative Agent to the Collateral.

(e) The Top Borrower shall, within the time periods specified on Schedule 6.13 (as each may be extended by the Administrative Agent in its reasonable discretion), complete such undertakings as are set forth on Schedule 6.13.

6.14 Maintenance of Ratings. The Top Borrower shall use commercially reasonable efforts to maintain (a) a public corporate credit rating from S&P, (b) a public corporate family rating from Moody’s and (c) a public rating of the Facilities under this Agreement so long as there is any Outstanding Amount under the Initial Term Facility, any Extended Term Facility or any Other Term Facility; provided that in no event shall the Top Borrower be required to maintain any rating.

6.15 Anti-Corruption Laws. The Top Borrower shall, and shall cause each Restricted Subsidiary to, conduct its businesses in material compliance with, as applicable, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and any other anti-corruption, anti-bribery and anti-money laundering laws, regulations and rules in any applicable jurisdiction, and the Top Borrower and each Restricted Subsidiary shall maintain policies and procedures designed to prevent violation of such laws, regulations and rules.

6.16 Taxes. The Top Borrower shall, and shall cause each Restricted Subsidiary to, timely file complete and correct U.S. federal income tax and other material foreign, state and local tax returns required by law and pay when due all Taxes imposed upon it or its income, profits or Property, except those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.17 Designation of Subsidiaries. The Top Borrower may at any time and from time to time after the Closing Date designate any Restricted Subsidiary of the Top Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the fair market value of Capital Stock of the designated Subsidiary and any of its Subsidiaries that are owned by the Top Borrower or any Restricted Subsidiary immediately prior to such designation (such fair market value to be calculated without regard to any Obligations of such designated Subsidiary or any of its Subsidiaries under the Guaranty) and (y) the aggregate principal amount of any Indebtedness owed by such Subsidiary and any of its Subsidiaries to the Top Borrower or any of its Restricted Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (x) above, on a consolidated basis in accordance with GAAP), and such Investment shall be permitted under Section 7.02, (iii) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary (and any Subsidiary of an Unrestricted Subsidiary that is acquired or formed after the date of designation shall automatically be designated as an Unrestricted Subsidiary), (iv) no Unrestricted Subsidiary may hold intellectual property or a fee interest or leasehold interest in any real property, in each case, that is material to the operations of the Top Borrower and its Restricted Subsidiaries, and (v) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, each of (x) the Subsidiary to be so designated and (y) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Top Borrower or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary and its Subsidiaries existing at such time and (ii) a return on any Investment by the Top Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Top Borrower’s Investment in such Subsidiary.

ARTICLE VII

NEGATIVE COVENANTS

From the Closing Date and thereafter so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent obligations as to which no claim has been asserted), or any Letter of Credit shall remain outstanding (unless Cash Collateralized):

7.01 Liens. The Top Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof; provided that the property covered thereby is not increased and any renewal or extension of the Indebtedness, if any, secured or benefited thereby is permitted by Section 7.03(c);

(c) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or thereafter payable without penalty or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens for labor done and materials and services supplied and furnished, or other like Liens and statutory Liens;

(e) pledges or deposits made or Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or employment or insurance legislation and deposits and other Liens to secure premiums or reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance companies in the ordinary course of business;

(f) deposits to secure the performance of bids, tenders, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, agreements with utilities, and other obligations of a like nature incurred in the ordinary course of business, including during the course of any development;

(g) Liens on Capital Stock not required to be pledged pursuant hereto;

(h) easements, rights-of-way, reservations, covenants, conditions, restrictions, defects and irregularities in title to any real property and other similar encumbrances affecting real property which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i) rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to (i) the use of any real property or vessel, or (ii) any right, power, franchise, grant, license, or permit, including present or future zoning laws, building codes and ordinances, zoning restrictions, or other laws and ordinances restricting the occupancy, use, or enjoyment of real property or vessel;

(j) rights of tenants under leases and rental agreements covering real property or vessel entered into in the ordinary course of business of the Person owning such real property;

(k) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, in favor of a banking institution, financial institution, or securities intermediary arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry or otherwise relate to depositary relations with such institution or intermediary, and securing customary cash management obligations not otherwise prohibited by this Agreement;

(l) Liens securing writs of attachment or similar instruments or judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(m) Liens on cash securing only Defeased Indebtedness or Escrowed Indebtedness;

(n) precautionary UCC or PPSA financing statement filings made in connection with operating leases;

(o) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and any accessions and additions thereto and the proceeds and products thereof and customary security deposits and related property; provided that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender, and (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving the property which is the subject of such financing;

(p) Liens securing Indebtedness permitted under Section 7.03(f), (g) and (v);

(q) Liens ratably secured by the Collateral in favor of counterparties to Swap Contracts permitted under Section 7.03(d);

(r) Liens on property, assets or revenues of any Restricted Subsidiary that is not a Guarantor (and not required to become a Guarantor pursuant to Section 6.13) securing Indebtedness permitted to be incurred by such Restricted Subsidiary under Section 7.03;

(s) any Lien existing on property, assets or revenue prior to the acquisition thereof by the Top Borrower or any of its Restricted Subsidiaries or existing on property, assets or revenue of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of, or in connection with, such acquisition or such Person becoming a Restricted Subsidiary, as the case may be and (ii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any Permitted Refinancing thereof;

(t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Top Borrower or any of its Restricted Subsidiary in the ordinary course of business;

(u) Licenses, leases and subleases (including licenses of intellectual property) granted by the Top Borrower or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Top Borrower and its Restricted Subsidiaries, taken as a whole;

(v) other Liens on property securing obligations in an aggregate amount not to exceed the greater of (x) $100,000,000 and (y) (i) during the Minimum Liquidity Period, 10% of Consolidated Total Assets or (ii) during the Leverage Test Period, 66.7% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries for the most recently ended Test Period on the date of incurrence of such Liens based on the most recent financial statements furnished pursuant to Section 6.01(a) or (b), as applicable; provided that, in the event that such Liens are on Collateral, (i) such Liens shall rank junior in priority to the Lien securing the Secured Obligations and (ii) the holders of such Liens (or their representative) shall be party to a Customary Intercreditor Agreement with the Administrative Agent;

(w) Liens on assets of a Person existing at the time such Person is acquired, merged or amalgamated with or into or consolidated with the Top Borrower or any Restricted Subsidiary (and not created in connection with or in anticipation or contemplation thereof); provided, however, that such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements and attachments thereon, accessions thereto and proceeds thereof);

(x) Liens securing Indebtedness incurred pursuant to Section 7.03(s) (to the extent that the Indebtedness being guaranteed pursuant to Section 7.03(s) is itself permitted to be secured) and subject to a Customary Intercreditor Agreement (to the extent that the Indebtedness being guaranteed pursuant to Section 7.03(s) is itself subject to a Customary Intercreditor Agreement);

(y) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease;

(z) Liens encumbering customary initial deposits and margin accounts incurred in the ordinary course of business;

(aa) Liens encumbering deposits made to secure obligations arising from statutory or regulatory requirements of that Person or its Subsidiaries;

(bb) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(cc) any Liens on Collateral securing Permitted Pari Passu Refinancing Debt and Permitted Junior Refinancing Debt and any Permitted Refinancing thereof; and

(dd) Liens securing Indebtedness permitted under Section 7.03(l) (i) on cash collateral or (ii) arising from a backstop letter of credit arrangement.

Notwithstanding any other provision of this Section 7.01 to the contrary, the Top Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or suffer to exist any Lien securing the Indebtedness set forth in clause (A) of the definition thereof upon any of its fee interest or leasehold interest in any real property, whether now owned or hereafter acquired, except for Liens permitted pursuant to Section 7.01(c), (d), (h), (i), (j), (s) or (u).

7.02 Investments. The Top Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, make any Investments, except:

(a) Investments held by the Top Borrower or such Restricted Subsidiary in the form of cash, Cash Equivalents or short-term marketable securities;

(b) advances to officers, directors and employees of the Top Borrower and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(c) purchases or redemption of the Top Borrower’s Capital Stock to the extent permitted by Section 7.06;

(d) (i) Investments in Loan Parties, (ii) Investments by any Borrower or any Guarantor in any Restricted Subsidiary that is not a Guarantor, (A) in an aggregate amount, together with an aggregate amount of Permitted Acquisitions of Restricted Subsidiaries that are not Loan Parties, not to exceed the greater of (x) $75,000,000 and (y) (1) during the Minimum Liquidity Period, 7.5% of Consolidated Total Assets or (2) during the Leverage Test Period, 50% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries for the most recently ended Test Period at any time outstanding (the “Intercompany Debt/Investments Cap”) or (B) in the ordinary course of business in connection with cash management practices and (iii) Investments by Restricted Subsidiaries that are not Guarantors in other Restricted Subsidiaries that are not Guarantors;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss (including in connection with the bankruptcy or reorganization of such account debtors);

(f) capital expenditures and Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property in the ordinary course of business;

(g) Investments representing all or a portion of the sales price for property sold to another Person;

(h) Investments in existence, contemplated or made pursuant to binding commitments in effect on the Closing Date identified on Schedule 7.02;

(i) Permitted Acquisitions so long as (i) immediately before and after giving effect thereto, no Event of Default has occurred and is continuing and (ii) immediately after giving effect thereto on a Pro Forma Basis (x) during the Leverage Test Period, as of the last day of the most recently-ended Test Period the Top Borrower shall be in compliance with Section 7.10 (regardless of whether any Covenant Facility is then outstanding) and (y) during the Minimum Liquidity Period, minimum Liquidity, shall not be less than (x) for Permitted Acquisitions for which the cash consideration is less than $20,000,000, $75,000,000 or (y) for any other Permitted Acquisitions, $100,000,000; provided that the aggregate amount of Permitted Acquisitions (other than Permitted Acquisition for which the cash consideration consists only of common Capital Stock of the Top Borrower) of Restricted Subsidiaries that are not Loan Parties, together with the aggregate amount of Investments permitted under Section 7.02(d)(ii)(A), shall not exceed the Intercompany Debt/Investments Cap;

(j) additional Investments so long as the outstanding amount of such Investments at any time pursuant to this Section 7.02(j) does not exceed the sum of (i) the greater of (I) $50,000,000 and (II) (A) during the Minimum Liquidity Period, 5% of Consolidated Total Assets or (B) during the Leverage Test Period, 33% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries for the most recently ended Test Period, plus (ii) the Available Amount determined at the time such Investment is made; provided that the portion of the Available Amount available to be utilized pursuant to this clause (j) during the Minimum Liquidity Period shall be limited to amounts attributable to clauses (b), (c) and (e) of the definition of Available Amount;

(k) solely during the Leverage Test Period, additional Investments so long as the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the most recently ended Test Period after giving effect to such Investment, would not exceed 3.50 to 1.00;

(l) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(m) any Investment made in lieu of payment of a Tax or in consideration of a reduction in Tax;

(n) Investments of a Person existing at the time such Person is acquired, becomes a Restricted Subsidiary or is amalgamated, merged or consolidated with or into the Top Borrower or any Restricted Subsidiary after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, designation, redesignation, amalgamation, merger or consolidation and were in existence on the date of such acquisition, amalgamation, merger or consolidation;

(o) Investments resulting from pledges and deposits under Sections 7.01(e), (f), (k), (l), (q), (y), (z), (aa) and (bb) (to the extent in respect of the foregoing clauses);

(p) Investments constituting non-cash consideration for Dispositions permitted under Section 7.05;

(q) Investments in connection with Swap Contracts related to the Loans or entered into in the ordinary course of business;

(r) to the extent constituting Investments, transactions permitted under Section 7.04; and

(s) any Investments made with the net cash proceeds of issuance of Capital Stock of the Top Borrower (other than Disqualified Capital Stock) to, or capital contribution to the Top Borrower from, a Person that is not a Restricted Subsidiary, so long as such amounts are not applied to any other basket or exception in the Loan Documents.

For purposes of determining compliance with this Section 7.02, in the event that an Investment meets the criteria of more than one of the categories of Investment described in subsections (a) through (s) above, the Top Borrower may from time to time, in its sole discretion, classify or reclassify such Investment (or any portion thereof) and will only be required to include the amount and type of such Investment in one or more of the above subsections.

Notwithstanding anything to the contrary in this Section 7.02, the Top Borrower and its Restricted Subsidiaries shall not, directly or indirectly, sell or otherwise transfer any intellectual property or a fee interest or leasehold interest in any real property, in each case, that is material to the operations of Top Borrower and its Restricted Subsidiaries to any Unrestricted Subsidiary.

7.03 Indebtedness. The Top Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, in each case, other than:

(a) Indebtedness under the Loan Documents;

(b) unsecured intercompany Indebtedness owed to the Top Borrower or any Restricted Subsidiary (i) that is incurred in the ordinary course of business in connection with cash management practices or (ii) in the case of Indebtedness owed by a Restricted Subsidiary that is not a Loan Party to a Loan Party, in an aggregate amount, together with the aggregate amount of Indebtedness permitted under Section 7.03(s)(ii)(y), not to exceed the Intercompany Debt/Investments Cap;

(c) (A) all Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and (B) any Permitted Refinancing thereof;

(d) obligations under Swap Contracts entered into by the Top Borrower other than a Swap Contract entered into for speculative purposes;

(e) Indebtedness in respect of Finance Lease Obligations, Synthetic Lease Obligations, Construction Indebtedness and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(o); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of (x) $50,000,000 and (y) (i) during the Minimum Liquidity Period, 5.0% of Consolidated Total Assets or (ii) during the Leverage Test Period, 33% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries for the most recently ended Test Period on the date of incurrence of such Indebtedness;

(f) (A) Indebtedness of any Loan Party in respect of one or more series of senior unsecured notes or loans, senior secured first lien or junior lien notes or loans or subordinated notes or loans that may be secured by the Collateral on a junior or, solely in the case of senior notes, pari passu, basis with the Secured Obligations, that are issued or made in lieu of Increased Revolving Commitments, Increased Term Loan Commitments and/or Incremental Term Facilities pursuant to an indenture, a loan agreement or a note purchase agreement or otherwise (any such Indebtedness, “Incremental Equivalent Debt”); provided that (i) the aggregate principal amount of such Incremental Equivalent Debt issued or incurred and outstanding at any one time shall not exceed the Incremental Loan Amount on the date of incurrence; (ii) if such Incremental Equivalent Debt (other than Customary Bridge Loans) is secured on a pari passu basis with the Secured Obligations, the maturity date applicable to such Incremental Equivalent Debt shall be on or after the Maturity Date of each of any then-existing Term Facility and the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall be no shorter than the longest Weighted Average Life to Maturity of any then-existing Term Facility; (iii) if such Incremental Equivalent Debt (other than Customary Bridge Loans) is secured on a second lien (or other junior basis) or is unsecured, such Incremental Equivalent Debt shall satisfy the definition of Permitted Junior Debt Conditions; (iv) if such Incremental Equivalent Debt is secured, the holders of such Indebtedness (or their representative) shall be party to a Customary Intercreditor Agreement with the Administrative Agent and such Incremental Equivalent Debt shall not be secured by any assets other than Collateral; (v) such Incremental Equivalent Debt shall not benefit from any borrower or guarantor other than the Loan Parties; (vi) such Incremental Equivalent Debt taking the form of Term Loans secured on a pari passu basis with the Secured Obligations shall satisfy the requirements set forth in Section 2.15(d)(vi); and (vii) except as set forth in subsections (i) through (vi) of this Section 7.03(f), the terms (excluding pricing, fees, original issue discount, rate floors, premiums, optional prepayment or optional redemption provisions) of such Incremental Equivalent Debt are (as determined by the Top Borrower in good faith), taken as a whole, not materially less favorable to the Loan Parties than the terms of the Term Loans, when taken as a whole, or otherwise reasonably satisfactory the Administrative Agent; and (B) any Permitted Refinancing in respect thereof that satisfies subsection (A)(iv) and (A)(vii) above;

(g) (A) Indebtedness incurred or assumed by the Top Borrower or any Restricted Subsidiary, including in connection with the acquisition of any Restricted Subsidiary after the Closing Date, in respect of one or more series of senior unsecured notes or loans or senior secured first lien or junior lien notes or loans; provided that (i) the Total Net Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recently-ended Test Period is not greater than 4.00 to 1.00; (ii) if such Indebtedness (other than Customary Bridge Loans) is secured by the Collateral on a pari passu basis with the Secured Obligations, the maturity date applicable to such Indebtedness shall be on or after the Maturity Date of each of any then-existing Term Facility and the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the longest Weighted Average Life to Maturity of any then-existing Term Facility, (iii) if such Indebtedness is secured by the Collateral on a second lien (or other junior basis) or is unsecured, such Indebtedness shall satisfy the definition of Permitted Junior Debt Conditions; (iv) if such Indebtedness is secured by the Collateral, the holders of such Indebtedness (or their representative) shall be party to a Customary Intercreditor Agreement with the Administrative Agent and such

Indebtedness shall not be secured by any assets other than Collateral; (v) the aggregate amount of Indebtedness incurred or assumed and outstanding at any one time pursuant to this clause (g) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $50,000,000 and (y) (i) during the Minimum Liquidity Period, 5% of Consolidated Total Assets or (ii) during the Leverage Test Period, 33% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries for the most recently ended Test Period; (vi) such Indebtedness permitted under this Section 7.03(g)(A) taking the form of Term Loans secured on a pari passu basis with the Secured Obligations shall satisfy the requirements set forth in Section 2.15(d)(vi) and (viii) except as set forth in subsections (i) through (vi) of this Section 7.03(g), the terms (excluding pricing, fees, original issue discount, rate floors, premiums, optional prepayment or optional redemption provisions) of any Indebtedness incurred pursuant to this clause (g) (but not Indebtedness assumed) are (as determined by the Top Borrower in good faith), taken as a whole, not materially less favorable to the Loan Parties than the terms of the Term Loans, when taken as a whole, or otherwise reasonably satisfactory the Administrative Agent; and (B) any Permitted Refinancing in respect thereof that satisfies subsection (A)(iv) and (A)(vi) above;

(h) Indebtedness (including Indebtedness secured by Liens permitted under Section 7.01(r)) of any Restricted Subsidiary that is not a Guarantor (and not required to become a Guarantor pursuant to Section 6.13) in an aggregate principal amount outstanding at any time not to exceed the greater of (x) $50,000,000 and (y) (i) during the Minimum Liquidity Period, 5% of Consolidated Total Assets or (ii) during the Leverage Test Period, 33.3% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries for the most recently ended Test Period;

(i) [reserved];

(j) (i) Indebtedness of any Person acquired by, or merged into or consolidated or amalgamated with, the Top Borrower or any Restricted Subsidiary after the Closing Date as part of an Investment otherwise permitted by Section 7.02 (provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of, or in connection with, such Person becoming a Subsidiary); provided that the Top Borrower would be in compliance with Sections 7.10(b) and (c) on a Pro Forma Basis as of the last day of the Test Period most recently ended (regardless of whether any Covenant Facility is then outstanding and regardless of whether the Minimum Liquidity Period or the Leverage Test Period is then in effect) and (ii) any Permitted Refinancing thereof;

(k) additional Indebtedness in an aggregate amount outstanding at any one time not to exceed the greater of (x) $75,000,000 and (y) (i) during the Minimum Liquidity Period, 7.5% of Consolidated Total Assets or (ii) during the Leverage Test Period, 50% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries for the most recently ended Test Period on the date of incurrence of such Indebtedness; provided that the aggregate amount of Indebtedness incurred or assumed and outstanding at any one time pursuant to this clause (k) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $37,500,000 and (y) (i) during the Minimum Liquidity Period, 3.75% of Consolidated Total Assets or (ii) during the Leverage Test Period, 25% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries for the most recently ended Test Period;

(l) Indebtedness of the Top Borrower or any Restricted Subsidiary in connection with one or more letters of credit, bankers’ acceptances, worker’s compensation claims, surety bonds, appeal bonds, performance bonds or completion guarantees issued in the ordinary course of business or pursuant to self-insurance and similar obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(m) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(n) Indebtedness arising from agreements of the Top Borrower or any Restricted Subsidiary providing for deferred purchase price for goods or services, earnouts, indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Person otherwise permitted by this Indenture;

(o) Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements;

(p) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Top Borrower or any Restricted Subsidiary incurred in the ordinary course of business;

(q) [reserved];

(r) (i) Defeased Indebtedness and (ii) Escrowed Indebtedness; provided that, in the case of clause (ii), from and after the release of such Indebtedness from escrow, it shall no longer be deemed Escrowed Indebtedness under this Agreement;

(s) (i) Indebtedness in respect of guarantee executed by any Restricted Subsidiary (other than a Guarantor) with respect to any Indebtedness or other obligations of the Top Borrower or any Restricted Subsidiary; provided that such Indebtedness or other obligation is not incurred by such Person in violation of this Agreement and (ii) Indebtedness in respect of guarantee executed by a Loan Party with respect to any Indebtedness or other obligations of the Top Borrower or any Restricted Subsidiary, including, without limitation, working capital financing and other third party financing; provided that (x) such Indebtedness or other obligation is not incurred by such Person in violation of this Agreement and (y) in the case of any guarantee by a Loan Party of Indebtedness or other obligations of a Restricted Subsidiary that is not a Loan Party, the aggregate amount, together with the aggregate amount of Indebtedness permitted under Section 7.03(b)(ii), does not exceed the Intercompany Debt/Investments Cap;

(t) [reserved];

(u) (i) Permitted Pari Passu Refinancing Debt, Permitted Junior Refinancing Debt, Permitted Unsecured Refinancing Debt and (ii) any Permitted Refinancing thereof; and

(v) Non-Recourse Indebtedness; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of (x) $100,000,000 and (y) (i) during the Minimum Liquidity Period, 10% of Consolidated Total Assets or (ii) during the Leverage Test Period, 66.7% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries for the most recently ended Test Period on the date of incurrence of such Indebtedness.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in subsections (a) through (v) above, the Top Borrower may from time to time, in its sole discretion, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above subsections; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in subsection (a) of this Section 7.03.

7.04 Fundamental Changes . The Top Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or purchase or otherwise acquire all or substantially all of the stock or assets of any Person (or of any division thereof), or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division), except that:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Top Borrower; provided that the Top Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries; provided that, if a Guarantor is merging, amalgamating or consolidating with another Restricted Subsidiary that is not a Guarantor, such Guarantor shall be the continuing or surviving Person or such surviving Person shall execute and deliver a Guaranty;

(b) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Top Borrower or to another Restricted Subsidiary; provided that, if the transferor in such a transaction is a Guarantor, then the transferee must either be the Top Borrower or a Guarantor;

(c) the Top Borrower or any Restricted Subsidiary may make a Disposition to the extent permitted by Section 7.05 or an Investment permitted by Section 7.02 (other than Section 7.02(r));

(d) the Top Borrower or any Restricted Subsidiary may purchase or otherwise acquire all or substantially all of the stock or assets of any Person (or of any division thereof), including by way of merger or amalgamation, so long as both before and after giving pro forma effect to any such purchase or acquisition (i) no Event of Default shall then exist and (ii) the Top Borrower would have been in compliance with Section 7.10 on a Pro Forma Basis on the last day of the Test Period most recently ended if such acquisition had been made on such date (regardless of whether any Covenant Facility is then outstanding); and

(e) transactions set forth on Schedule 7.04.

7.05 Dispositions. The Top Borrower will not, and shall cause each Restricted Subsidiary not to, directly or indirectly, make any Disposition except:

(a) Dispositions in the ordinary course of business of equipment, machinery, inventory or other assets, including real property, that is obsolete, excess or no longer used or useful in the Top Borrower’s or its Subsidiaries’ businesses and the leasing or subleasing in the ordinary course of business of owned or leased properties which are excess properties or are no longer used or useful in the Top Borrower’s or its Subsidiaries’ businesses;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions by the Top Borrower of Equity Interests of Esja Attractions, ehf., an Iceland private limited company, owned by the Top Borrower to Pursuit Iceland, Ehf, an Iceland private limited company; provided that, immediately after giving pro forma effect to any such Disposition, Pursuit Iceland, Ehf is a Restricted Subsidiary of the Top Borrower;

(d) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(e) (i) Dispositions of property by any Loan Party to any other Loan Party and (ii) leasing of assets of any Restricted Subsidiary that is not a Guarantor to the Top Borrower or any Restricted Subsidiary;

(f) the Blitz Liquidation;

(g) Dispositions permitted by Sections 7.01, 7.02, 7.04 (other than 7.04(c)), 7.06 and 7.12;

(h) the Disposition, abandonment, cancellation or lapse of intellectual property which, in the reasonable determination of the Top Borrower, are not material to the conduct of the business of the Top Borrower and its Subsidiaries, or are no longer economical to maintain in light of their respective use or intended use, in the ordinary course of business;

(i) Dispositions of cash, Cash Equivalents and short-term marketable securities;

(j) Leases, licenses, subleases or sublicenses by the Top Borrower or any Restricted Subsidiary of any real or personal property (including software and intellectual property) in the ordinary course of business;

(k) Disposition of receivables in connection with the compromise, settlement or collection thereof;

(l) any surrender or waiver of contractual rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind that occur in the ordinary course of the Top Borrower’s or any Restricted Subsidiary’s business;

(m) Dispositions of property subject to an Extraordinary Loss;

(n) Dispositions of property having a fair market value of not to exceed the greater of (x) $15,000,000 and (y) (i) during the Minimum Liquidity Period, 1.5% of Consolidated Total Assets or (ii) during the Leverage Test Period, 10% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries for the most recently ended Test Period in any single transaction or series of related transactions;

(o) Dispositions of Investments in joint ventures that are permitted under Section 7.02 or 7.06 to the extent required by, or made pursuant to customary buy/sell arrangements, drag-along rights, put rights, call rights or similar arrangements between the joint venture parties set forth in joint venture or similar binding agreements; and

(p) Dispositions by the Top Borrower and the Restricted Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) no Event of Default shall exist or would result from such Disposition (determined at the date the definitive agreements for such Disposition are entered into), (ii) such Disposition is made at the fair market value, as determined in good faith by the Top Borrower, (iii) with respect to Dispositions of property having a fair market value exceeding the greater of (x) $15,000,000 and (y) (A) during the Minimum Liquidity Period, 1.5% of Consolidated Total Assets or (B) during the Leverage Test Period, 10% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries for the most recently ended Test Period, the Top Borrower or the applicable Restricted Subsidiary shall receive not less than 75% of the consideration for such Disposition in the form of (x) cash, (y) Cash Equivalents or (z) Designated Non-cash Consideration having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $30,000,000 and (y) (A) during the Minimum Liquidity Period, 3% of Consolidated Total Assets or (B) during the Leverage Test Period, 20% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries for the most recently ended Test Period, and (iv) the Net Cash Proceeds of such Disposition are applied to the extent required by Section 2.05(e).

For purposes of determining compliance with this Section 7.05, in the event that an Disposition meets the criteria of more than one of the categories of Disposition described in subsections (a) through (o) above, the Top Borrower may from time to time, in its sole discretion, classify or reclassify such Disposition (or any portion thereof) and will only be required to include the amount and type of such Disposition in one or more of the above subsections.

Notwithstanding anything to the contrary in this Section 7.05, the Top Borrower and Restricted Subsidiaries shall not, directly or indirectly, sell or otherwise transfer any intellectual property or any fee interest or leasehold interest in any real property, in each case, that is material to the operations of Top Borrower and its Restricted Subsidiaries to any Unrestricted Subsidiary.

7.06 Restricted Payments. The Top Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Restricted Subsidiary may make Restricted Payments to the Top Borrower and to wholly-owned Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Top Borrower and any Restricted Subsidiary and to each other owner of Capital Stock of such Restricted Subsidiary on a pro rata basis based on their relative ownership interests);

(b) the Top Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock (other than Disqualified Capital Stock) of such Person;

(c) the Top Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;

(d) the Top Borrower and its Restricted Subsidiaries may make Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or, warrants or rights or upon the conversion or exchange of or into Capital Stock, or payments or distributions to dissenting stockholders pursuant to applicable law;

(e) Restricted Payments in connection with transactions permitted by Section 7.04(e);

(f) solely during the Leverage Test Period, the Top Borrower may declare, make and pay Restricted Payments so long as (i) the amount of such Restricted Payments to be made pursuant to this Section 7.06(f) does not exceed the Available Amount determined at the time such Restricted Payment is made and (ii) immediately before and after giving effect thereto, no Event of Default has occurred and is continuing;

(g) solely during the Leverage Test Period, the Top Borrower may declare, make and pay Restricted Payments so long as immediately after giving effect thereto (i) no Event of Default has occurred and is continuing and (ii) on a Pro Forma Basis as of the last day of the most recently-ended Test Period the Total Net Leverage Ratio would not exceed 2.50 to 1.00;

(h) [reserved];

(i) the Top Borrower may pay any dividend within 60 days after the date of the declaration thereof if at the date of such declaration or notice, the dividend would have complied with the provisions of this Section 7.06;

(j) solely during the Leverage Test Period, so long as no Event of Default has occurred and is continuing, repurchases by the Top Borrower of its common stock or options, warrants or other securities exercisable or convertible into such common stock (excluding any debt security that is convertible into, or exercisable for, common stock) not to exceed the greater of (x) $20,000,000 and (y) 15% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries for the most recently ended Test Period in the aggregate in any fiscal year; and

(k) the Top Borrower may declare or pay cash dividends on Crestview Preferred Stock (i) during the Minimum Liquidity Period, in an aggregate amount not to exceed $8,000,000 in any fiscal year and (ii) during the Leverage Test Period, in an unlimited amount so long as immediately after giving effect thereto on a Pro Forma Basis as of the last day of the most recently-ended Test Period the Top Borrower shall be in compliance with Section 7.10 (regardless of whether any Covenant Facility is then outstanding).

For purposes of determining compliance with this Section 7.06, in the event that any Restricted Payment meets the criteria of more than one of the categories of Restricted Payment described in subsections (a) through (k) above, the Top Borrower may from time to time, in its sole discretion, classify or reclassify such Restricted Payment (or any portion thereof) and will only be required to include the amount and type of such Restricted Payment in one or more of the above subsections.

7.07 Change in Nature of Business. The Top Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted or proposed to be conducted by the Top Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. The Top Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, enter into any transaction of any kind involving aggregate consideration in excess of the greater of (x) $25,000,000 and (y) (A) during the Minimum Liquidity Period, 2.5% of Consolidated Total Assets or (B) during the Leverage Test Period, 17.5% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries for the most recently ended Test Period with any Affiliate of the Top Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Top Borrower or such Restricted Subsidiary as would be obtainable by the Top Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Top Borrower and any of its Restricted Subsidiaries or between and among any Restricted Subsidiaries; (b) transactions between or among the Top Borrower or any Restricted Subsidiary, on the one hand, and any Person that becomes a Restricted Subsidiary, on the other, as a result of such transaction which transaction is otherwise permitted hereunder; (c) customary indemnification and employment arrangements, agreements and provisions with officers, directors employees; (d) Restricted Payments permitted under Section 7.06; and (e) Investments in Unrestricted Subsidiaries permitted under Section 7.02(h), (j) or (k).

7.09 Negative Pledges and Other Contractual Restrictions. The Top Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Top Borrower or any Guarantor or to otherwise transfer property to the Top Borrower or any Guarantor, (ii) of any Restricted Subsidiary to Guarantee the Obligations or (iii) of the Top Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Secured Obligations; provided, however, that (1) subsection (iii) shall not prohibit any Contractual Obligation in an agreement evidencing Indebtedness permitted under any of Section 7.03(c), (e), (h) or (v) solely to the extent any such Contractual Obligation relates to the property financed by or the subject of such Indebtedness, (2) this subsection (a) shall not apply to any non-recourse Indebtedness permitted under Section 7.03(c), (e) or (h) or (v) of any Restricted Subsidiary which is not a Guarantor so long as the Contractual Obligations relate solely to the property financed by or the subject of such Indebtedness, (3) subsection (i) shall not prohibit restrictions in any Indebtedness permitted under Section 7.03(f), (g), (i), (j), (k), (u) or (v) that are not more restrictive than those set forth in this Agreement, (4) subsection (iii) shall not prohibit Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on such Contractual Obligation, (5) this subsection (a) shall not apply to customary restrictions and conditions contained in any agreement relating to a Disposition permitted by Section 7.05 (provided that such restrictions and conditions apply only to the asset or Person to be sold) and (6) this subsection (a) shall not apply to restrictions contained in Indebtedness of Persons acquired pursuant to, or assumed in connection with, Permitted Acquisitions or Investments not prohibited hereunder after the Closing Date and which restrictions apply only to such Persons, and Permitted Refinancings thereof; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Secured Obligations, other than any Permitted Lien.

7.10 Financial Covenants. Solely for the benefit of the Covenant Lenders, so long as any Lender shall have any Commitment under any Covenant Facility, any Loan or other Obligation under any Covenant Facility shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding, subject to Section 1.08:

(a) Minimum Liquidity and Minimum Consolidated EBITDA.

(i) During the period commencing on the Closing Date and ending on the date of receipt by the Administrative Agent of the financial statements referred to in Section 6.01(b) for the fiscal quarter ended September 30, 2022 and a duly completed Compliance Certificate as set forth in Section 6.02(b) demonstrating compliance with the financial covenants set forth in Sections 7.10(b) and 7.10(c) as of September 30, 2022 (such period, the “Extended Minimum Liquidity Period”), the Top Borrower shall not permit the Liquidity as of the last day of any calendar week to be less than $75,000,000.

(ii) The Top Borrower shall not permit the Consolidated EBITDA for the period commencing on January 1, 2022 and ending on June 30, 2022 to be less than ($10,000,000).

(iii) During the Extended Minimum Liquidity Period, the Top Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly:

(A) make any Permitted Acquisition, unless, immediately after giving effect thereto on a Pro Forma Basis, minimum Liquidity, shall not be less than (x) for Permitted Acquisitions for which the cash consideration is less than $20,000,000, $75,000,000 or (y) for any other Permitted Acquisitions, $100,000,000;

(B) make any (x) Investments utilizing any portion of the Available Amount other than amounts attributable to clauses (b), (c) and (e) of the definition of Available Amount and (y) Restricted Payments or Junior Payments utilizing any portion of the Available Amount;

(C) make any (x) Investments in reliance on Section 7.02(k); (y) Restricted Payments in reliance on Section 7.06(g); and (z) Junior Prepayments in reliance on Section 7.12(i);

(D) declare or pay cash dividends on Crestview Preferred Stock in an aggregate amount exceeding $8,000,000 in any fiscal year in reliance on Section 7.06(k);

(E) repurchase common stock of the Top Borrower or options, warrants or other securities exercisable or convertible into such common stock (excluding any debt security that is convertible into, or exercisable for, common stock) in reliance on Section 7.06(j); and

(F) incur, assume or suffer to exist any Indebtedness under Section 7.03(j)(i), unless, on a Pro Forma Basis as of the last day of the Test Period most recently ended, (x) the Total Net Leverage Ratio is not greater than 5.25 to 1.00 and (y) the Interest Coverage Ratio is not less than 2.00 to 1.00.

(iv) During the Extended Minimum Liquidity Period, the Top Borrower shall deliver to the Administrative Agent for delivery to each Covenant Lender, within five (5) Business Days after the end of each calendar month, a certificate of a Responsible Officer setting forth in reasonable detail the computations necessary (as determined in good faith by the Top Borrower) to determine whether the Top Borrower and the Restricted Subsidiaries are in compliance with Section 7.10(a)(i) as of the end of each calendar week within such calendar month.

(v) The Top Borrower shall deliver to the Administrative Agent for delivery to each Covenant Lender, within five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(b) for the fiscal quarter ending June 30, 2022, a certificate signed by a Responsible Officer of the Top Borrower demonstrating compliance with Section 7.10(a)(ii).

(b) Interest Coverage Ratio. The Top Borrower shall not permit the Interest Coverage Ratio as of the last day of any Test Period to be less than 2.00 to 1.00.

(c) Total Net Leverage Ratio. The Top Borrower shall not permit the Total Net Leverage Ratio on the last day of any Test Period set forth below to be greater than the ratio set forth below opposite such period:

Test Period Ending	Maximum Total Net Leverage Ratio
September 30, 2022	5.25 to 1.00
December 31, 2022	4.75 to 1.00
March 31, 2023	4.50 to 1.00
June 30, 2023 and thereafter	4.00 to 1.00

; provided that, if an Acquisition Period is continuing on the last day of any Test Period, the Top Borrower shall not permit the Total Net Leverage Ratio on the last day of such Test Period set forth below to be greater than the ratio set forth below opposite such period:

Test Period Ending (during the Acquisition Period)	Maximum Total Net Leverage Ratio
September 30, 2022	5.25 to 1.00
December 31, 2022	4.75 to 1.00
March 31, 2023 and thereafter	4.50 to 1.00

(d) Equity Cure Right. Notwithstanding anything to the contrary contained in Article VIII, in the event any Default arises due to non-compliance with any covenant set forth in Section 7.10(b) or Section 7.10(c) (a “Financial Covenant Default”), any equity contribution (in the form of common equity, Crestview Preferred Stock (provided that the terms of Crestview Preferred Stock shall be modified to exclude any payment in cash or any other property (other than payment in kind) of dividends or other distributions, including any sinking fund or similar deposit, payments on account of mandatory purchase, redemption, retirement, acquisition, cancellation or termination) or other equity (including preferred equity but excluding any Disqualified Capital Stock) having terms reasonably acceptable to the Administrative Agent) made to the Top Borrower after the last day of any fiscal quarter and on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for that fiscal quarter (the “Required Contribution Date”) will, at the request of the Top Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) notice of the Top Borrower’s intent to make a Specified Equity Contribution shall be delivered no later than the day on which the financial statements are required to be delivered for the applicable fiscal quarter, (b) the amount of any Specified Equity Contribution and the use of proceeds therefrom will be no greater than the amount required to cause the Top Borrower to be in compliance with the financial covenants set forth in Section 7.10(b) or Section 7.10(c). as applicable, (c) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Loan Documents (including for cash netting purposes and for calculating Consolidated EBITDA for purposes of determining basket levels, pricing and other items governed by reference to Consolidated EBITDA) for such fiscal quarter and any subsequent period that includes such fiscal quarter, (d) there shall be no more than five Specified Equity Contributions made in the aggregate after the Closing Date, (e) there shall be no more than two Specified Equity Contributions made during each four fiscal quarter period and (e) any Indebtedness repaid with the proceeds of Specified Equity Contributions shall be deemed outstanding for purposes of determining compliance with the covenants set forth in Section 7.10(b) or Section 7.10(c) for the fiscal quarter in which such Indebtedness is repaid. Upon actual receipt and designation of such Specified Equity Contribution, the applicable Financial Covenant Defaults shall be deemed cured hereunder without any other action required and the requirements of Section 7.10(b) or Section 7.10(c), as applicable, shall be deemed to have been satisfied as of the applicable date with the same effect as though there had been no Financial Covenant Default at such date or thereafter. Prior to or on the Required Contribution Date (solely to the extent the Top Borrower has the ability to cure a Financial Covenant Default pursuant to this Section 7.10(d)), neither the

Administrative Agent nor any Lender shall impose default interest, accelerate the Obligations or exercise any other remedy against the Top Borrower, any other Loan Party or any Collateral solely on the basis of the Financial Covenant Default hereunder. Notwithstanding the foregoing, the Top Borrower shall not be permitted to make any Borrowing of Revolving Loans and no new Letters of Credit shall be issued until the Top Borrower has received the Specified Equity Contribution or all Defaults have been otherwise waived in accordance with the terms herein.

7.11 Use of Proceeds. The Borrowers shall not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations U and X of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.12 Certain Prepayments of Indebtedness. The Top Borrower shall not, and shall cause each Restricted Subsidiary not to, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Disqualified Capital Stock, any Indebtedness that is secured by a Lien on Collateral junior to the Liens securing the Secured Obligations or any Indebtedness subordinated to Secured Obligations, in each case, with an outstanding principal amount greater than the greater of (x) $30,000,000 and (y) (A) during the Minimum Liquidity Period, 3.0% of Consolidated Total Assets or (B) during the Leverage Test Period, 20% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries for the most recently ended Test Period or make any payment in violation of any subordination terms or intercreditor agreement applicable to any such Indebtedness (such payments, “Junior Prepayments”), except:

(a) with respect to intercompany subordinated indebtedness, to the extent consistent with the subordination terms thereof;

(b) a Permitted Refinancing of any such Indebtedness (including through exchange offers and similar transactions);

(c) the conversion of any such Indebtedness to Capital Stock (or exchange of any such Indebtedness for Capital Stock) of the Top Borrower or any direct or indirect parent of the Top Borrower (other than Disqualified Capital Stock);

(d) exchanges of Indebtedness issued in private placements and resold in reliance on Regulation S or Rule 144A for Indebtedness having substantially equivalent terms pursuant to customary exchange offers;

(e) Junior Prepayments of Indebtedness of Persons acquired pursuant to, or Indebtedness assumed in connection with, Investments not prohibited by this Agreement;

(f) Junior Prepayments in respect of intercompany Indebtedness owing to any Loan Party;

(g) Junior Prepayments of Disqualified Capital Stock with the proceeds of any issuance of Disqualified Capital Stock permitted to be issued hereunder or in exchange for Disqualified Capital Stock or other Capital Stock permitted to be issued hereunder;

(h) solely during the Leverage Test Period, additional Junior Prepayments so long as the amount of such Junior Prepayments to be made pursuant to this Section 7.12(h) do not exceed the sum of the Available Amount determined at the time thereof;

(i) solely during the Leverage Test Period, additional Junior Prepayments so long as immediately after giving effect thereto (i) no Event of Default has occurred and is continuing and (ii) on a Pro Forma Basis as of the last day of the most recently-ended Test Period the Total Net Leverage Ratio would not exceed 2.50 to 1.00; and

(j) additional Junior Prepayments in an aggregate amount not to exceed the greater of (x) $30,000,000 and (y) (i) during the Minimum Liquidity Period, 3% of Consolidated Total Assets or (ii) during the Leverage Test Period, 20% of Consolidated EBITDA of the Top Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

7.13 Amendments of Organizational Documents and Crestview Documents. The Top Borrower shall not, and shall not permit any Subsidiary to amend, terminate or otherwise modify (x) its certificate of incorporation, by-laws or other organizational document or (y) the terms and conditions of the Crestview Preferred Stock, in either case, in a manner that materially adversely affects the Lenders.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”) under this Agreement:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after demand therefor, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.03(a), Section 6.04(a) (with respect to any Borrower) or Article VII; provided that an Event of Default under this subsection (b) as a result of the Top Borrower’s failure to perform or observe any covenant contained in Section 7.10 shall not constitute an Event of Default with respect to any Non-Covenant Facility unless and until a Covenant Facility Acceleration shall have occurred; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (x) the date when any Borrower or any other Loan Party obtains knowledge thereof or (y) notice shall have been given to the Top Borrower by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Borrower or any Significant Subsidiary (A) fails to make any payment when due after giving effect to any applicable notice and cure periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in an amount equal to or greater than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case after giving effect to any applicable notice and cure periods, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or any Indebtedness consisting of a Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency Proceedings, Etc. Any Borrower or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Borrower or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 90 calendar days after its issue or levy; or

(h) Judgments. There is entered against any Borrower or any Guarantor a final judgment or order for the payment of money in an aggregate amount equal to or greater than the Threshold Amount (to the extent not covered by independent third-party insurance of a solvent insurer and as to which the insurer does not dispute coverage) and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA and Canadian Pension Plans. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower to the Pension Plan, Multiemployer Plan or the PBGC that would reasonably be expected to have a Material Adverse Effect, (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect, (iii) a Foreign Plan Event occurs with respect to a Foreign Plan that would reasonably be expected to have a Material Adverse Effect, or (iv) a Canadian Pension Event occurs that would reasonably be expected to have a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any Loan Document or any portion or provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Secured Obligations, ceases to be in full force and effect and binding on each party thereto and, in the reasonable judgment of the Required Lenders, such circumstance is materially adverse to the interests of the Lenders; or any Lien in favor of the Administrative Agent on a material portion of the Collateral any time after its perfection and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Secured Obligations, ceases to be in full force and effect and, in the reasonable judgment of the Required Lenders, such circumstance is materially adverse to the interests of the Lenders; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control with respect to any Borrower.

8.02 Remedies Upon Event of Default. If (x) any Event of Default (other than an Event of Default under Section 8.01(b) as a result of the Top Borrower’s failure to perform any covenant contained in Section 7.10) occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, and (y) an Event of Default under Section 8.01(b) occurs and is continuing as a result of the Top Borrower’s failure to perform any covenant contained in Section 7.10, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Covenant Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender (but only the Covenant Lenders in the case of a declaration under clause (y) at the request of or with the consent of the Required Covenant Lenders) to make Loans (but only the Loans under Covenant Facilities in the case of a declaration under clause (y) at the request of or with the consent of the Required Covenant Lenders) and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans (but only the Covenant Facilities in the case of a declaration under clause (y) at the request of or with the consent of the Required Covenant Lenders), all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document (but only amounts relating to the Covenant Facilities in the case of a declaration under clause (y) at the request of or with the consent of the Required Covenant Lenders) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Top Borrower;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law (but only as relate to Covenant Facilities in the case of a declaration under clause (y) at the request of or with the consent of the Required Covenant Lenders);

provided, however, that, upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code or other applicable Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts other than principal and interest (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Secured Obligations and interest payments under any Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer and the Hedge Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Borrowings and remaining payments due to any Hedge Bank or Cash Management Bank under any Secured Hedge Agreement or Cash Management Bank, as applicable, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Secured Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank or Cash Management Bank. Each Hedge Bank and Cash Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” or “security trustee” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), or party to a Swap Contract (and on behalf of any of its Affiliates that is party to a Swap Contract) or to a Cash Management Agreement (and on behalf of any of its Affiliates that is a party to a Cash Management Agreement)) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender (and such Affiliates of such Lender) and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent”, “security trustee” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Sections 10.04 and 10.05 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” or “security trustee” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy Code or other similar Dispositions of Collateral. Notwithstanding the foregoing, however, except as otherwise expressly limited herein, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of a proof of claim in a case under the Bankruptcy Code.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Top Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Top Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Top Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with provisions hereof relating to Disqualified Lenders, and, without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information to any Disqualified Lender.

9.04 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Top Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of the Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Top Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Top Borrower (unless an Event of Default pursuant to Section 8.01(a) or (f) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (with the consent of the Top Borrower) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the L/C Issuer and with the consent of the Top Borrower (unless an Event of Default pursuant to Section 8.01(a) or (f) has occurred and is continuing), appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender; provided further that, if the Administrative Agent shall notify the Top Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Top Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Top Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer with respect to the issuance of any Letter of Credit after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender or each L/C Issuer as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the joint lead arrangers, joint bookrunners or co-syndication agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar provisions of any other Debtor Relief Law, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the equity interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in subsections (a) through (j) of Section 10.01 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any equity interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10 Collateral and Guaranty Matters. Each Secured Party hereby irrevocably agrees:

(a) that any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon termination of the Facilities and payment in full of all Obligations (other than contingent indemnification obligations and obligations and liabilities under Secured Hedge Agreements and Secured Cash Management Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank or Cash Management Bank shall have been made) and the Cash Collateralization, expiration or termination of all Letters of Credit, (ii) in connection with a corporate restructuring of the Top Borrower and its Subsidiaries permitted hereunder so long as after giving effect thereto substantially all Collateral of the Top Borrower and of each Subsidiary that remains a Guarantor after giving effect thereto remains Collateral, (iii) at the time such property is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document (other than a sale to a Loan Party), (iv) at the time such property constitutes or becomes Excluded Property, (v) that was granted by a Guarantor that is released from the Guaranty in accordance with the terms hereof or (vi) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) that any Guarantor shall be automatically released from its obligations under the Guaranty if such Person is an Excluded Subsidiary or becomes an Excluded Subsidiary or ceases to be a Subsidiary of the Top Borrower as a result of a transaction permitted hereunder (provided that, notwithstanding the foregoing, (x) a Guarantor shall not be released from its Guaranty solely due to becoming an Excluded Subsidiary of the type described in clause (a) of the definition thereof unless such transfer of Capital Stock in such Guarantor is to a third party that is not an Affiliate of the Top Borrower or its Subsidiaries and is consummated for a bona fide business purpose (as determined by the Top Borrower in good faith) and (y) a Guarantor shall not be released from its Guaranty solely due to being an Excluded Subsidiary if such Guarantor became a Guarantor as a result of the proviso to the definition of “Excluded Subsidiary”);

(c) that any Guarantor shall be automatically released from its obligations under the Guaranty as a result of a corporate restructuring of the Top Borrower and its Subsidiaries permitted hereunder so long as after giving effect thereto each Person that is required to be a Guarantor pursuant to the terms hereof becomes or continues to be a Guarantor;

(d) [reserved];

(e) that the Administrative Agent may subordinate or release any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(b) (solely with respect to Finance Lease Obligations outstanding on the Closing Date), (f), (g), (o), (s) or (w) to the extent the documents governing such Indebtedness do not permit any other Lien (or any senior Lien, as applicable) on such property; and

(f) to consent to and enter into (and execute documents permitting the filing and recording, where appropriate) the grant of easements and covenants and subordination rights with respect to real property, conditions, restrictions and declarations on customary terms, and subordination, non-disturbance and attornment agreements on customary terms reasonably requested by the Top Borrower with respect to leases entered into by the Top Borrower and its Restricted Subsidiaries, to the extent requested by the Top Borrower and reasonably acceptable to the Administrative Agent.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Top Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Secured Hedge Agreements and Secured Cash Management Banks. No Hedge Bank or Cash Management Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be obligated to any Lender to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Hedge Agreements or Secured Cash Management Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank or Cash Management Bank.

9.12 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or any L/C Issuer (the “Credit Party”), whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. Subject to subsection (i) below, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Top Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Top Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts (other than any mandatory prepayments or any fee associated therewith) due to the Lenders (or any of them) without the written consent of each Lender directly affected thereby;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of (i) the Required Lenders shall be necessary to amend the definition of “Default Rate”, (ii) the Required Revolving Lenders shall be necessary to waive any obligation of any Borrower to pay Letter of Credit Fees at the Default Rate or (iii) the Required Revolving Lenders or Required Term Lenders under any Facility shall be necessary to waive any obligation of any Borrower to pay interest with respect to such Facility at the Default Rate; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Commitments shall constitute an increase of any Commitment or Additional Commitment of such Lender;

(d) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby or the order of the application of funds thereunder without the written consent of each Lender directly affected thereby;

(e) change any provision of this Section or the definition of “Required Covenant Lenders”, “Required Lenders”, “Required Revolving Lenders”, “Required Term Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender under the related Facility or Facilities (or, in the case of changes to the definition of “Required Lenders” or any provision of this Section or any other provision of this Agreement directly affecting all Lenders, without the written consent of all Lenders);

(f)	[reserved];

(g)	release all or substantially all of the Guarantors from the Guaranty without the written consent of each Lender;

(h)	release all or substantially all of the Collateral without the written consent of each Lender;

(i) (i) amend or otherwise waive Section 7.10 or (ii) waive or consent to any Default or Event of Default resulting from a breach of Section 7.10, in each case, without the written consent of the Required Covenant Lenders; provided that, notwithstanding anything to the contrary in this Agreement, the amendments, modifications, waivers and consents described in this subsection (i) shall not require the consent of any Lenders other than the Required Covenant Lenders;

(j) waive any condition set forth in Section 4.02 in connection with a Credit Extension to be made under the Revolving Credit Facility without the approval of the Required Revolving Lenders;

(k) amend Section 1.10 or the definition of “Alternative Currency” in a manner that could cause any Lender to be required to lend Loans in an additional currency without the written consent of such Lender; or

(l) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness, or subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness without the prior written consent of each Lender directly and adversely affected thereby;

provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder; provided that (x) the Commitment of such Lender may not be increased or extended or the principal or interest owing to such Lender reduced, or the date for payment thereof extended, without the consent of such Lender, and (y) any amendment, waiver or consent requiring the consent of all Lenders or each directly affected Lender which would affect such Lender more adversely than the other directly affected Lenders or which would amend this proviso shall require the consent of such Lender.

The Administrative Agent and the Top Borrower may (without the consent of Lenders) amend any Loan Document to the extent (but only to the extent) necessary to reflect the existence and terms of Increased Term Loan Commitments, Increased Revolving Commitments, Incremental Term Facilities, Other Term Loans, Extended Term Loans, Other Revolving Commitments and Extended Revolving Commitments (including, without limitation, such other technical amendments as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Top Borrower, to give effect to the terms and provisions of any Increased Revolving Commitments, Increased Term Loan Commitments, Incremental Term Facility, Other Term Loans, Extended Term Loans, Other Revolving Commitments and Extended Revolving Commitments). Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document. In addition, upon the effectiveness of any Refinancing Amendment, the Administrative Agent, the Top Borrower and the Lenders providing the relevant Credit Agreement Refinancing Indebtedness may amend this Agreement to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Term Commitments, Other Revolving Loans and/or Other Revolving Commitments). The Administrative Agent and the Top Borrower may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Top Borrower, to effect the terms of any Refinancing Amendment.

Notwithstanding the provisions of this Section 10.01, any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Top Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Top Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent, if a confirmation of transmittal is confirmed (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender and the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Top Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing subsection (i) of notification that such notice or communication is available and identifying the website address therefor.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Top Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Top Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Top Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(c) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d) Reliance by the Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Attorney Costs, Expenses and Taxes. The Top Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs (but limited in the case of Attorney Costs to one primary counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction), (b) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs (but limited in the case of Attorney Costs to one primary counsel and one local and regulatory counsel in each applicable jurisdiction), and (c) after the occurrence and during the continuance of an Event of Default, to pay or reimburse each Lender (subject to the second to last sentence in this Section 10.04) for all reasonable out-of-pocket costs and expenses incurred in connection with any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law, including all Attorney Costs. The foregoing costs and expenses shall include all out-of-pocket search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent. All amounts due under this Section 10.04 shall be payable within 30 days after demand therefor. In connection with any claim for reimbursement of Attorney Costs pursuant to this Agreement by more than one party, all such parties shall be represented by the one primary legal counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction, in each case, selected by such parties; provided that, if such legal counsel determines in good faith that representing all such parties is reasonably likely to result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to a party that is not available to all such parties, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each group of similarly situated affected parties shall be entitled to one additional counsel. The agreements in this Section 10.04 shall survive the termination of the Facilities and repayment of all other Obligations.

10.05 Indemnification by the Top Borrower; Reimbursement by Lenders; Waiver. The Top Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Arranger and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (with respect to legal fees, subject to the second proviso set forth below), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Top Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Top Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Top Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Top Borrower or any other Loan Party or any of the Top Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or its Related Parties, (y) result from a material breach of such Indemnitee’s or its Related Parties’ obligations hereunder or under any other Loan Document, if the Top Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that is solely among Indemnitees (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against the Administrative Agent, any Arranger or L/C Issuer in its capacity as such or other similar role). In connection with any claim for indemnification pursuant to this Agreement by more than one Indemnitee, all such Indemnitees shall be represented by the one primary legal counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction, in each case, selected by the Indemnitees; provided further that, if such legal counsel determines in good faith that representing all such Indemnitees is reasonably likely to result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each group of similarly situated affected Indemnitee shall be entitled to one additional counsel.

To the extent that the Top Borrower for any reason fails to indefeasibly pay any amount required under Section 10.04 or Section 10.05 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(c).

To the fullest extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto or their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Top Borrower’s indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. In addition, none of the Administrative Agent (and any sub-agent thereof), any Lender, any Arranger or any L/C Issuer, nor any Related Party of any of the foregoing Persons (collectively, the “Released Parties”) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Released Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Released Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

All amounts due under this Section 10.05 shall be payable within 30 days after demand therefor. The agreements in this Section shall survive after the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Facilities and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.06 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of set-off or recoupment, and such payment or the proceeds of such set-off or recoupment or any part thereof is subsequently invalidated, declared to be or avoided as fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under subsection (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void ab initio). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it under any Facility); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Commitment under any Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of any such Lender’s Commitment or Loans subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of Revolving Credit Facility, $1,000,000, in the case of any assignment in respect of any Term Facility, unless each of the Administrative Agent and the Top Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this subsection (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) unless an Event of Default pursuant to Section 8.01(a) or (f) has occurred and is continuing at the time of an assignment, the consent of the Top Borrower (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) a Term Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the same Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) except in the case of any Permitted Open Market Purchase or Term Loans purchased through Auctions pursuant to Section 2.18, any Term Loan or (following the termination of the Revolving Commitments) any Revolving Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender; provided that, with respect to an assignment of Term Loans, such consent shall be deemed to have been given if the Top Borrower has not responded within ten Business Days after receipt by the Top Borrower of notice by the Administrative Agent;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) a Term Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment or Loans in respect of the same Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) except in the case of any Permitted Open Market Purchase or Term Loans purchased through Auctions pursuant to Section 2.18, any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender;

(C) the consent of the L/C Issuer shall be required for any assignment in respect of any Revolving Credit Facility; and

(D) the consent of the Swing Line Lender shall be required for any assignment in respect of any Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to the Top Borrower or a Defaulting Lender. No such assignment shall be made (A) to the Top Borrower or any of the Top Borrower’s Affiliates or Subsidiaries (except in the case of any Permitted Open Market Purchase or Term Loans purchased through Auctions pursuant to Section 2.18) or (B) to any Defaulting Lender or to any of its Subsidiaries, or to any Person who, upon becoming a Lender, would constitute any of the foregoing Persons described in this subsection (B).

(vi) No Assignment to Natural Persons or Disqualified Lenders. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or Disqualified Lender.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Top Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the applicable Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Any Lender may at any time, without the consent of, or notice to, the Top Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender, a Disqualified Lender (to the extent that the list of Disqualified Lenders has been made available to the Lenders) or the Top Borrower or any of the Top Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that (i) reduces the fees, interest rate or principal payable directly or indirectly to such Participant

(or such Lender in respect of such Participant), (ii) increases the Commitment of such Participant (or such Lender in respect of such Participant) or (iii) extends the final maturity date for the Loans held by such Participant (or such Lender in respect of such Participant). Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(f)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided, however, that such Participant agrees to be subject to the provisions of Sections 3.06 and 10.16 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Top Borrower’s prior written consent and except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Top Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Top Borrower (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(c)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Top Borrower and the Administrative Agent and with the payment of a processing fee of $2,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Top Borrower and the Revolving Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Top Borrower shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Top Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

(i) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Top Borrower and the Revolving Lenders, resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender, the Top Borrower shall be entitled to appoint from among the Revolving Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by the Top Borrower to appoint any such successor shall affect the resignation of Bank of America as Swing Line Lender. If Bank of America resigns as Swing Line Lender, it shall retain all the rights and obligations of the Swing Line Lender hereunder with respect to all Swing Line Loans outstanding as of the effective date of its resignation as Swing Line Lender (including the right to require the Revolving Lenders to make Base Rate Committed Loans pursuant to Section 2.04(c)).

10.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective auditors, partners, directors, officers, employees, agents, advisors and representatives that need to know such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that notice of such requirement or order shall be promptly furnished to the Top Borrower to the extent practicable and legally permitted), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 10.07(f), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Top Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Top Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section, “Information” means all non-public information received from the Top Borrower or any of its Subsidiaries relating to the Top Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure to any such Person by the Top Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to the Top Borrower or any other Loan Party, any such notice being waived by the Top Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Top Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 [Reserved].

10.16 Replacement of Lenders. If the Top Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Top Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (A) terminate the Commitments and prepay the Loans (or the Commitments and Loans of such Lender under the relevant Facility) of such Lender or (B) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Top Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.07(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances under the applicable Facilities, accrued interest thereon and any accrued fees (including any amounts under Section 3.05) from (A) in the case of an assignment, (x) at the election of the Top Borrower, either the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Top Borrower or (y) the Top Borrower (in the case of all other amounts) or (B) in the case of a termination and prepayment, the Top Borrower;

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation or be terminated and prepaid if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Top Borrower to require such assignment and delegation or termination and prepayment cease to apply. No action by or consent of a Defaulting Lender or a Non-Consenting Lender shall be necessary in connection with any assignment or delegation pursuant Section 10.16(B), which assignment and delegation shall be immediately and automatically effective upon payment of the amounts described in clauses (a) and (b) above.

10.17 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST EACH BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.18 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.19 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

10.20 [Reserved].

10.21 [Reserved].

10.22 [Reserved].

10.23 [Reserved].

10.24 Electronic Execution of Assignments and Certain Other Documents. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each Borrower agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each Borrower enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Secured Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further that, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of each Borrower without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

10.25 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.26 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable;

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.27 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Top Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Top Borrower or any of its Affiliates, or any other Person in connection with the transactions contemplated hereby and by the other Loan Documents, and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Top Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Top Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Top Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.28 [Reserved].

10.29 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.30 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Top Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Top Borrower or any other Loan Party, that the Administrative Agent, the Arrangers or any of their respective Affiliates is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Documents or any documents related hereto or thereto).

10.31 Appointment of the Top Borrower.

(a) The Co-Borrower hereby irrevocably appoints and designates the Top Borrower as its agent to request Credit Extensions pursuant to this Agreement and the other Loan Documents from the Administrative Agent or any Lender in the name or on behalf of the Co-Borrower and for all purposes under the Loan Documents, including designation of interest rates, preparation and delivery of financial reports, receipt and payment of certain Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Administrative Agent and Lenders (unless otherwise specified in this Agreement).

(b) The Co-Borrower agrees that any notice, election, representation, warranty, agreement or undertaking on behalf of the Co-Borrower by the Top Borrower shall be deemed for all purposes to have been made by the Co-Borrower and shall be binding upon and enforceable against the Co-Borrower to the same extent as if made directly by the Co-Borrower.

(c) The Top Borrower hereby accepts the appointment by the Co-Borrower to act as the agent of the Co-Borrower and shall continue to act hereunder so long as this Agreement remains in effect.

10.32 Joint and Several Liability of the Borrowers.

(a) Each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents for all Obligations arising under or in connection with the Revolving Credit Facility, the Letters of Credit and the Swing Line Loans (including obligations with respect to principal, interest, fees and expenses with respect to the Revolving Credit Facility, the Letters of Credit and the Swing Line Loans (including such interest, fees, and expenses that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, and expenses are allowed claims in such proceeding) and reimbursement of amounts drawn under Letters of Credit) (collectively, the “Revolving Loan Obligations”) in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Revolving Loan Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Revolving Loan Obligations (including any Obligations arising under this Section 10.32), it being the intention of the parties hereto that all the Revolving Loan Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Revolving Loan Obligations as and when due or to perform any of the Revolving Loan Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Revolving Loan Obligations.

(d) The Obligations of each Borrower under the provisions of this Section 10.32 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement and the other Loan Documents, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of an Increased Revolving Commitment or Extended Revolving Commitments under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or any other Secured Party under or in respect of any of the Revolving Loan Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).

(f) Each Borrower represents and warrants to the Administrative Agent and the other Secured Parties that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Revolving Loan Obligations. Each Borrower further represents and warrants to the Administrative Agent and the other Secured Parties that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the other Borrowers’ financial condition, the financial condition of the other Guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Revolving Loan Obligations.

(g) Each Borrower waives all rights and defenses arising out of an election of remedies by the Administrative Agent or any other Secured Party, even though that election of remedies, such as a nonjudicial foreclosure with respect to Collateral securing a Revolving Loan Obligation, has destroyed the Administrative Agent’s or such Secured Party’s rights of subrogation and reimbursement against any Borrower.

(h) The provisions of this Section 10.32 are made for the benefit of the Administrative Agent, the other Secured Parties and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, any other Secured Party or any of their respective successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Revolving Loan Obligations hereunder or to elect any other remedy. The provisions of this Section 10.32 shall remain in effect until all of the Revolving Loan Obligations shall have been paid in full in accordance with the express terms of this Agreement. If at any time, any payment, or any part thereof, made in respect of any of the Revolving Loan Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 10.32 will forthwith be reinstated in effect, as though such payment had not been made.

(i) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or any other Secured Party with respect to any of the Revolving Loan Obligations or any Collateral securing such Revolving Loan Obligations until such time as all of the Revolving Loan Obligations have been paid in full in accordance with the terms of this Agreement. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent or any other Secured Party hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Revolving Loan Obligations, to the prior payment in full in cash of the Revolving Loan Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Revolving Loan Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(j) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to any Indebtedness owing by any Borrower to any other Borrower is hereby subordinated and postponed to the prior payment in full in cash of the Revolving Loan Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any Indebtedness of any other Borrower owing to such Borrower until the Revolving Loan Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness, subject to any Customary Intercreditor Agreement then in effect, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent, and such Borrower shall deliver any such amounts to the Administrative Agent for application to the Revolving Loan Obligations.

(k) Each Borrower hereby agrees that, to the extent any Borrower shall have paid more than its proportionate share of any payment made hereunder, such Borrower shall be entitled to seek and receive contribution from and against any other Borrower hereunder which has not paid its proportionate share of such payment, in an amount not to exceed the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors as determined in any action or proceeding involving any state corporate, limited partnership or limited liability law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally. Each such Borrower’s right of contribution shall be subject to the terms and conditions of clauses (i) and (j) of this Section 10.32. The provisions of this clause (k) shall in no respect limit the obligations and liabilities of any Borrower to the Administrative Agent and the other Secured Parties, and each Borrower shall remain liable to the Administrative Agent and the Secured Parties for the full amount such Borrower agreed to repay hereunder.

[Signature pages omitted.]

Appendix B

Exhibit A to Amended Credit Agreement

[See attached]

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:      , 1

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 30, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Viad Corp, a Delaware corporation (the “Top Borrower”), Brewster Inc., an Alberta corporation (the “Co-Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The name of the undersigned Borrower for whose account the Borrowing is requested is      .

The undersigned hereby requests (select one):

☐	A Borrowing of Committed Loans

☐	A conversion of Committed Loans

☐	A continuation of [Term SOFR][Eurocurrency Rate] [Alternative Currency Term Rate] [SONIA Rate] [EURIBO Rate] Loans

1. On       (a Business Day).

2. In the amount of [$][C$][€][£]    .2

[1]

To be received by the Administrative Agent not later than 12:00 p.m. or, with respect to any Borrowing of, conversion to or continuation of Alternative Currency Term Rate Loans, 10:00 a.m (i) three Business Days prior to the requested date of any Committed Borrowing of, conversion to or continuation of Term SOFR Loans, or of any conversion of Base Rate Committed Loans to Term SOFR Loans, (ii) three Business Days prior to the requested date of any Borrowing of or continuation of Eurocurrency Rate Loans denominated in an Alternative Currency, Alternative Currency Term Rate Loans, EURIBO Rate Loans or SONIA Rate Loans; and (iii) on the requested date of any Borrowing of or conversion of Term SOFR Loans to Base Rate Committed Loans; provided, however, that, if the applicable Borrower wishes to request Term SOFR Loans, Eurocurrency Rate Loans, Alternative Currency Term Rate Loans or EURIBO Rate Loans having an Interest Period other than one, three or (other than with respect to Alternative Currency Term Rate Loans) six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. five Business Days prior to the requested date of such Committed Borrowing, conversion (in the case of Committed Loans denominated in Dollars) or continuation.

[2]

Each Committed Borrowing of, conversion to (in the case of Committed Loans denominated in Dollars) or continuation of Term SOFR Loans, Eurocurrency Rate Loans, Alternative Currency Term Rate Loans, EURIBO Rate Loans or SONIA Rate Loans, shall be in a principal amount of the Dollar Equivalent of $1,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof or such other amount as corresponds to any Term Loan amortization payment. Except as provided in Sections 2.03(c) and 2.04(c) of the Credit Agreement, each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or such other amount as corresponds to any Term Loan amortization payment.

3. Comprised of [Type of Committed Loan requested] under the [Insert Type of Facility].

4. Currency      .

5. For [Term SOFR] [Eurocurrency Rate] [Alternative Currency Term Rate] [SONIA Rate] [EURIBO Rate] Loans: with an Interest Period to       (date).

[The Committed Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(a) of the Agreement.]3

[VIAD CORP][BREWSTER INC.]

By:
Name:
Title:

[3]	To be inserted during the Availability Period with respect to any Borrowing of Revolving Loans.